As filed with the Securities and Exchange Commission on March 16, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SINO GAS INTERNATIONAL HOLDINGS, INC.
(Name of small business issuer in its charter)

Utah	4923	32-0028823
(State or	(Primary Standard Industrial	(IRS Employer Identification
Jurisdiction of Incorporation or	Classification Code Number)	Number)
Organization)

The Farmhouse
558 Lime Rock Road
Lime Rock, Connecticut 06039
Telephone: (860) 435-7000

(Address and telephone number of principal executive offices)

Sino Gas International Holdings, Inc.
c/o Beijing Zhong Ran Wei Ye Gas Co., Ltd.
No.18 Zhong Guan Cun Dong St.
Haidian District
Beijing, P. R. China 100083
011-86-10-82600527

(Address of principal place of business or intended principal place of business)

Darren L. Ofsink, Esq.
Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022
(212) 371-8008

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

Title of each Class of Securities to be Registered	Dollar Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	5,757,088(1)	$6.75(2)	$5,757,088(2)	$176.74

(1) This registration statement relates to the resale by the selling shareholders named in this registration statement of up to 852,902 shares of our common stock.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933,using the average of the bid and ask prices as of March 12, 2007 of $6.75 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER AND SALE IS NOT PERMITTED.

DATED MARCH 16, 2007

PROSPECTUS

SINO GAS INTERNATIONAL HOLDINGS, INC.

Common Stock

This prospectus relates to the offer and sale by the selling shareholders named in the table under the caption “Selling Shareholders” of up to 852,902 shares of our common stock.

We will not receive any of the proceeds from sales of the shares by the selling shareholders. However, if the selling shareholders decide to exercise their warrants, we will receive the net proceeds of the exercise of outstanding warrants held by the selling shareholders. We will pay all expenses of registration incurred in connection with this offering, but the selling shareholders will pay all of the selling commissions, brokerage fees and related expenses. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.

The selling shareholders may, but are not obligated to, offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

Our common stock is currently quoted on the National Association of Securities Dealers' Over-the-Counter Bulletin Board under the symbol “SGAS.” As of March 12, 2007, the last reported bid price of our common stock was $5.00 per share and the last reported ask price was $8.50 per share. There is a limited market in our common stock.

On November 17, 2006, we effected a 304.44-for-1 reverse stock-split of our common stock and changed our corporate name to Sino Gas International Holdings, Inc. Except as otherwise stated or unless the context otherwise requires, all share information in this prospectus gives effect to the reverse stock-split.

 We cannot give you any assurance that an active trading market in our common stock will develop, or if an active market does develop, that it will continue.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 9.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 16, 2007

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell and seeking offers to buy shares of our common stock, including shares they will acquire upon conversion of our Series A and B convertible preferred stock and shares they may acquire upon exercise of warrants, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling shareholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling shareholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

TABLE OF CONTENTS

Cautionary Note Regarding Forward-Looking Statements and Other Information Contained in this Prospectus	2
Prospectus Summary	3
Risk Factors	9
Use of Proceeds	19
Plan of Distribution	19
Legal Proceedings	21
Directors and Executive Officers, Promoters and Control Persons	21
Security Ownership of Certain Beneficial Owners and Management	23
Description of Securities	27
Interest of Named Experts and Counsel	29
Disclosure of Commission Position on Indemnification
for Securities Act Liabilities	30
Organization and Business of the Company	30
Description of Business	37
Management's Discussion and Analysis of Financial Condition
and Results of Operations	54
Description of Properties	69
Certain Relationships and Related Transactions	71
Market for Our Common Stock and Related Shareholder Matters	73
Executive Compensation	74
Selling Shareholders	74
Changes in and Disagreements with Accountants	77
Where You Can Find More Information	77
Legal Matters	77
Experts	77
Financial Statements	78
Index to Exhibits	II-1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER
INFORMATION CONTAINED IN THIS PROSPECTUS

Our disclosure and analysis in this prospectus contains some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, including, in particular, future sales, demand, the market for natural gas in the People's Republic of China, competition, exchange rate fluctuations and the effect of economic conditions include forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Exchange Act.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

Investors are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our reports on Form 10-KSB, Form 10-QSB, Form 8-K, or their successors. We also note that we have provided a cautionary discussion of risks and uncertainties under the caption "Risk Factors" in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us which we believe is accurate. We have not reviewed or included data from all sources, and cannot assure stockholders of the accuracy or completeness of the data included in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to the “PRC” or “China” are to the People’s Republic of China. References to "yuan" or "RMB" are to the Chinese yuan (also known as the renminbi). According to the currency exchange website www.xe.com, on March 12, 2007, $1.00 = 7.74730 yuan.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including "Risk Factors" and the financial statements and the related notes, before making an investment decision. Except as otherwise specifically stated or unless the context otherwise requires, "we," "our" and "us" refer collectively to Sino Gas International Holdings, Inc. (“Sino Gas”), GAS Investment China Co., Ltd. (“Gas (BVI)”), a company organized under the laws of the British Virgin Islands and a wholly-owned subsidiary of Sino Gas, Beijing Zhong Ran Wei Ye Gas Co. Ltd. (“Beijing Gas”), a limited liability company organized under the laws of the People's Republic of China and a wholly-owned subsidiary of Gas (BVI), and the subsidiaries of Beijing Gas. All share and per share information concerning our common stock gives effect to a 304.44-for-1 reverse stock-split effected on November 17, 2006. Except as otherwise specifically stated or unless the context otherwise requires, “Beijing Gas” refers collectively to Beijing Gas and the subsidiaries of Beijing Gas.

Our Company and Business

We were incorporated under the laws of the State of Utah on August 19, 1983 as Evica Resources, Inc. On April 5, 1984, we changed our name to American Arms, Inc. and commenced the manufacture and sale of weapons and laser sights. On April 12, 1988, we changed our name to American Industries, Inc., as we were no longer engaged in the manufacturing and sale of weapons and laser sights. American Industries, Inc. was in the business of providing room safes for hotel rooms.

On February 19, 2002, we formed a subsidiary corporation named Pegasus Tel, Inc. under the laws of the State of Delaware to enter into the telecommunications business. On March 28, 2002, Pegasus Tel, Inc. merged with Pegasus Communications, Inc., a New York corporation, with Pegasus Tel, Inc. as the surviving entity. On January 14, 2002 we purchased payphone assets consisting of 29 payphones and associated equipment from the Margaretville Telephone Company for $11,600.00. On May 21, 2002, we changed our name to Dolce Ventures, Inc.

On September 7, 2006, we consummated a share exchange transaction with the shareholders of Gas (BVI), whereby we exchanged 14,361,646 shares of our series A convertible preferred stock, par value $0.001 per share for all of the issued and outstanding stock of Gas (BVI) held by the shareholders of Gas (BVI). As a result of the share exchange transaction, Gas (BVI) became our wholly-owned subsidiary, and Beijing Gas became our indirectly wholly-owned subsidiary. In addition, as a result of the share exchange transaction, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act and are now engaged in the development of natural gas distribution systems and the distribution and supply of natural gas in the PRC.

On November 17, 2006, we changed our name to Sino Gas International Holdings, Inc., announced our new trading symbol, “SGAS,” and effected a 304.44-for-1 reverse stock split.

We consummated two private financing transactions on September 7, 2006 and October 20, 2006, respectively, in which we issued an aggregate of 4,023,268 shares of our series B convertible preferred stock, and warrants to purchase an aggregate of 13,257,293 shares of our common stock, in exchange for $9,281,600 gross cash proceeds. The two private financing transactions were consummated on substantially the same terms and conditions. The share exchange transaction and our private financing transactions are collectively referred to hereafter as the “reverse merger transaction”. Please refer to the section titled “Recent Developments” under “Organization and Business of the Company” for additional information regarding the reverse merger transaction.

As a result of the consummation of the reverse merger transaction, we are now engaged in the development of natural gas distribution systems in small- and medium-sized cities in the PRC, as well as the distribution of natural gas to residential, commercial and industrial customers in the PRC, through our indirectly-owned subsidiaries in the PRC, Beijing Gas and its subsidiaries. We still own Pegasus Tel, but plan to spin it off in the form of a dividend to our shareholders of record as of August 30, 2006.

We own and operate 23 natural gas distribution systems serving approximately 63,000 residential and eight commercial and industrial customers. Our facilities include approximately 700 kilometers of pipeline and delivery networks with a designed daily capacity of approximately 70,000 cubic meters of natural gas.  As of the date of this prospectus, we are constructing an additional four natural gas distribution systems. We own and operate natural gas distribution systems primarily in Hebei, Jiangsu, Shandong and Anhui provinces in the PRC.

Recent acquisitions

On December 13, 2006, Beijing Gas entered into a stock transfer agreement with the shareholders of Zhangjiakou City Xiahuayuan Jinli Gas Ltd. Co., a limited liability company organized under the laws of the PRC (“Xiahuayuan Jinli”), under which Beijing Gas acquired all the capital stock of Xiahuayuan Jinli for a purchase price of two million RMB (or approximately $258,000) in cash. Xiahuayuan Jinli is now a wholly-owned subsidiary of Beijing Gas. Xiahuayuan Jinli is a small regional natural gas distributor in Hebei Province, PRC.

Also on December 13, 2006, Beijing Gas entered into a stock transfer agreement with Yuxian Jinli Gas Ltd. Co. (“Yuxian Jinli”), a limited liability company organized under the laws of the PRC, under which Beijing Gas acquired all the capital stock of Yuxian Jinli for a purchase price of 9.5 million RMB (or approximately $1,227,000) in cash. All the capital stock of Xiahuayuan Jinli and that of Yuxian Jinli were held by the same shareholders immediately prior to the signing of these agreements. Yuxian Jinli is now a wholly-owned subsidiary of Beijing Gas. Yuan Jinli is a small regional natural gas distributor in Hebei Province, PRC.

On January 15, 2007, Beijing Gas entered into a stock transfer agreement with the shareholders of Beijing Chenguang Gas Ltd., Co., a limited liability company organized under the laws of the PRC, under which Beijing Gas is to acquire all the capital stock of Beijing Chenguang for a purchase price of 26 million RMB (or approximately $3.35 million) in cash. Beijing Chenguang is primarily engaged in the development, transfer and licensing of technologies used in natural gas purification, compression and transportation, as well as the installation of natural gas equipment and the supply of natural gas.

Under the Beijing Chenguang agreement, we are paying the stock purchase price in installments. We paid the first installment, in the amount of ten million RMB, on or about January 22, 2007. We will pay the second installment, also in the amount of ten million RMB, within 20 business days of completion by the selling shareholders of all government and legal procedures required for the sale. We will pay the remaining six million RMB on or prior to April 30, 2007. The agreement requires that all government and legal procedures required for the sale must be completed by the selling shareholders, and the title to the shares must be transferred to Beijing Gas, within 20 business days of the selling shareholders’ receiving the first installment of the purchase price.

Pursuant to the agreement, Beijing Gas acquired 100% of the capital stock of Beijing Chenguang on or about February 12, 2007. The PRC legal procedures required to complete the transaction have not been completed, and only a portion of the purchase price has been paid. Unless otherwise indicated, the information presented in this prospectus reflects Beijing Chenguang’s status as our wholly-owned subsidiary.

One of the selling shareholders under the Beijing Chenguang agreement, Mr. Zhou Zhi Cheng, has been our Chief Operating Officer since October 19, 2006. Mr. Zhou owned 30% of the Beijing Chenguang stock immediately prior to the signing of the Beijing Chenguang agreement. Mr. Zhou is also a shareholder and legal representative of another selling shareholder, Beijing Chenguang Weizhong Management Technology Consulting Ltd., Co., which owned 10% of the Beijing Chenguang stock immediately prior to the signing of the agreement.

Set forth below is our current corporate structure:

(1) The subsidiaries of Beijing Gas are set forth below:

Subsidiary	Beijing Gas’s Equity Interest
Yu Tian county Zhong Ran Wei Ye Gas Ltd.	90%
Ning Jing Wei Ye Gas Ltd.	95%
Xing Tang County Wei ye Gas Ltd.	95%
Lin Zhang County Wei Ye Gas Ltd.	85%
Jin Zhou Wei Ye Gas Ltd.	95%
Wu Qiao County Gas Ltd.	95%
Long Yao County Zhong Ran Wei Ye Gas Ltd.	95%
Shen Zhou Wei Ye Gas Ltd.	95%
Pei County Wei Ye Gas Ltd.	90%
Si Hong Wei Ye Gas Ltd.	95%
Si Shui Wei Ye Gas Ltd.	95%
Lang Fang Development Zone Wei Ye Dangerous Goods Transportation Ltd.	95%
Beijing Zhong Ran Xiang Ke Gas Technology Ltd.	40%
Zhangjiakou City Xiahuayuan Jinli Gas Ltd. Co.	100%
Yuxian Jinli Gas Ltd. Co.	100%
Beijing Chenguang Gas Ltd., Co.	100%

Our Objectives, Strategies and Risks

Our business objectives are to increase our market share and become a leading distributor of natural gas in the PRC. To achieve these business objectives, our strategy involves a four-part plan: (i) serve smaller cities each with a population of no more than one million, where there is little competition to obtain a franchise, and where our franchise grants us exclusivity; (ii) contract for long term supplies of natural gas on favorable prices and terms; (iii) finance our business operations using a well-designed financing plan that will give us a favorable cost of capital; and (iv) employ the best management.

The successful implementation and execution of our strategies are subject to a series of risks and uncertainties, which include:

•	Our ability to identify new operation locations and obtain long-term exclusive gas distribution rights from local governments;

•	Our ability to raise capital to fund the construction of our gas distribution network and related facilities to connect our end users to our gas distribution network;

•	Our ability to secure natural gas supply from our suppliers;

•	Our ability to attract, retain and motivate qualified management personnel.

Please see the "Risk Factors" and other information included in this prospectus for a further discussion of these risks and uncertainties.

Reverse Stock-Split

In connection with the reverse merger transaction, on November 17, 2006, we effected a 304.44-for-1 reverse stock-split of our common stock. Each share of our series A convertible preferred stock was automatically converted into one share of our common stock upon the effectiveness of the reverse stock-split. Each share of the series B convertible preferred stock will, from time to time following the reverse stock-split, at the option of the holder, convert into one share of our common stock. In order to preserve round lot holders, or holders owning at least 100 shares, our board exercised its sole discretion to provide special treatment to round lot holders, such that each holder of at least 15,222 but less than 30,444 shares of our common stock before the reverse stock-split received 100 shares of our common stock upon the effectiveness of the reverse stock-split.

Following the reverse stock-split and as of the date of this prospectus, we have outstanding:

•	14,920,346 shares of our common stock;

•	3,795,571 shares of series B convertible preferred stock;

•	warrants to purchase 3,854,599 shares of common stock at the exercise price of $3.84 per share;

•	warrants to purchase 1,693,723 shares of common stock at the exercise price of $5.48 per share;

•	warrants to purchase 3,083,588 shares of common stock at the exercise price of $3.01 per share for a period of twelve months following the issuance of the warrants;

•	warrants to purchase 3,083,588 shares of common stock at the exercise price of $4.22 per share; and

•	warrants to purchase 1,541,794 shares of common stock at the exercise price of $6.03 per share.

Corporate Name Change

Simultaneously with the reverse stock-split described above, we changed our corporate name from “Dolce Ventures, Inc.” to “Sino Gas International Holdings, Inc.”

Location of Our Offices

Our U.S. offices are located at 558 Lime Rock Road, Lime Rock, Connecticut, 06039 and our telephone number is (860) 435-7000. Beijing Gas’s principal place of business is located at c/o Beijing Zhong Ran Wei Ye Gas Co., Ltd., No.18 Zhong Guan Cun Dong St. Haidian District, Beijing, P. R. China 100083.

The Offering

This prospectus relates to the resale of shares of our common stock by the selling shareholders named in the table under "Selling Shareholders." The following table sets forth information about the shares being offered for resale under this prospectus. The share information presented below gives effect to the 304.44-for-1 reverse stock-split effected on November 17, 2006.

Common stock outstanding prior to this offering	14,920,346 shares

Common stock offered by us	0 shares

Total shares of common stock offered by Selling Shareholders	852,902 shares (1)

Common stock to be outstanding after the offering	15,773,246 shares (2)

Use of Proceeds
We will not receive any of the proceeds from the sale of the shares owned by the selling shareholders. However, we will receive the net proceeds from the exercise of the warrants by the selling shareholders to acquire shares offered under this prospectus. We intend to use any proceeds we receive from the exercise of warrants for working capital and other general corporate purposes. We cannot assure you that any of the warrants will ever be exercised for cash, if at all.

Our OTC Bulletin Board Trading Symbol	SGAS

Risk Factors	See "Risk Factors" beginning on page 9 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

(1)
The selling shareholders acquired an aggregate of 3,387,426 shares of our series B convertible preferred stock and related warrants to purchase 13,257,293 shares of our common stock for a total purchase price of $9,281,600 in two private financing transactions closed on September 7, 2006 and October 20, 2006, respectively. Each share of the series B convertible preferred stock will, at the option of the holder, convert into one share of our common stock (after adjustment for and upon the effectiveness of a reverse stock-split). The first group of selling shareholders acquired an aggregate of 2,509,782 shares of our series B convertible preferred stock, together with warrants to purchase an additional 9,943,454 shares of common stock, in a private financing transaction closed on September 7, 2006 for a total purchase price of $6,876,800. The second group of selling shareholders acquired an aggregate of 877,644 shares of our series B convertible preferred stock, together with warrants to purchase an additional 3,313,839 shares of common stock, in a private financing transaction closed on October 20, 2006 for a total purchase price of $2,404,800. Only a portion of the shares held by the selling shareholders are being registered by the registration statement of which this prospectus forms a part. The unregistered shares of the selling shareholders may not be sold unless and until they have been registered with the SEC or they qualify for an exemption from registration. This prospectus is not an offer to sell, and is not soliciting an offer to purchase, any unregistered shares of the selling shareholders. Please refer to “Recent Developments” under the section titled “Organization and Business of the Company” of this prospectus for more details of these private financing transactions.

(2)	Assumes conversion by the selling shareholders of 852,902 series B convertible preferred shares into an equal number of shares of our common stock.

Sales by Selling Security Holders

The selling shareholders named in the table under the caption “Selling Shareholders” may offer the shares of common stock which they acquired upon conversion of our series A or B convertible preferred stock or will acquire upon conversion of our Series B convertible preferred stock, as the case may be, and the shares which they may acquire upon the exercise of warrants described in this prospectus in varying amounts and transactions so long as this prospectus is then current under the rules of the SEC and we have not withdrawn the registration statement. The offering of common stock may be through the facilities of the over-the-counter Bulletin Board or such other exchange or reporting system where our common stock may be traded. Brokerage commissions may be paid and discounts are allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers. To our knowledge, as of the date of this prospectus, no one has made any arrangements with a broker or dealer concerning the offer or sale of our common stock. Please refer to the section titled "Plan of Distribution" and the section titled “Selling Security Holders” of this prospectus for additional information regarding the selling shareholders.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock.

Risks Related to the Business of Beijing Gas

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We commenced our current line of business operations in 2003. Our limited operating history may not provide a meaningful basis on which to evaluate our business. Although our revenues have grown rapidly since inception, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

•	raise adequate capital for expansion and operations;

•	implement our business model and strategy and adapt and modify them as needed;

•	increase awareness of our brands, protect our reputation and develop customer loyalty;

•	manage our expanding operations and service offerings, including the integration of any future acquisitions;

•	maintain adequate control of our expenses;

•  anticipate and adapt to changing conditions in the natural gas utility market in which we operate as well as the impact of any changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

Our failure to compete effectively may adversely affect our ability to generate revenue.

We compete primarily on the basis of our ability to secure long-term supply contracts with major natural gas suppliers, and franchise agreements with local government entities in small- and medium-sized cities that allow us the exclusive rights to develop natural gas distribution networks and supply natural gas in these cities. There can be no assurance that such contracts and franchises will be available to us in new areas as we attempt to expand or that our competitors will negotiate more favorable arrangements. We expect that we will be required to continue to invest in building natural gas distribution infrastructure. Our business requires large amounts of working capital to fund our operations. Our competitors may have better resources and better strategies to raise capital which could have a material adverse effect on our business, results of operations and financial condition.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our continued growth is dependent upon our ability to generate more revenue from our existing distribution systems and raise capital from outside sources. We believe that in order to continue to capture additional market share, we will have to raise more capital to fund the construction and installation of the natural gas distribution network for our customers under existing contracts and for additional customers. In the future we may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability. Our ability to obtain acceptable financing at any time may depend on a number of factors, including:

•	our financial condition and results of operations,

•	the condition of the PRC economy and the natural gas industry in the PRC, and

•	conditions in relevant financial markets in the United States, the PRC and elsewhere in the world.

We may not be able to effectively control and manage our growth.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding natural gas distribution network and service offerings and in integrating acquired businesses with our own. Such eventualities will increase demands on our existing management, workforce and facilities. Failure to satisfy such increased demands could interrupt or adversely affect our operations and cause delay in construction and installation of gas distribution systems, longer operation location completion cycle, and administrative inefficiencies.

If we are unable to successfully complete and integrate new operational locations in a timely manner, our growth strategy could be adversely impacted.

An important element of our growth strategy has been and is expected to continue to develop operational locations in small- and medium-sized cities. However, integrating businesses involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems relating to assimilating and retaining the employees of the acquired business, accounting issues that arise in connection with the acquisition, challenges in retaining customers, and potential adverse short-term effects on operating results. In addition, we may incur debt to finance future operational locations, and we may issue securities in connection with future operational locations that may dilute the holdings of our current or future stockholders. If we are unable to successfully complete and integrate new operational locations in a timely manner, our business, growth strategy and financial results could be materially and adversely impacted.

We depend on a concentration of natural gas suppliers. Any significant fluctuation in price of our raw materials may have a material adverse effect on the manufacturing cost of our products.

As we do not own natural gas reserves, we enter into supply contracts. Therefore, gas availability is subject to risks of contract fulfillment from counterparties. In the event that our current suppliers are unable to provide us with the natural gas we require, we may be unable to find alternate sources, or find alternate sources at reasonable prices. In such an event, our business and financial results would be materially and adversely affected.

The price of natural gas is subject to government regulations and market conditions.

The price of natural gas is subject to government regulations and market conditions in the PRC. While we have not experienced any shortage of supply in the past, we cannot assure you that natural gas will continue to be procured at the prices currently available or acceptable to us. Although the price for natural gas has not varied significantly in the past, we can not assure you that it will not vary significantly in the future. Numerous factors, most of which are beyond our control, drive the price and supply of natural gas. Some of these factors are: general economic conditions, industry capacity utilization and government regulations. Even though we may generally be able to pass on a higher gas price to our customers, a higher price will curb the consumption of natural gas by our customers and our future profitability may be adversely affected as a result.

Our success depends on our ability to identify and develop operational locations and negotiate and enter into favorable franchise agreements with local governments at the operation locations.

Our success depends on our ability to identify new operational locations and negotiate and enter into favorable franchise agreements with local governments of the operational locations that grant us long-term exclusive right to development the natural gas distribution network and supply natural gas in the operational location. Our failure to identify and develop new operational locations and obtain the exclusive rights to be the developer of natural gas distribution networks and distribute natural gas in such operational locations would curb our revenue growth and may adversely impact our financial condition and operating results.

Our success depends on our ability to obtain large industrial supply contracts and master residential supply contracts with large quantity of end users.

Our success depends on our ability to obtain large industrial supply contracts and master residential supply contracts with a large quantity of end users. Our failure to obtain large industrial supply contracts and master residential supply contracts with a large quantity of end users will adversely affect our ability to generate revenue and our growth potential and may adversely impact our financial condition and operating results.

We are responsible for the indemnification of our officers and directors.

Our articles of incorporation provide for the indemnification and/or exculpation of our directors, officers, employees, agents and other entities which deal with it to the maximum extent provided, and under the terms provided, by the laws and decisions of the courts of the state of Utah, and by any additional applicable federal or state law or court decisions. This indemnification policy could result in substantial expenditures, which we may be unable to recoup, which could adversely affect our business and financial conditions.

Our natural gas operations are subject to particular operational and market risks that could lead to an interruption in gas supply.

Our operations are subject to the inherent risks normally associated with natural gas operations, including pipeline ruptures, damage to tanker trucks or assets related to electricity generation, explosions, pollution, release of toxic substances, fires, adverse weather conditions, third party failure to fulfill contracts, sabotage and accidental damage to our gas distribution network and other hazards and force majeure events, each of which could result in damage to or destruction of our facilities or damages to persons and property. If the operations of our existing suppliers are disrupted, we may have to increase our purchases from other suppliers. Events such as explosion and sabotage to pipelines, damage to tanks, or other events are unpredictable and cause interruptions in our gas supply, which would materially and adversely affect our business and financial condition.

Prices of natural gas can be subject to significant fluctuations, which may affect our ability to provide supplies to our customers.

While our costs for natural gas are strictly controlled by the PRC government and have remained stable over the past 3 years, the price of natural gas can fluctuate in response to changing national or international market forces such as domestic and international political events, wars, OPEC actions, industry economics over the long term and other factors. Accordingly, price levels of natural gas may rise or fall significantly over the short to medium term which may materially and adversely affect our business and financial condition.

Our natural gas operations are highly risky and we may be subject to civil liabilities as a result of our regular natural gas operations.

Our operations are subject to potential hazards incident to the gathering, processing, separation, storage and delivery of natural gas, such as pipeline ruptures, explosions, product spills, leaks, emissions and fires. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage, and may result in curtailment or suspension of operations at the affected facility. Consequently, we may face civil liabilities in the ordinary course of our business. These liabilities may result in us being required to make indemnification payments in accordance with the applicable contracts and regulations. At present, we do not carry any insurance to cover such liabilities in the ordinary course of our business. Although we have not faced any civil liabilities historically in the ordinary course of our natural gas operations, there is no assurance that we will not face such liabilities in the future. If such liabilities occur in the future, they may adversely and materially affect our operations and financial condition.

Changes in the regulatory atmosphere could adversely affect our business.

The distribution of natural gas and operations of filling stations are highly regulated in the PRC requiring registrations for the issuance of licenses required by various governing authorities in the PRC. In addition, there are various standards that must be met for filling stations including handling and storage of natural gas, tanker handling, and compressor operation which are regulated. The costs of complying with regulations in the future may harm our business. Furthermore, future changes in environmental laws and regulations could occur that result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

We may not be able to effectively protect our proprietary technology, which could harm our business and competitive position.

Our success depends, in part, on our ability to protect our proprietary technologies. At present, we use an unpatented proprietary natural gas compression process that allows us to effectively and economically compress natural gas and distribute it. This process was developed by us based on a patented technology co-owned by our President and Chief Executive Officer, Mr. Yu-Chuan Liu, and another individual. We cannot assure you that we are, and will be able to effectively protect our technology, and our current or potential competitors do not have, and will not obtain or develop similar compression process, the occurrence of either of which could harm our business and competitive position. See “We may be exposed to intellectual property infringement and other claims by third parties, which, if successful, could cause us to pay significant damage awards and incur other costs.”

Implementation of PRC intellectual property-related laws has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in the PRC may not be as effective as in the United States or other countries. Policing unauthorized use of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation may require significant expenditure of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, competitive position, business prospects and reputation.

We may be exposed to intellectual property infringement and other claims by third parties, which, if successful, could cause us to pay significant damage awards and incur other costs.

At present, we use an unpatented, proprietary natural gas compression process that allows us to effectively and economically compress natural gas and distribute it. This process was developed by us based on a patented technology co-owned by our President and Chief Executive Officer, Mr. Yu-Chuan Liu, and another individual. In developing the process, we did not obtain and have not obtained authorization from such individual to use the patented technology. We believe that the technology we use is significantly improved and distinguished from the original patented technology, and any infringement claim related to the original patented technology would be unlikely to succeed. However, we cannot assure you that our assessment is and will be correct. In addition, as litigation becomes more common in the PRC in resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims. The validity and scope of claims relating to natural gas compression technology and related devices and machines patents involve complex technical, legal and factual questions and analysis and, therefore, may be highly uncertain. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability, including damage awards, to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions preventing the manufacture and sale of our products. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

To the knowledge of our management team, neither the construction of natural gas distribution systems nor the sale and distribution of natural gas constitute activities that require our operation to comply with the PRC environmental laws other than the PRC environmental laws of general applicability. It has not been alleged that we have violated any current environmental regulations by the PRC government officials; however, there can be no assurance that the PRC government will not amend its current environmental protection laws and regulations. Our business and operating results could be materially and adversely affected if we were to increase expenditures to comply with environmental regulations affecting our operations.

We do not have key man insurance on our Chairman and CEO, Mr. Liu, on whom we rely for the management of our business.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Liu, Yu Chuan. The loss of the services of Mr. Liu, for any reason, may have a material adverse effect on our business and prospects. We cannot assure you that the services of Mr. Liu will continue to be available to us, or that we will be able to find a suitable replacement for Mr. Liu. We do not carry key man life insurance for any key personnel.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

Our future success depends heavily upon the continuing services of the members of our senior management team, in particular our President and Chief Executive Officer, Mr. Liu Yu Chuan; our Marketing Director, Zhong Zhi Min; our Vice President and Chief Engineer, Bian Shu Kui; and our Chief Financial Officer, Chen Fang. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and senior technology personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior technology personnel, or attract and retain high-quality senior executives or senior technology personnel in the future. Such failure could materially and adversely affect our future growth and financial condition.

We do not presently maintain product liability insurance, and our property equipment insurance does not cover their full value, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance. While product liability lawsuits in the PRC are rare and we have never experienced significant failures of our products, we cannot assure you that we would not face liability in the event of the failure of any of our products. We do not carry any property insurance to cover our real property, natural gas pipelines, storage facilities and equipment, nor do we have other insurance such as business liability or disruption insurance coverage for our operations in the PRC.

We have purchased automobile insurance with third party liability coverage for our vehicles.

We do not maintain a reserve fund for warranty or defective equipment claims. Our costs could substantially increase if we experience a significant number of warranty claims.

Currently, we provide one year service warranty to our customers after we have installed the gas distribution systems and commenced gas supply for them. The warranties require us to repair and replace defective components. Historically, we have received a very limited number of warranty claims for our products. Consequently, the costs associated with our warranty claims have historically been low. Therefore we have not established any reserve funds for potential warranty claims. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, it would have a material adverse effect on our financial condition and results of operations.

Risks Related to Doing Business in the PRC.

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

The PRC’s economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, we cannot assure you that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

We are a holding company. All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The solar hot water and renewable energy industry in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for solar hot water heaters and boilers. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

Beijing Gas is subject to restrictions on paying dividends and making other payments to us.

We are a holding company incorporated in the State of Utah and do not have any assets or conduct any business operations other than our investments in our subsidiaries. As a result of our holding company structure, we rely primarily on dividends payments from our subsidiary in China. However, PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiary and affiliated entity in China are also required to set aside a portion of their after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “Government control of currency conversion may affect the value of your investment.” Furthermore, if our subsidiary or affiliated entity in China incurs debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiary is unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its decade-old policy pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 2.0% appreciation of the RMB against the U.S. dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

Recent PRC State Administration of Foreign Exchange (“SAFE”) Regulations regarding offshore financing activities by PRC residents, have undertaken continuous changes which may increase the administrative burden we face and create regulatory uncertainties that could adversely affect the implementation of our acquisition strategy, and a failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

Recent regulations promulgated by the PRC State Administration of Foreign Exchange, or SAFE, regarding offshore financing activities by PRC residents have undergone a number of changes which may increase the administrative burden we face. The failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

In 2005, SAFE promulgated regulations in the form of public notices, which require registrations with, and approval from, SAFE on direct or indirect offshore investment activities by PRC resident individuals. The SAFE regulations require that if an offshore company directly or indirectly formed by or controlled by PRC resident individuals, known as “SPC”, intends to acquire a PRC company, such acquisition will be subject to strict examination by the SAFE. Without registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise. Gas (BVI) is deemed a SPC under these SAFE regulations. As such, our shareholders who are PRC residents must comply with the registration and disclosure requirements provided thereunder. As of the date hereof, Mr. Liu Yu Chuan, our President, Chief Executive Officer and Chairman of the Board, has completed the registration with the SAFE and has been issued a SAFE certificate in August 2006. We are in the process of determining whether there are additional shareholders who are subject to the SAFE regulations and whose compliance status will have a material effect on our ability to remit any of our profits out of the PRC as dividends or otherwise.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our operations.

A renewed outbreak of SARS or another widespread public health problem in the PRC, where all of the Company’s revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our offices that would adversely disrupt our operations.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Because our principal assets are located outside of the United States and nearly all of our directors and all our officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. Federal Securities Laws against us and our officers and some directors in the U.S. or to enforce U.S. Court Judgment against us or them in the PRC.

Four of our five directors and all of our officers reside outside of the United States. In addition, our operating subsidiaries are located in the PRC and substantially all of our assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the U.S. Federal securities laws or otherwise.

We may face obstacles from the communist system in the PRC.

Foreign companies conducting operations in PRC face significant political, economic and legal risks. The Communist regime in the PRC, including a cumbersome bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Risks Related to Our Common Stock.

Our officers, directors and affiliates control us through their positions and stock ownership and their interests may differ from other stockholders.

Our officers, directors and affiliates beneficially own approximately 64.87% (prior to the 304.44-for-one reverse split) and 89.94% (after the 304.44-for-one reverse split) of our Common Stock. Liu Yu Chuan, our Chairman, President and Chief Executive Officer, beneficially owns approximately 32.71% (prior to the 304.44-for-one reverse split) and 45.14% (after the 304.44-for-one reverse split) of our Common Stock. As a result, Mr. Liu is able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporation transactions including business combinations. Yet Mr. Liu’s interests may differ from other stockholders. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock. Please refer to “Security Ownership of Certain Beneficial Owners and Management” of this prospectus for more information regarding beneficial ownership of securities of our management.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

There is currently a limited trading market for our common stock.

Our common stock is quoted on the National Association of Securities Dealers’ over-the-counter Bulletin Board. However, our bid and asked quotations have not regularly appeared on the OTC Bulletin Board for any consistent period of time. There is no established trading market for our common stock and our common stock may never be included for trading on any stock exchange or through any other quotation system (including, without limitation, the NASDQ Stock Market). You may not be able to sell your shares due to the absence of a trading market.

Our common stock may be also subject to the "penny stock" rules to the extent that the price drops below $5.00, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale. See the section of this prospectus titled "Market for our Common Stock and Related Stockholder Matters." These requirements may further limit your ability to sell your shares.

Our common stock is illiquid and subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

A large number of shares will be eligible for future sale and may depress our stock price.

We are required under the registration rights agreement to register for sale by the investors and certain other parties all of the shares of common stock issuable upon conversion of Series B Stock and exercise of warrants issued in the private financing.

Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

USE OF PROCEEDS

We will not receive any of the proceeds from any sales of the shares offered and sold under this prospectus by the selling shareholders. We will receive proceeds from the issuance of shares of our common stock upon the exercise of warrants we issued in connection with our private financing transactions which we closed in September and October 2006, respectively, except that the placement agent for those transactions is entitled, under the terms of an engagement agreement, to 10% of the proceeds of the exercise of the warrants. The warrants are exercisable at $3.84, $5.48, $3.01, $4.22 and $6.03 per share, respectively. Please refer to the sections titled “Description of Securities” and “Certain Relationships and Related Transactions” in this prospectus for additional information regarding our warrants and the compensation of the placement agent.

If all of these outstanding warrants are exercised for cash, we would receive aggregate net proceeds of approximately $50,107,162 and our placement agent would receive approximately $5,567,463. We intend to use the net proceeds from the exercise of warrants, if any, for working capital and other general corporate purposes. We cannot assure you that any of the warrants will ever be exercised for cash, if at all.

Each selling shareholder will determine when it will sell its common stock and in all cases, will sell its common stock at the current market price or at negotiated prices at the time of the sale.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by a selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling shareholder and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling shareholder and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholder or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling shareholder will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling shareholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling shareholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

LEGAL PROCEEDINGS

To our knowledge, there is no material litigation pending or threatened against us. Please refer to “We may be exposed to intellectual property infringement and other claims by third parties, which, if successful, could cause us to pay significant damage awards and incur other costs” in the section titled “Risk Factors” in this prospectus for information regarding risks related to the technology we use.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

In connection with the reverse merger transaction, there was a change of control of our board of directors and management. The following persons were appointed our executive officers and directors. Except for John D. Kuhns, each of our current directors and executive officers is a resident of the PRC. As a result, it may be difficult for investors to effect service of process within the United States or British Virgin Islands upon them, or to enforce court judgments obtained against them in the United States courts or British Virgin Islands’ courts.

Directors and Executive Officers of the Company

Directors and Executive Officers	Position/Title	Age
Liu Yu Chuan	President & Chief Executive Officer, director and Chairman of the Board	43
Zhou Zhi Cheng	Chief Operating Officer	43
Zhong Zhi Min	Marketing Director	52
Bian Shu Kui	Vice President & Chief Engineer	43
Chen Fang	Chief Financial Officer, director	34
Chen Guo Wei	Director	51
Sun Quan Dong	Director	41
John D. Kuhns	Director	56

There are no family relationships among our directors or executive officers.

All our directors hold office until the next annual meeting of our shareholders, and until their successors have been qualified after being elected or appointed. Officers serve at the discretion of our board of directors.

Set forth below is the biographical information about our directors and executive officers:

Mr. Liu Yu Chuan Mr. Liu was appointed our Chairman, Chief Executive Officer and President on September 7, 2006. Mr. Liu graduated from North Industrial University, Beijing, PRC with a B.S. degree in electrical engineering. Mr. Liu has been a licensed Senior Engineer in the PRC since 1997. Mr. Liu was the Chairman of the board of directors and General Manager of Beijing Xiang Ke Jia Hua Petroleum and Natural Gas Co., Ltd. between 2000 and 2003. Prior to that, Mr. Liu served as CEO of Lang Fang Zhong Gong Petroleum and Natural Gas Technology Co., Ltd. from 1997 to 1999. Prior to that, Mr. Liu served as the Chief of Research and Development Department of Petro China from 1983 to 1997.

Mr. Zhou Zhi Cheng Mr. Zhou Zhi Cheng was appointed our Chief Operating Officer on October 19, 2006. Previously, Mr. Zhou served as the director and General Manager of Beijing Chenguang Gas Co., Ltd. from late 2002 to 2006. Prior to that, Mr. Zhou served as the Associate General Manager and later General Manager of Beijing Zhong Ran Xiang Ke Petroleunm and Oil Technology Co., Ltd. between 2001 and 2002.

Mr. Zhong Zhi Min Mr. Zhong was appointed our Marketing Director on September 7, 2006.  Mr. Zhong graduated from Nanjing University with a B.S. in Philosophy. Mr. Zhong was Vice President of Shen Zhen Guo Qi Real Estate Co. Ltd from 1995 to 2004. Prior to that, Mr. Zhong served as a government official in several cities in Jiang Xi Province between 1978 and 1995.

Mr. Bian Shu Kui Mr. Bian was appointed our Vice President and Chief Engineer on September 7, 2006. Mr. Bian graduated from Daqing Petroleum Institute with a B.S. and Petroleum University with a M.S. He served as Vice President of Beijing Zhong Ran Xiang Ke Petroleum and Oil Technology Co., Ltd. between 2000 and 2006. Prior to that, Mr. Bian had been with North China Oilfield The First Refinery Factory for fourteen years. Mr. Bian was one of the industry experts that drafted The National Standard of Natural Gas Usage in Cities in China.

Ms. Chen Fang Ms. Chen was appointed our director and the Chief Financial Officer on September 7, 2006.  Ms. Chen graduated from Sun Yat-Sen University, PRC, with a B.A in law, and from Zhongnan University of Economics and Law, PRC, with an MBA. Ms. Chen has been a licensed attorney in PRC since 1995. She served as Vice-President and General Manager at Zhuhai Brightzone Securities Investment and Consulting Ltd. from 2000 to 2002. Prior to that, Ms. Chen served as Manager of Investment Department at Zhuhai International Trust and Investment Ltd. from 1994 to 2000. Ms. Chen has a wide range of experience in the financial industry.

Mr. Chen Guo Wei Mr. Chen was appointed our director on September 7, 2006 and a member of the auditor committee of our board and a member of the compensation committee of our board on October 19, 2006. Mr. Chen graduated from East China College of Metallurgy with a major in Accounting. From March 2006 to present, Mr. Chen has been the general manager and chairman of the board of Shen Zhen Jia Xin Real Estate Development Co., Ltd. Prior to that, he was the general manager of Hang Zhou Steal Group from 2001 to February 2006. Mr. Chen is very experienced in general and financial management.

Mr. Sun Quan Dong Mr. Sun was appointed our director on September 7, 2006 and a member of the auditor committee of our board and a member of the compensation committee of our board on October 19, 2006. Mr. Sun graduated from Shanghai Maritime University with a B.S. Mr. Sun has been Chairman of Jidong Shipping Co., Ltd from 1995. Prior to that, Mr. Sun served as Manager in the Shipping Department of Shekou Shipping Co., Ltd between 1987 to 1994.

John D. Kuhns Mr. John D. Kuhns was appointed a director of our company on September 7, 2006 and a member of the auditor committee of our board and a member of the compensation committee of our board on October 19, 2006. Mr. Kuhns has been a 95% shareholder, a director and chairman of Kuhns Brothers, Inc., a holding company founded in 1987 for its subsidiary, Kuhns Bros. & Co., Inc., an investment banking firm specializing in providing financing for power technology ventures, and, more recently, manufacturing operations within the PRC. Additionally, Kuhns Brothers, Inc. owns 100% of Kuhns Brothers Securities Corporation, a broker dealer, registered with the SEC, in which Mr. Kuhns is the Chairman. Since March 2005, Mr. Kuhns has been a director and chairman of Deli Solar (USA), Inc., a U.S. reporting company with solar hot water heaters manufacturing operation in the PRC. Since, December, 2005, Mr. Kuhns has served as a Director of Fushi International, Inc. Since 2002, Mr. Kuhns has been a director and chairman of Distributed Power, Inc., a public company that owns electric generating projects. Mr. Kuhns is also a director of China Sciences Conservational Power Limited, a company listed on the Hong Kong Stock Exchange. Neither of the foregoing Kuhns companies, nor Deli Solar (USA), Inc., Distributed Power, Inc., Fushi International, Inc. or China Sciences Conservational Power Limited are affiliated with us. Mr. Kuhns holds a bachelors degree in sociology and fine arts from Georgetown University, a master's degree in fine arts from the University of Chicago and an MBA degree from the Harvard Business School.

To our knowledge, during the last five years, none of our directors and executive officers (including those of our subsidiaries) has:

•	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

•	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

•
Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Audit Committee Financial Expert

Our board of directors appointed an audit committee on October 19, 2006. Because we only recently consummated the reverse merger transaction and appointed the current members of our board of directors, our board of directors has not yet appointed a member who qualifies as an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

Audit Committee

Our board of directors appointed an audit committee on October 19, 2006. Our audit committee members are Sun Quan Dong, Chen Guo Wei and John D. Kuhns. At the present time, we believe that the members of our audit committee are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. Our company, however, recognizes the importance of good corporate governance and intends to identify and appoint an audit committee comprised entirely of independent directors, including at least one financial expert, in the near future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of March 12, 2007, certain information with respect to the beneficial ownership of our equity securities, by (i) any person or group with more than 5% of any class of our voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all executive officers and directors as a group. The table reflects the ownership of our equity securities by the foregoing parties after the 304.44-for-1 reverse stock-split of our common stock.

As of the date of this prospectus, we had outstanding (i) 14,920,346 shares of common stock, (ii) no shares of series A convertible preferred stock, (iii) 3,795,571 shares of series B convertible preferred stock, (iv) series A warrants to purchase an aggregate of 3,854,599 shares of common stock at $3.84 per share, (v) series B warrants to purchase an aggregate of 1,693,723 shares of common stock at $5.48 per share, (vi) series J warrants to purchase an aggregate of 3,083,588 shares of common Stock at $3.01 per share, (vii) series C warrants to purchase an aggregate of 3,083,588 shares of common stock at $4.22 per share, and (viii) series D warrants to purchase an aggregate of 1,541,794 shares of common stock at $6.03 per share.

The series A and B warrants have a term of five years. Each series J warrant is exercisable for a period of twelve months following its issuance. Each series C or D warrant is only exercisable once the series J warrant of such holder is exercised and for such number of shares of common stock that have been exercised by such holder pursuant to the series J warrant of such holder. The terms of series C and D warrants are for five years following the date of issuance of such series C or D warrants, as applicable.

Shares of Series A and Series B convertible preferred stock vote together with shares of common stock on all matters upon which stockholders are entitled to vote, except to the extent a class vote is required under Utah law or as otherwise provided in the certificate of designations creating such series. On those matters upon which the series A convertible preferred stock votes together with the common stock and the series B convertible preferred stock as a single class, each share of series A convertible preferred stock carries a number of votes equal to the number of shares of common stock issuable in a mandatory conversion based on the then applicable conversion rate. On those matters upon which the series B convertible preferred stock votes together with the common stock and series A convertible preferred stock as a single class, each share of series A convertible preferred stock carries a number of votes equal to the number of shares of common stock that would be issuable upon conversion. Each holder of series A convertible preferred stock or series B convertible preferred stock shall be entitled to notice of any stockholders’ meeting in accordance with our bylaws.

In determining beneficial ownership of the common stock after the 304.44-for-1 reverse stock-split, the number of shares shown includes shares which the beneficial owner may acquire upon exercise of warrants or options which may be acquired within 60 days. In determining the percent of common stock owned by a person on March 12, 2007, (a) the numerator is the number of shares of the class beneficially owned by such person, including shares which the beneficial ownership may acquire within 60 days upon conversion of the series A convertible preferred stock or series B convertible preferred stock or exercise of the warrants and option, and (b) the denominator is the sum of (i) the total shares of that class outstanding on March 12, 2007, and (ii) the total number of shares that the beneficial owner has acquired or may acquire upon conversion of the series B convertible preferred stock or exercise of the warrants and option. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

Except as otherwise stated, the address of the directors and executive officers listed in the table is:

c/o Beijing Zhong Ran Wei Ye Gas Co., Ltd.
N0.18 Zhong Guan Cun Dong St.
Haidian District
Beijing, China 10083

	Amount and Nature of Beneficial Ownership (After Reverse Split)			Percent of Class (After Reverse Split)
Shareholder	Series B Preferred Stock(1)	Common Stock(2)		Series B Preferred Stock	Common Stock
Owner of More than 5% of Class

GAS (BVI)		238,371			1.62%

Eloten Group Ltd.		6,632,460			44.40%
Leading King Investment Limited		5,474,300			36.65%
Vision Opportunity Master Fund, Ltd.	3,205,829	14,229,910		79.68%	49.20%

Directors and Executive Officers
Liu Yu Chuan		6,632,460	(5)(6)		45.14%
Sun Quan Dong		5,474,300	(7)(8)		37.26%
Zhong Zhi Min		400,113	(3)		2.72%
Zhou Zhi Cheng		-
Bian Shu Kui		176,850	(3)		1.20%
Chen Fang		66,693	(3)		0.45%
Chen Wei Guo		-	(3)		-
John Kuhns		808,697	(4)	4.24%	4.16%

All Directors and Executive Officers		13,559,114		4.24%	87.33%

(1) The Series B convertible preferred stock and the warrants are assumed to be non-convertible and non-exercisable within 60 days of their date of issuance.

(2) Includes the shares of common stock issuable upon conversion of series B convertible preferred stock based on a 1:1 conversion ratio after giving effect to the 304.44-for-one reverse split, and shares of common stock issuable upon exercise of the warrants.

(3) Shares of common stock issued to Gas (BVI) as a result of the consummation of the share exchange agreement are beneficially attributed to each of the Gas (BVI) shareholders based on each shareholder's percentage ownership interest in Gas (BVI) immediately prior to execution of the share exchange agreement.

(4) Includes common shares issued upon the conversion, on February 23, 2007, of (i) 113,847 shares of series B convertible preferred stock issued to Kuhns Brothers, Inc., which are beneficially attributed to John Kuhns, and (ii) 56,925 shares of series B convertible preferred stock issued to John Kuhns.

(5) Includes 6,524,174 common shares issued upon conversion of series A convertible preferred stock to Eloten Group Ltd., which are beneficially attributed to Mr. Liu Yu Chuan. Mr. Liu and his wife hold an aggregate of 100% ownership interest in Eloten Group Ltd.

(6) Includes 108,286 shares of common stock beneficially attributed to Eloten Group Ltd. based on Eloten Group Ltd.'s ownership interest in Gas (BVI).

(7) Includes 5,384,923 common shares issued upon conversion of series A convertible preferred stock to Leading King Investment Limited, which are beneficially attributed to Mr. Sun Quan Dong. Mr. Sun holds 50% ownership interest in Leading King Investment Limited.

(8) Includes 89,377 shares of common stock beneficially attributed to Leading King Investment Limited based on Leading King Investment Limited's ownership interest in Gas (BVI). Mr. Sun holds a 50% ownership interest in Leading King Investment Limited.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of (i) 250,000,000 shares of common stock, par value $0.001 per share, of which there are 14,920,346 shares issued and outstanding, and (ii) 100,000,000 shares of preferred stock, par value $0.001 per share. Our preferred stock consists of (i) series A convertible preferred stock, of which 20,000,000 shares have been authorized and no shares are issued and outstanding; and (ii) series B convertible preferred stock, of which 5,000,000 shares have been authorized and 3,795,571 shares are issued and outstanding.

The following is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended and corrected, certificates of designations for our series A and series B convertible preferred stock, our by-laws and by the applicable provisions of Utah law.

Common Stock

We are authorized to issue 250,000,000 shares of common stock, with a par value of $0.001. There are 14,920,346 shares of common stock issued and outstanding as of the date of this prospectus. All shares of common stock have one vote per share on all matters including election of directors, without provision for cumulative voting. The common stock is not redeemable and has no conversion or preemptive rights. The common stock currently outstanding is validly issued, fully paid and non-assessable. In the event of liquidation of the company, the holders of common stock will share equally in any balance of the company's assets available for distribution to them after satisfaction of creditors and preferred shareholders, if any. The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if, declared by the board of directors from funds legally available.

Preferred Stock

In addition to the 250,000,000 shares of common stock, we are authorized to issue 100,000,000 shares of preferred stock, with a par value of $0.001 per share. Shares of the preferred stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

On August 30, 2006, our board of directors designated 20,000,000 shares of our authorized $0.001 par value per share preferred stock as series A convertible preferred stock and 5,000,000 shares of our preferred stock as series B convertible preferred stock. On August 31, 2006, we filed certificates of designations for the series A and series B convertible preferred stock with the Office of the Secretary of State of Utah. On September 6, 2006, our board of directors amended the designations of the Series B convertible preferred stock and we filed an amended certificate of designations for the Series B convertible preferred stock with the Office of the Secretary of State of Utah. Our board of directors created the series A convertible preferred stock to allow us to consummate the share exchange transaction with the Gas (BVI) shareholders and the series B convertible preferred stock in connection with our private financing transactions.

On September 7, 2006, we issued 14,361,646 shares of series A convertible preferred stock in connection with the share exchange transaction with the Gas (BVI) shareholders. Each of the shares of series A convertible preferred stock was automatically converted into one share of our common stock upon the effectiveness of our reverse stock-split on November 17, 2006. Therefore, as of the date of this prospectus, we have no shares of series A convertible preferred stock issued and outstanding. On September 7 and October 20, 2006, we issued a total of 4,023,268 shares of our series B convertible preferred stock, as well as the warrants described below, in connection with private financing transactions on those dates. The purchasers of those shares are the selling shareholders who wish to sell our common shares under this prospectus. After the conversion of 227,697 shares of our series B convertible preferred stock into the same number of shares of our common stock, we now have outstanding 3,795,571 shares of series B convertible preferred stock. For more information about the private financing transactions, please see “Recent Developments” in the section of this prospectus titled “Organization and Business of the Company.”

The following are the material designations, preferences and rights of the series A convertible preferred stock and the series B convertible preferred stock, which are substantially the same, except as stated below, with respect to liquidation preference and special rights of the series B convertible preferred stock:

Conversion:

We issued 14,361,646 of our common shares upon the automatic conversion of our series A convertible preferred shares after the 304.44-for-1 reverse stock-split on November 17, 2006. We no longer have any series A convertible preferred shares outstanding.

Each share of the series B convertible preferred stock will be convertible into common stock, at the option of its holder after the 304.44-for-1 reverse stock-split, based on the then applicable conversion rate, which is initially one share of series B convertible preferred stock for one share of common stock.

 Liquidation Preference and Redemption:

The series A convertible preferred stock has no liquidation or redemption rights.

The series B convertible preferred stock shall, in respect of the right to participate in distributions or payments in the event of any liquidation, dissolution or winding up, voluntary or involuntary, of the company, known as liquidation event, rank (a) senior to the common stock and to any other class or series of stock issued by us not designated as ranking senior to the series B convertible preferred stock in respect of the right to participate in distributions or payments upon a liquidation event; and (b) pari passu with any other class or series of our stock, the terms of which specifically provide that such class or series shall rank pari passu with the series B convertible preferred stock in respect of the right to participate in distributions or payments upon a liquidation event. The series B convertible preferred stock may not be redeemed by us without the express written consent (provided or withheld in their sole discretion) of each holder of the then-outstanding series B convertible preferred stock. In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of series B convertible preferred stock then outstanding shall be entitled to receive, out of the our assets available for distribution to its stockholders, an amount equal to $2.74 per share before any payment shall be made or any assets distributed to the holders of the common stock or any other stock that ranks junior to the series B convertible preferred stock.

Voting:

Shares of series A and series B convertible preferred stock vote together with shares of common stock on all matters upon which stockholders are entitled to vote, except to the extent a class vote is required under Utah law or as otherwise provided in the certificate of designation creating such series. On those matters upon which the series A convertible preferred stock votes together with the common stock and series B convertible preferred stock as a single class, each share of series A convertible preferred stock carries a number of votes equal to the number of shares of common stock issuable in a mandatory conversion based on the then applicable conversion rate. On those matters upon which the series B convertible preferred stock votes together with the common stock and series A convertible preferred stock as a single class, each share of series B convertible preferred stock carries a number of votes equal to the number of shares of common stock that would be issuable upon conversion. Each holder of series A and series B convertible preferred stock shall be entitled to notice of any stockholders’ meeting in accordance with our bylaws. As of the date of this prospectus, there are no issued and outstanding shares of our series A convertible preferred stock.

Dividends:

The holders of series A and series B convertible preferred stock will not be entitled to dividends unless we pay cash dividends or dividends in other property to holders of outstanding shares of common stock, in which event, each outstanding share of the series B convertible preferred stock will be entitled to receive dividends of cash or property, out of any assets legally available therefor, in an amount or value equal to the conversion rate multiplied by the reverse stock-split multiplied by the amount paid in respect of one share of common stock (as adjusted for any stock dividends, combinations, splits or similar recapitalization events) prior and in preference to any declaration or payment of any dividend (payable other than in shares of common stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of common stock) on the common stock. Any dividend payable to the series B convertible preferred stock will have the same record and payment date and terms as the dividend is payable on the common stock. As of the date of this prospectus, there are no issued and outstanding shares of our series A convertible preferred stock.

The foregoing description of the designations, preferences and rights of the series A convertible preferred stock and the series B convertible preferred stock is qualified in its entirety by the text of the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock and the Amended and Restated Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock, which are annexed hereto as Exhibits 3.4 and 3.6, respectively.

Please refer to “Recent Developments” under the section titled “Organization and Business of the Company” of this Prospectus for additional information regarding the rights of series B convertible preferred stock pursuant to the stock purchase agreements.

Warrants

We currently have five classes of warrants outstanding. We have outstanding (i) series A warrants for their holders to purchase an aggregate of 3,854,599 shares of our common stock at $3.84 per share, (ii) series B warrants for their holders to purchase an aggregate of 1,693,723 shares of our common stock at $5.48 per share, (iii) series J warrants for their holders to purchase an aggregate of 3,083,588 shares of our common stock at $3.01 per share, (iv) series C warrants for their holders to purchase an aggregate of 3,083,588 shares of our common stock at $4.22 per share and (v) series D warrants for their holders to purchase an aggregate of 1,541,794 shares of our common stock at $6.03 per share.

The series A and B warrants have a term of five years. Each series J warrant is exercisable for a period of twelve (12) months following its issuance. Each series C or D warrant is only exercisable once the series J warrant of such holder is exercised and for such number of shares of common stock that have been exercised by such holder pursuant to the series J warrant of such holder. The terms of series C and D warrants are for five years following the date of issuance of such series C or D warrants, as applicable.

The foregoing description of the warrants is qualified in its entirety, by the text of these warrants which are annexed hereto as Exhibits 4.8, 4.9, 4.10, 4.11, 4.12 and 4.13.

INTEREST OF NAMED EXPERTS AND COUNSEL

Pursuant to a consulting agreement dated as of August 8, 2006 that we entered into with Kuhns Brothers, Inc., Kuhns Brothers, Inc. is entitled to receive an aggregate of 635,822 shares of our series B convertible preferred stock. Kuhns Brothers, Inc. designated Guzov Ofsink, LLC, our counsel in the reverse merger transaction and the counsel which opined as to the validity of the securities being registered hereunder, to receive 31,791 of such shares, which we issued to Guzov Ofsink, LLC on September 7, 2006. Please refer to the section of this prospectus titled “Certain Relationships and Related Transactions” for more details of the consulting agreement we entered into with Kuhns Brothers, Inc.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our articles of incorporation provide for the indemnification and/or exculpation of our directors, officers, employees, agents and other entities which deal with it to the maximum extent provided, and under the terms provided, by the laws and decisions of the courts of the state of Utah, and by any additional applicable federal or state law or court decisions. Besides the foregoing, we have not entered into any agreements under which we have assumed such an indemnity obligation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ORGANIZATION AND BUSINESS OF THE COMPANY

We are engaged in the development of natural gas distribution systems in small- and medium-sized cities in the PRC, as well as the distribution of natural gas to residential, commercial and industrial customers in the PRC, through our indirectly-owned subsidiaries in the PRC, Beijing Gas and its subsidiaries. We still own Pegasus Tel, which owns and operates payphones, but plan to spin it off in the form of a dividend to our shareholders of record as of August 30, 2006.

As of the date of this prospectus, our corporate structure is set forth below:

(1) The subsidiaries of Beijing Gas are set forth below:

Subsidiary	Beijing Gas’s Equity Interest
Yu Tian county Zhong Ran Wei Ye Gas Ltd.	90%
Ning Jing Wei Ye Gas Ltd.	95%
Xing Tang County Wei ye Gas Ltd.	95%
Lin Zhang County Wei Ye Gas Ltd.	85%
Jin Zhou Wei Ye Gas Ltd.	95%
Wu Qiao County Gas Ltd.	95%
Long Yao County Zhong Ran Wei Ye Gas Ltd.	95%
Shen Zhou Wei Ye Gas Ltd.	95%
Pei County Wei Ye Gas Ltd.	90%
Si Hong Wei Ye Gas Ltd.	95%
Si Shui Wei Ye Gas Ltd.	95%
Lang Fang Development Zone Wei Ye Dangerous Goods Transportation Ltd.	95%
Beijing Zhong Ran Xiang Ke Gas Technology Ltd.	40%
Zhangjiakou City Xiahuayuan Jinli Gas Ltd. Co.	100%
Yuxian Jinli Gas Ltd. Co.	100%
Beijing Chenguang Gas Ltd., Co.	100%

Organizational History of Sino Gas

Sino Gas International Holdings, Inc. was incorporated under the laws of the State of Utah on August 19, 1983 as Evica Resources, Inc. On April 5, 1984, we changed our name to American Arms, Inc. American Arms Inc. commenced the manufacture and sale of weapons and laser sights. On December 31, 1984, our Articles of Incorporation were suspended for failure to file an annual report. Our Articles of Incorporation were reinstated on December 19, 1985 by the Utah Department of Commerce, Division of Corporations. On October 1, 1984, our Articles of Incorporation were suspended a second time for failure to file an annual report. Our Certificate of Incorporation was reinstated on November 21, 1986 again by the State of Utah, Department of Commerce, Division of Corporations.

On April 12, 1988, we changed our name to American Industries, Inc. as we were no longer engaged in the manufacturing and sale of weapons and laser sights. American Industries, Inc. was in the business of providing room safes for hotel rooms.

On February 19, 2002, we formed a subsidiary corporation named Pegasus Tel, Inc. under the laws of the State of Delaware, in order to enter into the telecommunications business. On March 28, 2002, Pegasus Tel, Inc. merged with Pegasus Communications, Inc., a New York corporation, with Pegasus Tel, Inc. as the surviving entity. On January 14, 2002 we purchased payphone assets consisting of 29 payphones and associated equipment from the Margaretville Telephone Company for $11,600.00. On May 21, 2002, we changed our name to Dolce Ventures, Inc.

On September 7, 2006, we consummated a share exchange transaction with the shareholders of Gas (BVI), whereby we exchanged 14,361,646 shares of our series A convertible preferred stock, par value $0.001 per share for all of the issued and outstanding stock of Gas (BVI) held by the shareholders of Gas (BVI). As a result of the share exchange transaction, Gas (BVI) became our wholly-owned subsidiary, and Beijing Gas became our indirectly wholly-owned subsidiary. In addition, as a result of the share exchange transaction, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act and are now engaged in the development of natural gas distribution systems and the distribution and supply of natural gas in the PRC.

On November 17, 2006, we changed our name to Sino Gas International Holdings, Inc., announced our new trading symbol, SGAS, and effected a 304.44-for-1 reverse stock split.

Organizational History of GAS Investment China Co., Ltd. and Beijing Zhong Ran Wei Ye Gas Co., Ltd.

Gas (BVI) was incorporated on June 19, 2003 in the Territory of the British Virgin Islands with Mr. Liu Yu Chuan as its sole shareholder. Gas (BVI) is the holding company for Beijing Gas. Prior to the acquisition of all of the equity interests of Beijing Gas by Gas (BVI) as described below, Gas (BVI) had no business operations, assets or liabilities, apart from organizational expenses and fees.

Beijing Gas was originally formed as a limited liability company under the laws of the PRC in 2001 under the name Beijing Yuan Wang Yu Cheng Construction Ltd., and changed its name to its current name, Beijing Zhong Ran Wei Ye Gas Co. Ltd., in June 2003.  On February 17, 2004, Gas (BVI) acquired all the outstanding capital stock of Beijing Gas from its then shareholders. On July 14, 2004, Gas (BVI) transferred 1% of the capital stock of Beijing Gas to Shen Zhen Shen Qi Cheng Tong Investment Ltd., a limited liability company organized under the laws of the PRC (“Shen Zhen Shen Qi”), and, simultaneously, Shen Zhen Shen Qi invested RMB 20 million in Beijing Gas in exchange for 50% of its capital stock. As a result, Gas (BVI) and Shen Zhen Shen Qi each held 49% and 51% of the capital stock of Beijing Gas, respectively. On April 30, 2006, Gas (BVI) acquired 51% of the capital stock of Beijing Gas held by Shen Zhen Shen Qi in exchange for RMB 20.4 million. As a result of this transaction, Beijing Gas is now a “wholly foreign owned entity” under PRC law by virtue of its status as a wholly-owned subsidiary of Gas (BVI).

Beijing Gas has 16 subsidiaries, known as project companies, in three provinces, and four branch offices in Beijing. The project companies are the operating subsidiaries of Beijing Gas. Each project company operates as a local natural gas distributor in a city or county, which we refer to as an operational location, pursuant to an exclusive franchise agreement with the local government or entities responsible for administering and/or regulating gas utilities, pursuant to which Beijing Gas is granted the exclusive right to develop and operate natural gas distribution systems and distribute natural gas at the operational location.

Each of the 16 project companies is organized as a limited liability company under PRC law with Beijing Gas holding an equity interest of 85% to 100% and an individual shareholder nominally holding the remainder of the equity interest in such project company. Each such individual shareholder has relinquished any and all rights, power and interest of a shareholder in the respective project companies under enforceable contracts. This structure was intended to comply with a PRC law that required a limited liability company to have at least two shareholders, which requirement was removed in January 2006. Beijing Gas intends to cause the individual shareholders to transfer their shares in each of the project companies back to Beijing Gas in the near future.

In addition, Beijing Gas holds a 40% equity interest in Beijing Zhong Ran Xiang Ke Oil and Gas Technology Co. Ltd. (“Beijing Zhong Ran Xiang Ke”), a PRC joint venture entity engaged in the business of development, licensing and sale of oil and gas technologies and equipment, and sale of self-produced products.

Set forth below are the subsidiaries of Beijing Gas:

Subsidiary	Beijing Gas’s Equity Interest
Yu Tian county Zhong Ran Wei Ye Gas Ltd.	90%
Ning Jing Wei Ye Gas Ltd.	95%
Xing Tang County Wei ye Gas Ltd.	95%
Lin Zhang County Wei Ye Gas Ltd.	85%
Jin Zhou Wei Ye Gas Ltd.	95%
Wu Qiao County Gas Ltd.	95%
Long Yao County Zhong Ran Wei Ye Gas Ltd.	95%
Shen Zhou Wei Ye Gas Ltd.	95%
Pei County Wei Ye Gas Ltd.	90%
Si Hong Wei Ye Gas Ltd.	95%
Si Shui Wei Ye Gas Ltd.	95%
Lang Fang Development Zone Wei Ye Dangerous Goods Transportation Ltd.	95%
Beijing Zhong Ran Xiang Ke Gas Technology Ltd.	40%
Zhangjiakou City Xiahuayuan Jinli Gas Ltd. Co.	100%
Yuxian Jinli Gas Ltd. Co.	100%
Beijing Chenguang Gas Ltd., Co.	100%

Recent Developments

Change in Control of the Company

In order to effect the reverse merger transaction, the shareholders of Gas (BVI) purchased 72,569,764 shares or our common stock, representing approximately 72.01% of our then total issued and outstanding voting securities in exchange for $675,000, to effect a change of control. As a result of the transaction, on or about September 7, 2006, there was a change in the entirety of our board of directors and the following persons, all appointees of Gas (BVI), were appointed to our board: Messrs. Liu Yu Chuan, Chen Guo Wei, Sun Quan Dong, John D. Kuhns, and Ms. Chen Fang.

Share Exchange Transaction and Issuance and Conversion of Series A Convertible Preferred Stock

On September 7, 2006, we entered into and consummated a share exchange agreement with the holders of all of the outstanding capital stock of Gas (BVI), which were: Eloten Group Ltd., Leading King Investment Limited, Zhong Zhi Min, Li Shu Wang, Chen Si, Xiang Shun Ying, Chong Shun, Liu Xiao Bing, Zhuo Qing Hui, Bian Shu Kui, Chen Fang, Shang Jian Zhong and Wang Wei Dong, or, collectively, the Gas (BVI) shareholders.

Pursuant to the terms of the share exchange agreement, we issued an aggregate of 14,361,646 shares of our series A convertible preferred stock in exchange for the 9,950,000 shares of common stock of Gas (BVI) held by the Gas (BVI) shareholders, which constituted all of Gas (BVI)’s capital stock. Each share of series A convertible preferred stock was converted automatically into one share of our common stock, par value $0.001 per share, upon the completion of the 304.44-for-1 reverse stock-split of our common stock on November 17, 2006. Therefore, the shares of series A convertible preferred stock issued to the Gas (BVI) Shareholders were automatically converted into an aggregate of 14,361,646 shares of our common stock.

As a result of the consummation of the share exchange transaction, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act, and Gas (BVI) is now our wholly-owned subsidiary, and Beijing Gas is now our indirectly wholly-owned subsidiary in the PRC.

The foregoing description of the share exchange agreement is qualified in its entirety by the text of the agreement, which is annexed hereto as Exhibit 10.1.

Private Financing Transactions and Issuance of Series B Convertible Preferred Stock

On September 7, 2006, we entered into and closed a stock purchase transaction with Vision Opportunity Master Fund, Ltd., SEI Private Trust Co. FAO - The JM Smucker Co. Master Fund, and Coronado Capital Partners LP, pursuant to which we issued, for an aggregate of $6,876,800 in gross cash proceeds, to the investors, an aggregate of 2,509,782 shares of our series B convertible preferred stock, and series A, B, J, C and D warrants to purchase shares of our common stock as described below, and to Kuhns Brothers, Inc. and its designees, an aggregate of 635,822 shares of our series B convertible preferred stock, and warrants to purchase shares of our common stock as described below.

On October 20, 2006, we entered into and closed a stock purchase transaction with Vision Opportunity Master Fund, Ltd., Nite Capital LP and Ijaz Malik, pursuant to which we issued to the investors, for an aggregate of $2,404,800 in gross cash proceeds, an aggregate of 877,664 shares of our series B convertible preferred stock, at $2.74 per share, and series A, B, J, C and D warrants as described below.

The Series A warrants allow their holders to purchase an aggregate of 3,854,599 shares of our common stock at $3.84 per share. The Series B warrants allow their holders to purchase an aggregate of 1,693,723 shares of our common stock at $5.48 per share. The Series J warrants allow their holders to purchase an aggregate of 3,083,588 shares of our common stock at $3.01 per share. The Series C warrants allow their holders to purchase an aggregate of 3,083,588 shares of our common stock at $4.22 per share. The Series D warrants allow their holders to purchase an aggregate of 1,541,794 shares of our common stock at $6.03 per share.

The series A and B warrants are exercisable for a term of five years. Each series J warrant is exercisable for a period of twelve (12) months following its issuance. Each series C or D warrant is only exercisable once the holder has exercised his or its series J warrant, and for the same number of shares of common stock that the holder’s series J warrant was exercised for. The terms of the series C and D warrants are for five years following the date of issuance of such series C or D warrants, as applicable.

Subject to certain conditions, at the option of the holders of the series B convertible preferred stock, each share of the series B convertible preferred stock is convertible into one share of our common stock after giving effect to the 304.44-for-1 reverse stock-split of our common stock. Therefore, the shares of the series B convertible preferred stock issued in the above-described private financing transactions are convertible into an aggregate of 4,023,268 shares of common stock, after giving effect of the 304.44-for-1 reverse stock-split of our common stock.

The above-described private financing transactions were consummated on substantially similar terms and conditions. As a result of the consummation of these private financing transactions, we issued an aggregate of 4,023,268 shares of series B convertible preferred stock and series A, B, J, C and D warrants exercisable for purchase of an aggregate of 13,257,293 shares of our common stock in exchange for an aggregate of $9,281,600 gross cash proceeds. As of March 12, 2007, a total of 227,697 of our series B convertible preferred shares have been converted into our common stock, and none of our warrants have been exercised for our common stock. The following is a summary of the material terms of the material agreements that we entered into with the investors in the above-described private financing transactions:

1.	Stock Purchase Agreement

Pursuant to the stock purchase agreements that we entered into with the investors of our series B convertible preferred stock closed on September 7, 2006 (as amended on October 3, 2006) and October 20, 2006, respectively, after the closing of these transactions, we are required to take certain actions for the benefit of the holders of the series B convertible preferred stock, among other things:

(a) Board Observer Rights. Vision Opportunity Master Fund, Ltd. shall have the right to have a representative serve as an observer of our board of directors.

(b) Investor and Public Relations. We are to deposit or cause to be deposited $500,000 of the funds raised in the private financing in a separate escrow account with a separate escrow agent to be used us in connection with investor and public relations.

(c) Revenue Targets. We are to establish an adjustment escrow account in our name in which we will deposit 2,353,518 shares of our common stock to be issued to the investors in the series B private financing transactions, as adjustment shares with respect to our audited earnings after taxes. The adjustment escrow account will be managed by a third party law firm acting as escrow agent. In the event that (A) our earnings after taxes for our 2006 fiscal year are less than $5,795,000 or (B) (i) if, by the end of our 2007 fiscal year we have raised not less than $20 million through the exercise of warrants or through an equity or debt offering, our earnings after taxes for our 2007 fiscal year are less than $9,120,000 or (ii) if we have not raised at least $20 million as described above, our earnings after taxes for our 2007 fiscal year are less than $7,900,000, then we will issue or cause to be issued from the adjustment escrow account in each instance 1,176,756 adjustment shares; provided, however, that if by the end of our 2007 fiscal year we have raised at least $20,000,000 in debt financing, we will issue or cause to be issued one-half of the adjustment shares that would otherwise be due. The adjustment shares will be issued to the purchasers of the series B convertible preferred stock in the foregoing private financing transactions in proportion to their purchases of the series B convertible preferred stock promptly following public disclosure that such revenue target has not been achieved. In addition, if we determine to proceed with the preparation and filing of a registration statement under the Securities Act of 1933, as amended, in connection with the proposed offer and sale of any of our securities by us or any of our security holders (other than a registration statement on Form S-4, S-8 or other limited purpose form), then we will cause all such adjustment shares to be included in such registration statement, all to the extent requisite to permit the resale by the purchasers of the series B convertible preferred stock of such adjustment shares.

(d) Ratchet Provision. In the event we, at any time within two (2) years following the closing of the respective private financing transactions, issue or sell any additional shares of our common stock, at a price per share less than $2.74 or without consideration, then the conversion rate for the series B convertible preferred stock will be adjusted so that the number of shares of common stock issuable upon such conversion of the series B convertible preferred stock will be increased in proportion to such increase in outstanding shares of common stock.

(e) Right of First Refusal. For a period of two (2) years following the effective date of the registration statement providing for the resale of the shares of common stock issuable upon conversion of the series B convertible preferred stock and the shares of common stock issuable upon exercise of the warrants, we will provide the purchasers of the series B convertible preferred stock in the foregoing private financing transactions a right of refusal as to any proposed offer or sale to any third party by us, of our common stock or any debt or equity securities convertible, exercisable or exchangeable into our common stock, with certain exceptions.

The foregoing description of the stock purchase agreements is qualified in its entirety by the text of these agreements and amendments thereto, which are annexed hereto as Exhibits 4.1, 4.4, 4.5 and 4.6.

2.	Registration Rights Agreements

In connection with the stock purchase agreements, we entered into registration rights agreements with the investors of the series B convertible preferred stock on September 7, 2006 (as amended on October 3, 2006) and October 20, 2006, respectively. Pursuant to these registration rights agreements, we are required to file with the SEC a "resale" registration statement on Form SB-2, providing for the resale of all shares of our common stock issuable upon conversion of the series B convertible preferred stock and shares of our common stock issuable upon exercise of our warrants, and 1,314,405 shares of common stock issued upon conversion of series A convertible preferred stock issued to certain shareholders of Gas (BVI) in exchange for the shares of Gas (BVI) held by such shareholders pursuant to the share exchange transaction.

We are obligated to file such registration statement by the 50th day following the closing of the respective private financing transactions. In the event that the registration statement receives a “full review” from the SEC and is not effective within 200 days of the closing date of the respective private financing transaction, we will be obligated to pay an amount in cash as liquidated damages to the applicable investor equal to two percent (2%) for each calendar month (prorated for shorter periods) of such investor’s initial investment in the series B convertible preferred stock (with a cap of 20%) until the registration statement is effective. In the event that the registration statement does not receive a full review by the SEC, with respect to an investor in the series B convertible preferred stock, the foregoing penalty will begin to accrue 140 days after the closing of the private financing transaction in which such investor participated.

As of the date of this prospectus, we have not registered all of the shares under the registration rights agreement, and we are nearing the 200-day deadline for registration. We are currently pursuing discussions with the holders of these shares. If these discussions are not successful, however, we could be required to pay penalties according to the terms of the registration rights agreement.

The foregoing description of the registration rights agreements is qualified in its entirety by the text of the agreements, which are annexed hereto as Exhibits 4.2 and 4.7.

3.	Lock-Up Agreement.

Simultaneously and in connection with our entry into the stock purchase agreement on September 7, 2006, we entered into a Lock-Up Agreement with the Gas (BVI) Shareholders, pursuant to which the Gas (BVI) Shareholders agreed to not transfer any of the shares of our common stock issuable upon conversion of the series A convertible preferred stock issued to the Gas (BVI) Shareholders in the share exchange transaction as described above during the period commencing on the closing date of the stock purchase agreement and expiring on the date that is the later of one year following the closing date of the stock purchase agreement or six months following the effective date of the registration statement filed by us with the SEC providing for the resale of the shares of common stock issuable upon conversion of the series A convertible preferred stock and exercise of any warrants; provided, however, that no Gas (BVI) Shareholder shall, during the twelve (12) months following such period, sell more than one-twelfth of their total holdings of our common stock or series A convertible preferred stock during any one month.

The foregoing description of the Lock-Up Agreement is qualified in its entirety by the text of the agreement, which is annexed hereto as Exhibit 4.3.

As a result of the consummation of the reverse merger transaction, we are now engaged in the development of natural gas distribution systems in small- and medium-sized cities in China, as well as the distribution of natural gas to residential, commercial and industrial customers in China, through our indirectly-owned subsidiaries in the PRC, Beijing Gas and its subsidiaries. We still own Pegasus Tel, but intend to spin it off in the form of a dividend to our shareholders of record as of August 30, 2006.

DESCRIPTION OF BUSINESS

Overview of Our Business

As a result of the consummation of the reverse merger transaction, we are now engaged in the development of natural gas distribution systems in small- and medium-sized cities in China, as well as the distribution of natural gas to residential, commercial and industrial customers in China through our indirectly owned subsidiaries in the PRC, Beijing Gas and its subsidiaries.

We own and operate 23 natural gas distribution systems serving approximately 63,000 residential and five commercial and industrial customers. Our facilities include approximately 700 kilometers (“km”) of pipeline and delivery networks with a designed daily capacity of approximately 70,000 cubic meters of natural gas (“m3”). Currently, we are constructing an additional four natural gas distribution systems . We own and operate natural gas distribution systems primarily in Hebei, Jiangsu, Shandong and Anhui Provinces. The following table presents, for the periods indicated, selected operating data:

	At and for the 9 months ended September 30,	At and for the year ended December 31,
	2006	2005	2004
Total gas distributed and supplied (yuan)	14,934,834.52	30,205,073.33	20,353,040.11
Distribution network (Km)	256	187.8	40.5
Number of industrial customers	4	4	1
Number of residential customers	33,000	23,700	2,300

We buy natural gas for distribution in three forms: (i) piped natural gas—we use piped natural gas (“PNG”) if the gas source, or long distance pipeline, is located within a reasonably short distance of our system; ii) compressed natural gas (“CNG”); and (iii) liquefied natural gas (“LNG”). Both CNG and LNG are natural gas that has been compressed into canisters so as to enable transportation, usually by truck, to the point of distribution or consumption. Typically CNG is compressed under 200 times pressure and transported at normal temperature, while LNG is compressed at 600 times pressure and transported at sub zero degree temperature. Because of the temperature restriction in transporting CNG, it is generally transported within a distance of 300 km. Because LNG is transported at normal temperature, there is no distance restriction in transporting LNG. As LNG is compressed at much higher pressure and transported at much lower temperature than CNG, the cost of compression and processing of LNG is higher than that of CNG.

Generally, if a customer is located within 300 km of our natural gas supplier, we transport CNG to the customer. We transport LNG to a customer if the customer is located more than 300 km away from a supplier. Approximately 99% of the natural gas we purchase is LNG and approximately 1% is CNG.

We generate revenues in the following two ways: (i) connection fees for the sale of interconnections to our natural gas distribution system and (ii) the sale of natural gas. In 2004, we also generated sales from the sale of natural gas appliances and equipment, gas meters, and repair, maintenance and related services. In 2005, we ceased supplying gas appliances, equipment and gas meters as sales of such items were not very profitable and our customers can find more varieties of these items readily available on the open market.

We have two types of customers: (i) residential and (ii) commercial or industrial. The following table presents, for the periods indicated, the revenues generated from each of our activities:

	At and for the 9 months ended September 30,	At and for the year ended December 31,
	2006 (in US$ millions)	2005 (in US$ millions)	2004 (in US$ millions)
Connection fees (as % of total Sales)	3.1 (62%)	8.2 (75.2%)	0.7 (15.9%)
Gas sales	1.87 (38%)	2.7 (24.8%)	3.2 (72.7%)
Other sales	0	—	0.5 (11.4%)

Our cost of sales consists of cost of gas sales and cost of connection. Cost of gas sales consists of cost of natural gas purchased from the suppliers, transportation cost, depreciation of plant and equipment, and amortization of the capitalized construction costs as our expenditures in constructing our pipeline infrastructure are generally capitalized as fixed assets and amortized over a period of time. Cost of connection includes certain construction costs that are expensed.

The following table presents Beijing Gas’s costs of sales for the periods indicated:

	At and for the 9 months ended September 30,	At and for the year ended December 31,
	2006 (in US$ millions)	2005 (in US$ millions)	2004 (in US$ millions)
Gas cost	1.38	2.5	2.9
Connection cost	0.47	1.6	0.3

Our business is generally affected by two seasonal factors: First, between December and March, the weather is too cold in northern China for construction. For a given gas distribution project, to avoid running into this time period, we generally start the process of pipeline installation, which has a duration of six to eight months, in April so as to complete the process before December. As a result, most of our revenues from connection fees are recorded in the fourth quarter. Second, winter is our peak season for gas sales as our customers tend to consume more natural gas for heating purposes.

Our Strategy

Our strategy involves a four-part plan: (i) serve smaller cities each with a population of no more than one million, where there is little competition to obtain a franchise, and where our franchise grants us exclusivity; (ii) contract for long term supplies of natural gas on favorable prices and terms; (iii) finance our Company using a well-designed financing plan that will give us a favorable cost of capital; and (iv) employ the best management.

(i) Small Cities; Exclusive Franchises. We focus on small- to medium-sized cities, generally near a larger metropolitan area. In such places in the PRC, we are in a better position to obtain exclusive natural gas distribution system development and supply franchise agreements in negotiating with the cities, which urgently need to provide their citizens with energy, and usually don’t have the leverage of very large cities, which can attract multiple bidders for their franchises. Accordingly, we require and receive an exclusive franchise entitling us to be the sole natural gas utility in such city. Usually, our franchises are for a period of 25-30 years.

(ii) Favorable Natural Gas Contracts. We have established and developed stable and long term contracts with China’s major natural gas suppliers, including close cooperation with such major State Owned Entities in the petroleum and natural gas industry as Petro China Company Limited and Sinopec Corporation.

(iii) Financing Plan. We anticipate using our financing plan as a competitive tool. Our goal is to duplicate the type of financing plan and related financial instruments used by utilities in the United States, including the issuance of subsidiary level, non-recourse debt, preferred stock and holding company fixed income issuances. Such a financing plan can not only give us a favorable cost of capital, but enhance investor returns and keep investor dilution at a minimum.

We are in a very capital intensive business. Our income will depend on our ability to issue the above financial instruments. There can be no assurance, however, that we will be successful in issuing or selling such instruments to investors which would have a direct and negative impact on our future earnings.

(iv) Employ the Best Management.  We have a team of senior executives who are industry experts each with a track record of success in managing larger Chinese petroleum and/or gas companies. Our founder and Chief Executive Officer, Mr. Yu-Chuan Liu, is a natural gas industry expert with over 20 years experience in senior management positions at Petro China and China Gas Holdings Limited, a Hong Stock Exchange listed PRC company. Our Chief Operating Officer, Mr. Shu-Wang Li, was previously the chief engineer for a Hong Kong Stock Exchange listed company and has over nine years of industry experience. Our Chief Engineer, Mr. Shu-Kui Bian, is one of the draftsmen of the PRC national standard for urban gas supply, and was previously the chief executive officer of the First Oil Extraction Plant of North China Oilfield.

PRC Natural Gas Industry Overview

Sources of Energy

Although the PRC is the world’s second largest energy consumer, its energy consumption per capita is lower than the per capita level in most other countries. This is largely due to the fact that a large portion of the Chinese population lives in rural areas where access to energy sources is limited and the energy supply infrastructure in the PRC is still relatively underdeveloped. Energy consumption is concentrated in the urban areas where there is greater access to energy sources.

Traditionally, the PRC has relied heavily on coal and crude oil as its energy sources. According to the China Statistical Yearbook, in 2002, coal, crude oil, hydro-electricity and natural gas accounted for 68.0%, 23.2%, 6.6% and 2.2%, respectively, of the PRC’s total energy consumption. In 2003, the ratios were 68.0%, 23.0%, 7.9% and 2.5% respectively. Traditionally, natural gas has been primarily used as a raw material for chemical fertilizer and to operate oil and gas fields. Accordingly, most natural gas is consumed for production of fertilizer. Only a little over 10% of natural gas is consumed as a fuel for cogeneration and residential use. (Source: The Institute of Energy Economics of Japan).

The PRC’s heavy reliance on coal is out of line with world consumption rates for the same time period which was 22.2% (Source: Energy Information Administration, U.S. Department of Energy). The use of coal, however, causes air pollution and other negative consequences to the environment. In the PRC, the heavy use of unwashed coal has lead to large emissions of sulfur dioxide and particulate matter. An air pollution study conducted by the World Health Organization in 1998 showed that seven of the 10 most polluted cities in the world were located in the PRC. As such, there have been serious environmental concerns in many countries around the world and resulted in a global trend to reduce coal usage. In consideration of such trends, the PRC set out a policy to raise the share of natural gas in the country’s energy mix in its Ninth 5-Year Plan (1996-2000). At the local government level, in many locations where natural gas supply is available, local governments often require all new residential buildings to incorporate piped gas connections in their designs as a condition to the issuance of the construction or occupancy permits. Before 2000, the gas distribution had principally been served by local municipal governments. Since then, the industry has been open to private sector, whose investments have fostered the wide use of natural gas in thePRC. The natural gas industry has been deemed by the PRC government as a suitable industry for public and private investments.

China’s Natural Gas Reserves and Gas Pipeline Infrastructure

Recognizing the serious problems caused by heavy reliance on coal usage, the PRC government has aggressively moved to reduce coal usage by substituting coal with other, more environmentally friendly forms of fuel, such as natural gas. The PRC abounds in rich natural gas reserves, which are distributed principally in Xinjiang, Sichuan and Inner Mongolia in western and north-central China. According to the Second Oil and Gas Reserve Assessment published by the Geological and Mineral Resources Department of China, natural gas reserves in China are estimated to be 38,000 billion cubic meters with 30,000 billion cubic meters onshore and 8,000 billion cubic meters offshore. These reserves are sufficient for 74 to 120 years of Chinese consumption based on current consumption levels.

Because the PRC’s largest reserves of natural gas are located in western and north-central China, it requires a significant investment in gas transportation infrastructure to carry natural gas to eastern cities and the rest of the PRC. Until recent years, the PRC’s natural gas consumption was limited to local natural gas producing provinces because of the lack of national long-distance pipeline infrastructure. For example, Sichuan province, which is well known for its production of natural gas, has a local gas transport network. In the northwest, areas near the Daqing field in Heilongjiang province and the Liaohe oil field in Liaoning province have benefited from associated gas sent via gas pipeline. Because natural gas transportation was limited to areas near production sites, low cost gas supply was possible.

The principal method for transportation of natural gas from a source to end users is by means of pipelines. In order to develop the natural gas industry, it is essential that the necessary pipeline infrastructure be in place so that natural gas is easily accessible for distribution to end users at affordable cost.

In accordance with the PRC government’s Tenth 5-Year Plan (2001-2005), the country’s longest pipeline, known as the West-East Pipeline, was constructed and went into operation in January 2005. It transports natural gas to demand centers in the southeast from deposits in the western Xinjiang province to Shanghai, picking up additional gas in the Ordos Basin along the way. The West-East Pipeline starts at Lunnan in the Xinjiang Autonomous Region and ends at Baihe Town in Shanghai. It travels through 10 provinces including Xinjiang, Gansu, Ningxia, Shaanxi, Shanxi, Henan, Anhui, Jiangsu, Zhejiang and Shanghai. The full length of the pipeline is about 4,200 km with a designed annual throughput capacity of 20 billion cubic meters, a delivery pressure of 10 megapascals and 35 processing stations along the pipeline.

There are other pipelines linking smaller natural gas deposits to consumers, such as the pipeline linking the Sebei natural gas field in the Qaidam Basin with consumers in the city of Lanzhou, Ganshu province in the northwest, and a pipeline linking natural gas deposits in Sichuan province in the southwest to demand centers in Hubei and Hunan provinces in the central PRC.

In its Eleventh 5-Year Plan (2006 - 2010), the PRC government re-affirmed its commitment to making significant investments in the expansion of the natural gas pipeline infrastructure over a period of 20 years.

The Gas Delivery Process

The natural gas delivery process is categorized by three segments: production, transmission and distribution. Production involves underground exploration, drilling, extraction and purification of the natural gas. After extraction from a gas well, natural gas is transported to nearby refineries for removal of water and other impurities. The natural gas is then transported from the refineries via long distance pipelines under extremely high pressure facilitating the supply to a large number of locations near these pipelines at high speeds. The long distance pipelines are owned and operated by PRC state owned oil and gas exploration and production companies.

Distribution companies (such as Beijing Gas) distribute natural gas to end users and often own the gas pipeline infrastructure rights of an operational location (including the intermediate pipelines, the processing stations, the main pipelines and the branch pipelines). A distribution company purchases natural gas from oil and gas exploration and production companies. The distribution company determines the method of delivering natural gas to its desired destination after taking into account factors such as the distance between the collection and delivery points and the expected demand for gas from the relevant gas supply locations.

The collection of CNG and LNG involves the delivery of the gas by truck from gas wells or stations located along the relevant long distance pipeline to a processing station. If an intermediate pipeline is constructed, the intermediate pipeline transports the natural gas under high pressure to a processing station. Such processing stations may contain CNG or LNG pressure regulating facilities which will depressurize the CNG or LNG to natural gas under medium pressure and/or natural gas pressure regulating facilities to reduce the pressure of natural gas from high pressure to medium pressure, before transferring the natural gas to a local pipeline.

The processing station is usually located on the outskirts of an operational location for safety reasons and it provides certain ancillary facilities:

•	To add bromine to the gas to enable the detection of leakages when the gas is transmitted through the main pipelines, and

•	To store gas under high, medium or low pressure to be used as reserves for future unexpected fluctuation in demand.

High pressure gas storage tanks usually have thicker walls and therefore, are more expensive to construct than gas storage tanks for storage of gas under medium or low pressure.

After processing, the gas is transmitted under medium pressure to the local pipelines. Local pipelines are laid within an operational location and represent the backbone of the local gas delivery system. Different sections of the local pipelines operate at slightly different pressures, with computer controlled regulators controlling the flow of natural gas for delivery to end users via the branch pipelines and customers’ pipelines.

When there is a demand for a connection of gas to a particular area within a gas supply location, the distribution company will invest in the construction of the branch pipelines to connect the main pipelines to the pressure regulating boxes located in the end-users’ buildings or premises. The pressure regulating box reduces the natural gas to a lower pressure before the natural gas is transmitted to the customers’ pipelines. Customers’ pipelines transmit the natural gas through the pressure regulating box to the end users.

Demand for Natural Gas

Currently, natural gas consumption in the PRC accounts for less than 3% of its total energy consumption. However, driven by environmental pressure from the demand side and improvements in social infrastructure with economic growth, in the west in particular, and stable energy supply, it is anticipated that the use of natural gas will grow very rapidly in the PRC over the next 20 years.

Natural Gas Suppliers

There are approximately 60 natural gas supply companies in the PRC. Among them, China National Petroleum Corporation Group (“CNPC”), China Petroleum and Chemical Corporation Group (“Sinopec”), and China National Offshore Oil Corporation Group (“CNOOC”) account for more than 90% of the total national production. In 2002, production by CNPC, Sinopec and CNOOC accounted for 68.9%, 15.2% and 11.4%, respectively, of the total national production. CNPC and Sinopec own and primarily operate onshore pipelines while CNOOC owns and operates virtually all off shore pipelines. Before 2000, the gas distribution had been principally served by local municipal governments. Since then, natural gas industry has been designated by the PRC government as a suitable industry for public and private investment and has been open to private investment which has fueled the development of the industry and fostered a wider use of natural gas in the PRC.

Our Business Activities

Our business consists of three activities conducted in sequence for us to eventually own and operate a natural gas distribution system in a given operational location:

1. Development—(i) identifying distribution opportunities by conducting preliminary reviews and feasibility studies of new operational locations, and (ii) securing authorization by and/or franchise arrangements with local governments, negotiating supply agreements with potential customers, and implementing the related documentation;

2. Construction—building both natural gas storage and distribution networks; and

3. Operations—supply and sale of natural gas and related services to customers at the operating location.

Development

(i) Identifying distribution opportunities in new operational location: Our business development team actively explores and identifies suitable areas of service by conducting market research on potential operational locations where the demand for piped natural gas is desired. Because of experience and ongoing cooperation with governmental authorities, we also receive invitations from local governments to bid for new natural gas projects or to take over existing natural gas projects.

As the piped natural gas supply industry in the PRC is still in the early stages of development, most areas in the PRC are not yet supplied with piped natural gas even though they may be in close proximity to natural gas sources. Due to the capital intensive nature of new natural gas distribution projects, we are very selective in our choices for new operational locations.

The selection of new operational locations is determined after conducting preliminary evaluation and studies on the target locations, and return on investment. The criteria for any potential operational location that are investigated and documented by us are:

1.	Size and density of population.

2.	Economic statistics of the targeted locations.

3.	Extent and concentration of industrial and commercial activities.

4.	New property development in the target location.

5.	Projected levels of connection fees and gas usage charges.

6.	Extent of the local government’s commitment to environmental protection, environmental policies in place, and the local population’s awareness of environmental issues.

7.	A determination of exclusive operational rights and preferential treatment on tax and governmental fees.

8.
Types of gas supply (piped natural gas, CNG or LNG) and methods of delivery. Intermediate pipeline is used if the gas source, or long distance pipeline, is located within 100 km. CNG trucks are deployed if the gas source, or long distance pipeline, is located within 300 km. There is no distance restriction for LNG delivery. Generally, LNG trucks are used if the gas source, or long distance pipeline, is located beyond 300 km.

9.
For an acquisition of existing natural gas projects, the cost of acquisition, quality of assets and/or business are also valued. In addition, the liabilities of the business are analyzed along with any other perceived or actual problems encountered.

Based on the findings of the investigation, our business development team will decide whether to make a recommendation to management for approval to proceed with discussions and negotiations on a new project. We have conducted dozens of preliminary evaluations since our inception in 2003. We have an aggregate of 26 completed or partially completed operational locations and 12 operational locations under development.

(ii) Securing a New operational location. Once we have approved a potential natural gas distribution project in an operational location, we normally set up a local independent subsidiary, also know as a project company, to administer the project for its lifetime. We then prepare and submit a detailed gas project proposal to the local government and commence negotiations on major issues such as the granting of exclusive rights or rights of first refusal to supply gas to that location, proposed connection fees and gas usage charges and whether any tax and other concessions or favorable policies will be granted by the local government. Once established, the project company will conduct a series of marketing and promotional campaigns (which may include joint promotional campaigns with the local government) to increase public awareness of piped natural gas in the operational location. Concurrently, we begin actively seek out potential customers in the operational location and negotiate the terms of supply contracts with the aim of entering into supply contracts as soon as possible with such customers.

Construction

(i) Design stage. The design of the gas pipeline infrastructure for a natural gas distribution project includes the processing stations, the local pipelines and other ancillary facilities such as gas storage tanks. It is carried out by a government approved design institute in accordance with our requirements and specifications. It also takes into account the local population size, the development of the economy, the utilization of energy resources and the environmental conditions. The design takes into consideration our technical requirements, the needs of the local population and the environmental conditions of the area covered by the design. The master design is subject to approval by the local city construction department. The design stage normally takes two to three months.

(ii) Construction Stage. Once the design is approved, we invite independent qualified contractors to tender bids for the construction work. The selection criteria for the contractors include their qualifications, experience, expertise, reputation, familiarity with the local environment, prior experience with us and price. We generally enter into turnkey contracts with independent contractors for construction, installation and maintenance of the natural gas pipelines. We pay a down payment with the remainder to be paid upon completion of the project. At the time of entering into turnkey contracts, we source raw materials such as piping, gas regulating equipment and machinery. We have strict quality control procedures for the sourcing of supplies for all construction purposes.

Our internal engineers and independent external inspectors monitor the entire construction process to ensure that each stage of construction meets our quality and safety standards and the relevant regulatory requirements.

For a given operational location, although the gas pipeline infrastructure is designed to cover the entire operational location, our construction program focuses on early gas delivery to areas of concentrated customer demand within such operational location. This ensures that natural gas supply can begin as soon as the essential gas pipeline infrastructure and facilities such as the processing stations and the intermediate pipelines are completed. Construction work in a target area will gradually extend to cover the whole operational location, which typically takes two to five years.

Operation

Once the necessary gas pipeline infrastructure is in place in a given operational location, we begin the design and construction of the branch pipelines and customers’ pipelines pursuant to gas supply contracts with customers. The designs of branch pipelines and customers’ pipelines are normally prepared by us, reviewed by a government approved design institute, and carried out by external contractors. Upon completion of the construction of the branch pipelines and customer pipelines in the operational location, we begin to supply and sale natural gas and related services to customers within the operational location pursuant to supply contracts with such customers.

Gas Distribution System

The chart below illustrates our gas distribution system. We purchase gas from our suppliers, who are state-owned petroleum companies, at their processing centers close to our operational location. The natural gas we purchase is compressed from piped natural gas into CNG or LNG and placed in canisters. We then transport the CNG and LNG by truck to our processing stations in various operational locations for storage, decompression and gasification. The gas will through go though our pipeline system to reach our end users.

Products and Services

Presently, we generate revenues primarily from the sale of connection services to end users’ pipelines to our natural gas distribution system for which we charge connection fees, and sale of natural gas for which we charge the customers based on usage.

Historically, connection fees and sales of natural gas constituted more than 90% of our total revenues. Connection fees were $0.7 million and $8.2 million for the fiscal years ended December 31, 2004 and 2005, respectively, constituting 16.3% and 75.2% of total revenues for the years ended December 31, 2004 and 2005, respectively. Sales of natural gas were $3.2 million and $2.7 million for the fiscal years ended December 31, 2004 and 2005, respectively, constituting 74.4% and 24.8% of the total revenues of the total revenues for the years ended December 31, 2004 and 2005, respectively. Connection fees and sales of natural gas were 0.4 million and 1.1 million for the six months ended June 30, 2006, respectively, constituting 24% and 76% of our total sales.

Sales and Marketing

Our main sales office is located in Beijing, which is responsible for managing our overall sales and devising our marketing strategy. We establish a project company at each operational location and the local sales and marketing team of each project company work together with the main office team to structure an appropriate plan accommodating the specific needs and circumstances of the operational location. The sales and marketing team is responsible for company image and brand building, as well as promoting the advantages and concept of using natural gas as a necessary part of modern day life. Once established, a project company will implement a series of promotional campaigns (which may include joint promotional campaigns with the local government) to increase public awareness of piped natural gas in an operational location. At the same time, the project company begins actively seek out potential customers in the operational location and negotiate the terms of supply contracts with the aim of entering into supply contracts with such customers as soon as possible.

Our marketing team plays an active role in lobbying the relevant government authorities during the negotiation stage.

Materials and Suppliers

Natural Gas

The principal supplies purchased for our business are natural gas, pipes, machinery and equipment. Purchase of natural gas represented 94.5%, 61.64% and 90.89% of our total purchase of supplies for the for the six months ended June 30, 2006 and the fiscal years ended December 31, 2005 and 2004, respectively. Generally, approximately 99% of the natural gas we purchase is CNG and approximately 1% is LNG.

Our principal CNG supplier has been the Fourth Oil Extraction Plant of the North China Oilfield (the “North China Oilfield”), a subsidiary of Petro China. Our LNG supplier has been Henan Zhong Yuan Lu Ye Advanced Technology Ltd. Co. (“Henan Zhong Yuan”). Historically, we have purchased approximately 90% of our total purchases of CNG from North China Oilfield and 100% of our total purchases of LNG from Henan Zhong Yuan.

We have long term supply contracts with these suppliers and have not experienced any shortage of natural gas supply in the past. To prepare for growth, we have also entered into agreements with new suppliers to meet our growing demands.  These contractual relationships with our suppliers allow us to pursue natural gas distribution projects in a wide range of operational locations. So far, we have not experienced any shortage of supply of natural gas in our operations.

The wholesale price of natural gas is agreed upon between the suppliers and us with reference to the wellhead price, distance of transportation, purification fees and the supplier’s operating costs. The wellhead price of natural gas, which is determined by the PRC State Development and Planning with approval from the PRC State Council, is currently set at $0.12 per m3 with a 10% allowance for upward or downward adjustments as a result of negotiations between suppliers and distribution companies, such as Beijing Gas. Generally, we are only required to pay for the actual quantity purchased and there is no penalty should we purchase less than the stated amount.

Pipes, Machinery and Equipment

We purchase pipes of various size and thickness domestically for installation in different segments of our natural gas pipeline infrastructure according to specifications that comply with PRC standards and regulations. We also purchase machinery and equipment, both domestically and abroad. Machinery and equipment are sourced domestically and internationally from the United States and Europe. Payments for equipment, pipes and machinery are purchased with credit terms ranging from 30 to 90 days.

Gas Appliances

As residential customers often require us to provide gas appliances, such as gas meters, we purchase gas appliances in bulk directly from manufacturers in China and maintain a limited inventory of the gas appliances. We also provide repair and maintenance service to the gas appliances supplied. We generally provide a one-year warranty of our gas distribution system to our customers, during which time we provide free check-up of the pipeline and repair for any appliances we provided.

Customers

We have two principal types of customers: (i) residential customers and (ii) commercial and industrial customers. Our sales to residential customers and industrial customers represented 68.7% and 18.9% of our net sales, respectively, for the fiscal year ended December 31, 2005; 16.4% and 1.39% of our net sales, respectively, for the fiscal year ended December 31, 2004; and 36.9% and 54.23% of our net sales, respectively, for the six months ending June 30, 2006. Sales to miscellaneous customers who are neither residential nor industrial or commercial customers accounted for the remainder of our sales.

Residential Customers

Natural gas is primarily used by residential owners for cooking as well as water and space heating. We market directly to property developers, government departments and organizations, private companies and state-owned enterprises as these entities enter into master supply contracts with us for the connection of gas to all the units within a residential development (new or existing, owned by such entities or their respective employees). These entities are responsible for making, or they coordinate with the end users to facilitate our efforts in collecting the advance payment of connection fees, while gas usage charges are paid by the individual end users. With new residential developments, connection fees are collected in advance by installment based on the ratio-of-completion of the pipeline construction work. We receive full payment of connection fees when construction is completed regardless of whether the units are sold or occupied. The actual supply of gas commences after the unit is occupied.

We also market to existing buildings without piped natural gas supplies. Representatives of the buildings will consult individual households as to whether they wish to have piped natural gas supply and coordinate the collection of connection fees from the end users on our behalf. Both connection fees and gas usage charges are payable in advance by the individual end users. We provide connection services and supply gas at market price after receiving payment. Pipelines and gas appliances are owned by the end users, with one-year quality guarantee by us. We maintain the pipelines outside the end user’s homes. The contracts are generally renewable on a yearly basis.

At present, we have approximately 132 master supply agreements for the supply of gas to 30,788 end users in Beijing, Tian Jin, He Bei and Jiang Su. About 36 out of these master supply agreements serve more than 200 end users. Our top residential customers were Gu Lou Eastern District Managing Office of Pei County Tian Ma We Ye Co., Xu Zhou Municipal Jin Xiu Zhi Ye Ltd. and Beijing Mi Yun Jing Xi Wu Ye Managing Center, sales to whom accounted for 6.16%, 10.85% and 3.98%, respectively, of our total sales for the fiscal year ended December 31, 2005.

Industrial and Commercial Customers

Our industrial and commercial customers use natural gas primarily for heating, air conditioning, water heating and cooking purposes. These customers include owners of hotels, restaurants, office buildings, shopping centers, hospitals, educational establishments, sports and leisure facilities and exhibition halls. Natural gas has a wide variety of applications for industrial customers such as fuelling industrial boilers, furnaces, ovens, incinerators, foundries and steamers as well as water and space heating in staff canteens and dormitories within the industrial customers’ premises. We enter into supply contracts with these customers for the connection of gas to their premises, and both connection fees and gas usage charges are borne by such customers.

The table below presents information about our industrial and commercial customers for the periods indicated:

	Percentage of Sales
	6 months ended	Fiscal year ended December 31,
Customers	June 30, 2006	2005	2004
Hebei Zhong Gang Steel	39.4%	15.1%	—
Pei County Tian Ma Wu Ye	—	10.6%
Elite (Lang Fang) Textile	—	0.4%	—
Tang Shan Chang Sheng	9.1%	1.0%	—
Tang Shang Heng Tong	—	2.4%	—
Total	48.5%	29.5%	—

Our agreement with Tang Shang Heng Tong expired in March 2006 and we intend to extend the agreement.

During the fiscal year ended December 31, 2004, our top two customers were Beijing Zhong Ran Xiang Ke and Beijing Hong Ji Chuang Ye, which purchased gas from us for distribution to their end users and were neither residential, nor industrial and commercial customers. Our sales generated from Beijing Zhong Ran Xiang Ke and Beijing Hong Ji Chuang Ye accounted for 54.2% and 13.8% of our total sales for the fiscal year ended December 31, 2004, respectively. Since 2005, we have reduced gas supply to customers that contributed little to our profit margin since 2005, among whom are Beijing Zhong Ran Xiang Ke and Beijing Hong Ji Chuang Ye.

Pricing and Regulations

We determine connection fees based on a detailed analysis of factors such as estimated capital expenditure, number of users, expected penetration rates, income levels and affordability to local residents. We arrive at gas usage charges after taking into consideration the wholesale price of gas, operating costs, price of substitute products, internal business model margins and the purchasing power of local residents. Connection fees and gas usage fees are subject to the approval of the local state price bureau. Future price increases are also subject to the same approval process. In considering applications for an increase in gas usage charges, the local state price bureau may consider factors such as increases in the wholesale price of gas or operating expenses, inflation, additional capital expenditure, and whether the profit margin remains fair and reasonable.

Connection Fees

We charge residential customers a flat connection fee for connections to each type of gas appliance, typically cooking stoves, water heaters and boilers. The level of connection fees varies among operational locations and is approved by the relevant local state price bureau. The average of these connection fees for the company in 2005 was approximately $270 per household.

For commercial and industrial customers, the connection fee is determined based on the facility capacity (on a cubic meter per day basis). Should additional capacity be needed, these customers are required to pay additional connection fees for the additional capacity installed. When entering into master supply contracts for mass connections, we usually require the payment of deposit from customers while the balance is payable in accordance with the terms set out in the contracts. In the event customers default in the payment of connection fees, we will not start the supply of natural gas until the connection fees are paid.

The deposit received from customers upon the signing of supply contracts generally funds the majority of our capital costs in any new operational location.

Gas Usage Charges

Gas usage charges are based on actual usage on a per m3 basis. The gas usage charges per m3 vary between operational locations and the payment mechanism between different categories of customers varies.

Since our inception, the majority of our residential customers have purchased gas units in cash at our sales outlets with details of the prepaid gas units stored electronically on a debit card. The debit card is inserted into a debit card debit gas meter installed at the end user’s premises to activate the gas supply. Units of gas used are deducted from the debit card. When the level of prepaid gas units drops to a certain level (currently pre-set at 3 m3), the gas meter will produce a sound signal to remind the customer to replenish the value stored in the debit card. Over 70% of our residential customers utilize the debit card payment method. This payment method provides significant advantages to us as all gas purchases are prepaid - not at the point of sale or in arrears.

For those residential customers without a debit card gas meter installed and for commercial and industrial customers, payments for natural gas usage are made in arrears. Gas meters that record actual gas consumption are installed at the end users’ premises and meter readings are taken physically by US every month. Monthly bills based on the prior month’s actual usage are then sent to customers. In the event customers default in payment of gas usage charges, gas supply will be suspended within one month of billing. No customers’ gas supply was suspended as a result of default in payment during 2005.

Regulatory Framework for Natural Gas Distribution Companies

Pricing Regulations

We purchase natural gas from natural gas wholesalers, which are state-owned enterprises and which must comply with PRC natural gas pricing regulations. The wholesale price of natural gas payable by distribution companies, such as Beijing Gas, to the suppliers of natural gas is comprised of three components, the wellhead price, the pipeline transportation tariff and the purification fee. The wellhead price is fixed by the PRC State Development Planning Commission, and is currently set at $.12 per cubic meter with a 10% allowance for upward or downward adjustments for negotiation between suppliers and distribution companies. The pipeline transmission tariffs are determined by reference to the investment costs of the relevant long distance pipeline, depreciation, wear and tear and the distance of delivery. The purification fee is based on the actual purification costs of the suppliers. Both the pipeline transmission tariffs and the purification fee must also be approved by the PRC State Development Planning Commission.

Pricing of Natural Gas - US$ per cubic meter

	2001	2002	2003	2004	2005
Wellhead	$0.08	$0.08	$0.09	$0.09	$0.12
Pipeline	$0.09	$0.09	$0.09	$0.09	$0.09
Purification	$0.01	$0.01	$0.01	$0.01	$0.01
Total	$0.18	$0.18	$0.19	$0.19	$0.22

Operational and Construction Permits

In the PRC, companies in the gas distribution business must also obtain an operational permit from the PRC Ministry of Construction to begin operation. In addition, a construction permit must be obtained if such gas distribution company also engages in construction. In both cases, the PRC Ministry of Construction will review the qualifications and experience of the management and technical staff of the distribution company and consider whether the distribution company is capable of fulfilling the operational and construction standards.

As of the date of this prospectus, Beijing Gas and all of our project companies and branch offices have the necessary operational permits.

Safety Regulations

As a natural gas distributor, Beijing Gas is regulated by the relevant stipulations of Administrative Rules on the City Gas Safety jointly promulgated by the PRC Ministry of Construction, PRC Ministry of Labor and PRC Ministry of Public Security effective in May 1991.  According to such rules, the manufacture, storage, transportation, operation, usage of city gas, design and construction of gas-related projects, and the manufacture of gas-related facilities shall be subject to relevant safety requirements and qualifications.

Income Taxes

Pursuant to the tax laws of PRC, general enterprises are subject to income tax at an effective rate of 33%. Beijing Gas is in the natural gas industry, whose development is encouraged by the government. According to income tax regulation, any company engaged in the natural gas industry enjoys a favorable tax rate. In addition, Beijing Gas has been approved as a high technology company and has been enjoying preferential income tax treatment under the PRC’s income tax policies, which provide certain preferential income tax treatment to entities qualified as high technology entities. Under such policies, Beijing Gas was exempt from corporate income taxes for the first two years commencing from its first profitable year, and thereafter will be entitled to a 50% tax reduction for the succeeding three years. Our first profitable tax year was 2003. Accordingly, our income would be subject to a reduced tax rate of 9% from 2005 to 2007. From 2008, the income tax rate will be 18%. The subsidiaries of Beijing Gas are subject to the effective rate of 33%, but almost all income is earned by Beijing Gas.

Safety and Quality Control

Safety Control

We are focused on safety, have implemented a safety system and set up a safety department to oversee safety issues for all of our operations. We carry out routine inspection of the branch pipelines, customers’ pipelines, gas meters and gas appliances at the customers’ premises twice annually. These semi-annual inspections are free unless major repairs are required in which case we charge the customers for labor, replacement parts and other materials used for the repairs.

We believe in educating users about safety procedures. Before gas is actually supplied, we provide a thorough explanation of safety procedures to end users, hold regular seminars, and distribute brochures and booklets on safety. We have a 24-hour telephone help line for enquiries and reporting of emergency matters.

In order for us to monitor the operations of the pipelines for abnormal gas usage, gas leakages, or any other irregularities, we collect information about the temperature, pressure and volume of gas from key points along the main pipelines. The information is collated in the control center located in the head office of each operational location for analysis. We use process control instruments known as Supervisory Control and Data Acquisition systems, in which a number of small detectors are installed along the pipelines to collect information and process the data electronically in real time at the control center. Each project company conducts a major inspection of its pipelines, processing station(s) and other equipment at least once annually. If gas leakages or any other irregularities are detected, we will take remedial action immediately.

Due to the strict implementation of safety control procedures, there have been no major accidents which have resulted in serious injury or death since our inception.

Quality Control

Quality control begins in the design and construction phase of the natural gas supply infrastructure. Our quality control team regularly makes inspection visits and conducts tests to ensure that the construction work meets our required standards as well as national and local regulations.

We also have strict quality control procedures for the sourcing of raw materials. We only purchase from our approved list of qualified suppliers and such suppliers have fulfilled the relevant requirements in accordance with national standards.

In order to monitor the quality of gas purchased by us, we obtain gas composition reports regularly from our gas suppliers with data on important measures such as the heat content and composition of impurities in our gas supply. We also conduct regular tests on the gas purchased in order to verify its quality.

Research and Development

We have eight full-time employees engaged in the company-sponsored research and development efforts. These employees specialize in the fields of energy, mechanical and electronic engineering. For the fiscal year ended December 31, 2005 and 2004, respectively, we expended $545,364.45 and $216,497.35 on R&D activities. Areas that are targets of our ongoing research and development activities include:

•	Methodology and practices to increase operating efficiency and safety standards.

•	Expansion of the applications for natural gas, such as gas fuelled air conditioners, washing machines and dryers, and the use of CNG in motor vehicles.

•	Improvements in gas storage and transportation systems.

Our research and development department stays abreast of natural gas-related developments domestically and internationally by regularly attending domestic and international natural gas conferences that include exchange programs with international natural gas companies.

Competition

Since our inception, we have focused on supplying natural gas to small cities in the PRC where the average population is 250,000 and below, where the natural gas penetration rate is typically 0%, and where we are able to obtain exclusivity for natural gas distribution from the local government. In entering into these small cities, we are generally authorized to be the sole supplier of natural gas by the local governments pursuant to franchise agreements for a typical term of 25 to 30 years. This differs from the bigger natural gas distribution companies which have focused on a few areas with large populations. The larger cities are very competitive markets that tend to offer less flexibility for advantageous pricing arrangements. For a typical small city project, our initial investment is only about $500,000 with an average internal rate of return of 31% over the life of the project. Due to its small city focus where the operating cost is low and competition is much less intense, we believe we generate profit margins and returns at or above industry-average levels.

As we compete principally with small- to medium- sized private companies in the natural gas distribution industry, the information about our competition and competitive position is limited. Based on the information available to us, we estimate that there are approximately 200 hundred small- to medium- sized private gas distribution companies in the PRC. Most of these companies target local towns, rather than take the approach that we do, of targeting cities in different provinces. Also, most of these companies operate an average of three or four natural gas distributions systems, as compared to the 20 natural gas distribution systems that we operate.

Based on the division of the administrative districts in the PRC as of December 31, 2005, it has been estimated that there are approximately 2,862 small cities in the PRC with a population between 100,000 to 300,000. Among them, approximately 800 small cities have the potential to be supplied with natural gas and 100 small cities have already been supplied with natural gas. Among the 100 small cities where natural gas is already available, Beijing Gas is the distributor to 23 of them, and, therefore, we believe we have the largest market share among our peer businesses that target the natural gas market among small cities. Another favorable contrast between our peer businesses and us is that, many other gas distribution companies do not secure long-term stable supply contracts with natural gas suppliers and have few industrial customers, while we do secure long-term stable supply contracts and have many industrial customers.

There are five gas distribution companies in China listed on the Hong Kong Stock Exchange: Xinao Gas Holdings Limited, China Gas Holdings Limited, Panva Gas Holdings Limited, Zhengzhou Gas Company Ltd., and Chinese People Gas Holdings Company Limited. These companies focus more on supplying natural gas in bigger metropolitan areas, and therefore do not compete with us directly. However, Beijing Gas operates very similarly to some of these publicly listed PRC gas companies (with the exception of Zhengzhou Gas Company Ltd. and Panva Gas Holdings Ltd.) where significant revenue and profit are generated from the construction of local gas pipeline and connection of the pipeline to end users. This is primarily due to the PRC’s extremely low natural gas penetration rate (below 3% on a national basis). Therefore, PRC gas companies behave very differently from traditional gas utilities elsewhere and exhibit financial characteristics such as high growth rate, high profit margin and relatively longer receivable collection periods due to the construction cycle. We plan to compete with some of these companies in the future as our operations grow.

Intellectual Property

We do not hold have any registered trademarks or patents.  Please refer to “We may be exposed to intellectual property infringement and other claims by third parties, which, if successful, could cause us to pay significant damage awards and incur other costs,” in the section titled “Risk Factors” of this prospectus for risks related to the technology we use.

We own and operate a website under the internet domain name www.sino-gas.com. The information contained in our websites is not incorporated by reference to this prospectus or the registration statement of which this prospectus forms a part.

Insurance

We currently do not carry any product liability or other similar insurance, nor do we have property insurance covering our plants, manufacturing equipment and office buildings. While product liability lawsuits in the PRC are rare and Beijing Gas has never experienced significant failures or accidents, there can be no assurance that Beijing Gas would not face liability in the event of any failure or accident. We plan to purchase property insurance to cover our manufacturing plants, equipment and office buildings in the near future.

Beijing Gas and its subsidiaries maintain social insurance for their staff and employees in accordance with relevant requirements under PRC law and have compulsory insurance and fixed-sum insurance for cars and other vehicles.

Employees

As of March 7, 2007, we had approximately 300 full-time employees, including approximately 50 technicians, six management personnel, 23 branch managers, 190 engineers and eight research and development personnel.

Government Regulation

The pricing of natural gas in China is subject to central and local government regulation or approval. The wholesale price of natural gas payable by distribution companies, such as Beijing Gas, to suppliers of natural gas in the PRC is comprised of three components: the wellhead price, the pipeline transportation tariff, and the purification fee. The wellhead price is fixed by the PRC State Development Planning Commission (“SDPC”). Both the pipeline transmission tariffs and the purification fee must also be approved by SDPC. Please refer to “Regulatory Framework for Natural Gas Distribution Companies” in the section titled “Description of Business” of this prospectus for a more detailed discussion.

Under certain regulations in the form of public notices issued by the PRC State Administration of Foreign Exchange, or SAFE, our shareholders who are PRC resident entities or individuals are subject to certain registration requirements due to the status of GAS (BVI) and Sino Gas under Chinese law as offshore special purpose companies, or SPCs. These regulations would prohibit Beijing Gas from distributing dividends or profits to GAS (BVI) and/or Sino Gas as SPCs unless we comply with the registration requirements set forth by SAFE. As of the date hereof, Mr. Liu Yu Chuan, our President, Chief Executive Officer and Chairman of the Board, has completed the registration with the SAFE and has been issued a SAFE certificate in August 2006. We are in the process of determining whether there are additional shareholders who are subject to the SAFE regulations and whose compliance status will have a material effect on our ability to remit any of our profits out of the PRC as dividends or otherwise. Please refer to “Recent PRC State Administration of Foreign Exchange (“SAFE”) Regulations regarding offshore financing activities by PRC residents, have undertaken continuous changes which may increase the administrative burden we face and create regulatory uncertainties that could adversely affect the implementation of our acquisition strategy, and a failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law” under “Risks Related to Doing Business in the PRC” in the section titled “Risk Factors” of this prospectus for information regarding the risks related to the SAFE regulations that we are subject to.

We are subject to PRC regulations that require a company that is in the gas distribution business to obtain an operation permit, and a construction permit if such company also engages in construction, from the PRC Ministry of Construction to begin operation and/or construction, as the case may be. Fuel service station standards are subject to regulation by the PRC’s Ministry of Construction, General Administration of Quality Supervision, and Bureau of Inspection and Quarantine. Required certificates are issued upon satisfactory inspection of service stations. In addition, there are various standards that must be met for filling stations, including handling and storage of gas, tanker handling, and compressor operation. These standards are regulated by local construction and gas operations regulating authorities. Inspections are carried out and certificates for the handling of dangerous agents are issued by relevant local authorities.

Other than the foregoing, Beijing Gas is not subject to any significant government regulation of its business or production, or any other government permits or approval requirements, except for the laws and regulations of general applicability for corporations formed under the laws of the PRC.

As of the date of this prospectus, we believe we are in compliance with all relevant PRC rules and regulations with regard to our facilities, supply and overall operation as a distributor of natural gas.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes of Beijing Gas, appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

We are engaged in the development of natural gas distribution systems in small- and medium-sized cities in China, as well as the distribution of natural gas to residential, commercial and industrial customers in China, through our indirectly-owned subsidiaries in the PRC, Beijing Gas and its subsidiaries. We also have a subsidiary, Pegasus Tel, Inc. which owns and operates payphones. We plan to spin off our payphone operation by making a dividend of the Pegasus Tel, Inc. shares to our shareholders of record as of August 30, 2006. Because the operations of Pegasus Tel, Inc. are negligible, the discussion and analysis in this section is focused on our natural gas business operated by Beijing Gas and its subsidiaries in China. Please refer to “Recent Developments” in the section titled “Organization and Business of the Company” of this prospectus for more details regarding the reverse merger transactions and our corporate structure and history.

Beijing Gas is organized as a holding company with 16 subsidiaries, known as project companies, in four provinces, and four branches offices in Beijing, as shown on the corporate structure chart provided below. The project companies are the operating subsidiaries of Beijing Gas. Each project company operates as a local natural gas distributor in a city or county, known as an operational location, under an exclusive franchise agreement between Beijing Gas and the local government or entities in charge of gas utility, pursuant to which Beijing Gas formed the project company to operate the natural gas distribution project in the operational location.

In addition, Beijing Gas holds a 40% equity interest in Beijing Zhong Ran Xiang Ke Oil and Gas Technology Co. Ltd. (“Beijing Zhong Ran Xiang Ke”), a PRC joint venture entity engaged in the business of development, licensing and sale of oil and gas technologies and equipment, and sale of self-produced products.

Beijing Gas owns and operates natural gas distribution systems primarily in Hebei, Jiangsu, Shandong and Anhui provinces in the PRC.

Through its subsidiaries, Beijing Gas is a natural gas services operator, principally engaging in the investment, operation and management of city gas pipeline infrastructure, in the distribution of natural gas to residential an industrial users, in the construction and operation of oil stations and natural gas stations, and in the development and application of oil and natural gas related technologies. Beijing Gas and it subsidiaries own and operate 23 natural gas distribution systems serving approximately 63,000 residential and four commercial or industrial customers. Our facilities include approximately 700 km of pipeline and delivery networks with a designed daily capacity of approximately 70,000 cubic meters of gas. Currently, we are constructing an additional four natural gas distribution systems . We own and operate natural gas distribution systems primarily in Hebei, Jiangsu, Shandong and Anhui provinces.

Below is our corporate structure:

(1) See “Organizational History of Gas Investment China Co., Ltd. and Beijing Zhong Ran Wei Ye Gas Co., Ltd.” under “Organization and Business of the Company” of this prospectus regarding the subsidiaries of Beijing Gas.

RESULTS OF OPERATIONS

Nine-month periods ended September 30, 2006 and September 30, 2005

In the nine months ended September 30, 2006, we showed improvement in all major measures of financial health. As shown in the table below, we increased our net sales, gross profits, operating income and net income by at least 50% each compared with the same period last year.

Net Sales reached $4,971,156, an increase of 50% from $3,319,668 in the comparable period last year, driven by our successful expansion in both the residential and industrial markets. While we believe that our business is growing at a significant rate, our gross profit margin has also improved, reaching 63%, an increase over last year’s 55%, due primarily to our strengthened efforts to expand our connection business which has significantly higher margins than natural gas sales. As a result, gross profit increased 70% to $3,122,028, a significantly higher rate than the 50% increase in net sales. Net income reached $2,188,680 for the nine months ended September 30, 2006 compared to $1,244,666 for the same period last year, an increase of 76%.

	Nine months ended September 30, 2006
	2006	2005	Change
	US$	US$	%
Net sales	4,971,156	3,319,668	50%
Gross profit	3,122,028	1,834,065	70%
Income from operations	2,361,558	1,380,424	71%
Net income	2,188,680	1,244,666	76%
Gross profit margin (%)	63%	55%	6%

Net Sales

Net sales for the nine months ended September 30, 2006 reached $4,971,156, an increase of $1,651,488, or 50%, compared with net sales of $3,319,668 for the nine months ended September 30, 2005. Revenue from new connections grew at a faster pace than revenue from supplying gas and accounted for a larger percentage of our total revenue. We believe this change is a positive development for the Company, as connections bring a higher profit margin than supplying gas.

For the first nine months of 2006 we signed contracts to provide 27,247 residential households with connections for natural gas in the cities in which we had operations by the end of last year. Among them are approximately 10,000 households from a single project, Da Tun Mei Dian project in Peixian County, Jiangsu province. Those connection contracts have resulted in $3,104,605 in revenues.

In January, 2006, Hebei Zhong Steel, our largest industrial customer, started to use our natural gas supply. With a designed gas supply capacity of 30,000 cubic meters per day, the actual usage of natural gas by Hebei Zhong Steel is in excess of 10,000 cubic meters per day, on average. Gas usage by Hebei Zhong Steel has enabled us to increase gas revenues despite our strategic reduction of gas supplies to certain lower-margin customers such as Zhong Ran Xiang Ke and Zhong You Xiang Ke.

	Nine months ended September 30, 2006
	2006		2005		Change
	US$	%	US$	%	%
Net sales	4,971,156	100%	3,319,668	100%	50%
Gas	1,866,551	38%	1,360,441	41%	37%
Connection Fees	3,104,605	62%	1,959,227	59%	58%

Gross profit

Gross profit for the nine months ended September 30, 2006 was $3,122,028, an increase of 70% from $1,834,065 for the nine months ended September 30, 2005. 80% of our gross profits resulted from connection fees.

Our gross profit margin reached 63% for the nine months ended September 30, 2006, a significant increase over the 55% gross profit margin for the nine months ended September 30, 2005. The increase reflects the improvements in our profit margins for the supply of natural gas due to our focus on natural gas supply to higher margin customers.

With the beginning of gas supply to Hebei Zhong Steel and new residential users, we have substantially reduced gas supply to Zhong Ran Xiang Ke and Zhong You Xiang Ke, two affiliates of the company with low profit margins. The total gas supplied to these two customers has decreased to around 574,000 cubic meters for the first nine months this year, compared with 5,277,000 cubic meters the same period last year.

	Nine months ended September 30,
	2006			2005
	US$	%	Gross margin	US$	%	Gross margin
Gross profit	3,122,028	100%	63%	1,834,065	100%	55%
Gas	487,247	16%	26%	135,160	7%	10%
Connection	2,634,781	84%	85%	1,698,905	93%	87%

Income from operations

For the reasons set forth above (namely, our signing an increased number of contracts to supply natural gas to households and our focus on supplying gas to higher margin customers), income from operations increased 71%, from $1,380,424 for the nine months ended September 30, 2005, to $2,361,558 for the nine months ended September 30, 2006.

Cost of sales

As shown in the table below, cost of sales for the nine months ended September 30, 2006 was $1,849,128, an increase of 24% from $1,485,603 in 2005. The cost of gas continued to make up the majority of cost of sales, but the percentage fell to 75% of total cost of sales, from 82% one year ago. The cost of natural gas connections increased 80% to $469,824 from $260,322 last year, but still accounts for only approximately 25% of total cost of sales.

The changes in our cost structure reflect our strong growth in the connection business during the first nine months of 2006, which is critical to sustainable growth in the future. As set forth above, we signed with 27,247 new residential households to connect to our natural gas network, which resulted in an 80% increase in connection costs. With respect to gas usage, we have substantially reduced gas supply to customers that lower our overall profit margin, a move offset by increased gas supply to industrial and residential users. The net result is that the cost of gas increased by approximately 13% for the nine months ended September 30, 2006 when compared to the same period in 2005.

	Nine months ended September 30,
	2006		2005		Change
	US$	%	US$	%	%
Cost of sales	1,849,128	100%	1,485,603	100%	24%
Gas	1,379,304	75%	1,225,281	82%	13%
Connection	469,824	25%	260,322	18%	80%

Operating expenses

	Nine months ended Sept. 30
	2006	2005	Change
	US$	US$	%
Selling Expenses	66,497	66,668	-
General & Administrative Expenses	693,973	386,973	79%
Total Operating Expenses	760,470	453,641	68%

Total operating expenses were $760,470 for the nine months ended September 30, 2006, an increase of 68% from $453,641 for the same period in 2005. The increase was principally the result of an increase in general and administrative expenses relating to our equity financing and reverse merger in September, 2006, including auditing fees, placement agent fees and legal fees. In addition, the amortization of intangible assets and leasing expense increased to approximately $35,000 due to business expansion.

Selling expenses remained flat for the nine months ended September 30, 2006, compared with the same period in 2005.

Net Income

Net income was $2,188,680 for the nine months ended September 30, 2006, an increase of 76% from $1,244,666 for the same period in 2005.

For the first half of 2006, we principally focused on completion of construction commenced in 2005, maintenance of existing gas stations and recovery of accounts receivable. As a result, we reported a decrease of net income for that period compared with the first half of 2005.

The quarter ending September 30 is typically strong for the natural gas distribution industry as the weather is starting to become cold, leading to demand for natural gas for heating. In addition, many connections are completed during this time, as construction projects that must be completed before winter are completed. In addition, most natural gas distribution networks are constructed during the second and third calendar quarters. Construction of these distribution networks typically lasts from four to six months, depending on the size of the project. Therefore, construction of these projects is usually completed, and our revenue is recognized, during the third quarter.

	Nine months ended Sep 30,
	2006	2005	Change
	US$	US$	%
Net Income	2,188,680	1,244,666	76%

Liquidity and capital resources

We have typically financed our operations and expansion from our cash flow generated from operations and capital contributed by our shareholders. We consummated the reverse merger transaction and raised approximately $6,876,800 in gross proceeds in the private financing on September 7, 2006. After the deduction of financing fees, the net proceeds from the private financing were $ 5,246,891.

Cash and cash equivalents

Cash and cash equivalents reached $5,328,306 for the nine months ended September 30, 2006, an increase of $4,757,112 from $571,194 for the same period in 2005. The large increase was primarily due to the cash inflow from the private financing. In addition, we collected approximately $3,282,575 in accounts receivable.

Cash flows from operating activities

Cash flows from operating activities were $3,225,749 for the nine months ended September 30, 2006, an increase of $1,906,720, or 145%, from $1,319,029 for same period last year. This significant increase was principally due to our collection of $3,282,575 in accounts receivable.

Cash flows from investing activities

We had a net cash outflow from investing activities for the nine months ended September 30, 2006. Net cash used in investing activities was $3,780,796, an increase of $1,948,779, or 106%, from $1,832,017 for the same period last year. The increase was principally due to increased payments for our projects under development, such as Da Tun Mei Dian or old projects, such as those in Mi Yun, Jin Zhou, Si Hong and Pei Xian. Each of the projects required a large amount of investment for building the network connections.

Cash flows from financing activities

We raised approximately $6,876,800 in gross proceeds in the private financing. After the deduction of financing fees, the net proceeds from the initial closing of the private financing is $5,246,891.

Accounts Receivable

Accounts receivable were $6,887,070 as of September 2006, a decrease of $883,098, or 11%, from December 31, 2005. The decrease is primarily due to the collection of $3,282,575 in accounts receivable during the first three quarters of 2006, which was only partially offset by the recording of approximately $2,390,000 in accounts receivable from the Da Tun Mei Dian project in Pei Xian County, Jiangsu Province during that period. A decrease in accounts receivable from one year-end to the following September 30 is consistent with the general pattern of revenue recognition for our business, in which accounts receivable often increase in the fourth quarter based on projects completed before the winter, and decrease thereafter.

Construction In Progress

Construction in progress reached $5,798,781 for the nine months ended September 2006, an increase of $2,727,284, or 89%, from $3,071,497 for the same period in 2005. Construction in progress principally comprises this year’s new project, Da Tun Mei Dian. Da Tun Mei Dian is a medium-size state-owned enterprise in the PRC. In July, we signed an agreement with this company to supply 17,000 households within its residential area with natural gas, replacing coal. As of September 30, 2006, we had completed construction of natural gas network connections for 10,000 households. Construction in progress also includes previously existing projects, such as the construction projects in Beijing’s Mi Yun area and Jiangsu’s Si Hong and Pei Xian areas.

Prepaid Expenses and other current assets

Prepaid expenses and advances to suppliers totaled $343,839 for the nine months ended September 30, 2006, a decrease of 11% from $384,539 for the same period in 2005. Other receivables increased 107% to $905,327, compared with $437,922 last year.

Loans

The company had no bank or other loans during the nine months ended September 30, 2006.

Three months ended September 30, 2006 and three months ended September 30, 2005

	Three months ended Sept. 30,
	2006	2005	Change
	US$	US$	%
Net Sales	$3,471,616	$851,442	308%
Gross Profit	$2,605,975	$542,733	380%
Income from operations	$2,126,148	$359,360	492%
Net Income	$1,930,536	$338,699	470%
Gross profit margin	75%	64%	11%

As shown in the table above, we achieved significant growth during the quarter ended September 30, 2006.

Net sales increased more than 300% to $3,471,616 during the three-month period, as compared with $851,442 for the same period last year. Gross profit reached $2,605,975, an increase of 380% from the third quarter last year. Both income from operations and net income grew at a rate of nearly 500%, with net income reaching $1,930,536 and income from operations reaching $2,126,148. Gross profit margins also improved by 11% from last year’s 64%.

The strong performance for the quarter was principally the result of the development of the Da Tun Mei Dian project, which is located in Pei Xian County, Jiangsu Province. Da Tun Mei Dian is a medium-size state-owned enterprise in the PRC. In July, we signed an agreement with this company to supply 17,000 households within its residential area with natural gas, replacing coal. As of September 30, 2006, we have completed construction of natural gas network connections for 10,000 households.

Net Sales

	Three months ended September 30,
	2006		2005		Change
	US$	%	US$	%	%
Net Sales	$3,471,616	100%	$851,442	100%	308%
Connection	$2,745,948	79%	$653,076	77%	320%
Gas	$725,668	21%	$198,366	23%	266%

As shown in the table above, net sales were $3,471,616 for the three months ended September 30, 2006, an increase of 308% from $851,442 for the same period last year. This significant increase was principally due to the progress made with the Da Tun Mei Dian project. For this project we have signed connection agreements with a total of 17,000 households and completed the construction of network connections to 10,000 households, bringing in nearly $2,400,000 in revenues.

Gross Profit

	Three months ended September 30,
	2006			2005
	US$	%	Gross margin	US$	%	Gross Margin
Gross profit	$2,605,975	100%	75%	$542,733	100%	64%
Connection	$2,340,339	90%	85%	$523,026	96%	80%
Gas	$265,636	10%	37%	$19,707	4%	10%

As shown from the table above, gross profit grew nearly 400% to $2,605,975 from $542,733. As we discussed previously, the Da Tun Mei Dian project resulted in our revenue growth and generated nearly $2,000,000 in gross profits.

Cost of sales

Cost of sales was $865,641 for the three months ended September 30, 2006, increasing 180% from $308,709 for the same period last year. The increasing rate of cost of sales is significantly lower than that of revenues, as the revenue was mostly driven by connection fees from Da Tun Mei Dian, which has the highest profit margin among any of our current projects.

	Three months ended Sept. 30,
	2006		2005		Change
	US$	%	US$	%	%
Cost of sales	$865,641	100%	$308,709	100%	180%
Connection	$405,609	47%	$130,050	42%	212%
Gas	$460,032	53%	$178,659	58%	157%

Operating expense

	Three months ended Sept. 30,
	2006	2005	Change
	US$	US$	%
Selling expense	$39,673	$24,805	60%
Administrative & Other	$440,154	$158,568	178%
Total operating expenses	$479,827	$183,373	162%

With the first closing of our private financing in early September, financing related fees accounted for most of the increase operating expenses, such as auditing fees, placement agent fees and legal fees.

Net Income

The quarter ending September 30 is typically strong for the natural gas distribution industry as the weather is starting to become cold, leading to demand for natural gas for heating. In addition, many connections are completed during this time at the end of construction projects which are finishing before the winter. Most natural gas distribution networks are constructed during the second and third calendar quarters. The construction time of each project ranges from four to six months, depending on the size of the project. Therefore, network construction projects are usually completed, and revenue recognized, during the third quarter.

In addition, we made significant progress in market development, revenue structure adjustments and project management. All these factors combined together, causing the company’s net income to rise to $1,930,536 for the three months ended September 30, 2006, a 470% increase from $338,699 the same period in 2005.

Fiscal years ended December 31, 2005 and December 31, 2004

As shown in the following table, Beijing Gas achieved rapid expansion during the fiscal year ended December 31, 2005, as compared to the fiscal year ended December 31, 2004, primarily due to the sharp increase in revenues generated from connection fees. The gross margin for our sales generated from connection fees was 80% while that for gas sales was 20%. Beijing Gas’ overall profit margin was 62% for the fiscal year ended December 31, 2005, a more than two-fold increase from the corresponding period in 2004.

	Twelve Months Ended December 31,
	2005	2004	Change
	US$	US$	%
Net Sales	10,907,289	4,329,947	151.9%
Gross Profit	6,811,938	1,183,248	475.7%
Operating Income	5,800,949	793,415	631.1%
Net Income	5,702,433	1,343,957	324.3%
Gross Margin	62.5%	27.3%	35.1%

Net sales

Net sales, which consist of gas and connections fees, reached $10,907,289 for the year ended December 31, 2005, a 151.9% increase as compared to a net sales of $4,329,947 for the year ended December 31, 2004. The increase was fueled by the injection of $3.62 million in capital into Beijing Gas in 2004. We used the new capital to develop and construct new projects in 2004, which had a construction cycle of approximately eight months and resulted in a sharp increase in sales in 2005.

For the fiscal years ended December 31, 2005 and 2004, respectively, connection fees contributed 75% and 15% of the total net sales, respectively, and gas fees contributed 25% and 74% of the total net sales, respectively. This reflected a shift in Beijing Gas’ revenue composition structure from gas supply to connection fees.

The following table presents information about our sales for the periods indicated:

	Twelve Months Ended December 31,
	2005		2004		Change
	US$	%	US$	%	%
Net Sales	10,907,289	100%	4,329,947	100%	151.9%
Gas	2,702,301	24.8%	3,194,890	73.8%	-15.4%
Connection	8,204,988	75.2%	670,248	15.5%	1124.2%
Others			464,809	10.7%

Gas fees decreased 15.4% to $2,702,301 for the fiscal year ended December 31, 2005, as compared to $3,194,890 for the fiscal year ended December 31, 2004. This decrease resulted from our reduction of gas supply to those customers that contributed little to our profit margin, Zhong Ran Xiang Ke, our 40% subsidiary, and Beijing Zhong You Xiang Ke Technology Co., Ltd, a wholly owed subsidiary of Zong Ran Xiang Ke.

Connections fees increased to $8,204,988 for the fiscal year ended December 31, 2005, a more than 1000% increase as compared to $670,248 for the fiscal year ended December 31, 2004. The increase in connection fees was due to a relatively large number of connection projects we completed in 2005. In 2004, we connected 2,300 residential units while in 2005 we connected 21,400 residential units.

Gross Profit

Gross profit increased 476% to $6,811,938 for the fiscal year ended December 31, 2005, as compared to $1,183,248 for the fiscal year ended December 31, 2004. Gross profit from gas sales dropped 47% to $177,897 for the fiscal year ended December 31, 2005, from $334,902 for the fiscal year ended December 31, 2004, largely due to our efforts to cut gas supply to low-profit-margin customers. Gross profit from connection increased to $6,634,041 for the fiscal year ended December 31, 2005, an increase of 1630% from $383,537 for the fiscal year ended December 31, 2004, consistent with the increase in sales from connections.

The table below presents information about our gross profit for the periods indicated:

	Twelve Months Ended December 31,
	2005			2004
			Gross Profit			Gross Profit
	US$	%	Margin	US$	%	Margin
Gross Profit	6,811,938	100%	62.5%	1,183,248	100%	27.3%
Gas	177,897	2.6%	6.6%	334,902	28.3%	10.5%
Connection	6,634,041	97.4%	80.9%	848,346	71.7%	74.7%

Our gross profit margin for the fiscal year ended December 31, 2005 was 62.5%, as compared to 27.3% for the same period in 2004, primarily due to the improved gross margin of our gas connection operations. The gross margin of our gas connection operation increased from 74.7% for the fiscal year ended December 31, 2004 to 80.9% for the same period in 2005, due to our improved cost control in construction of natural gas stations. The gross margin for gas sales was 6.6% for the fiscal year ended December 31, 2005, as compared to 10.5% for the same period in 2004, due to the increasing transportation fees as part of gas costs.

Income from Operations

Operating income increased 631.1% to $5,800,949 for the fiscal year ended December 31, 2005, as compared to with $793,415 for the fiscal year ended December 31, 2004. As a percentage of net sales, operating income was approximately 53.2% for the fiscal year ended December 31, 2005, an increase from approximately 18.3% for the fiscal year ended December 31, 2004. The increase in operating income for the fiscal year ended December 31, 2005 was due to the increase in our net sales as a result of the expansion of our operations in 2005 following the commencement of our operations in 2004.

Cost of Sales

Cost of Sales, which consist of gas costs and connection costs, increased to $4,095,351 for the fiscal year ended December 31, 2005, a 30% increase as compared to $3,146,699 the fiscal year ended December 31, 2004. Gas costs decreased 12% to $2,524,404 for the fiscal year ended December 31, 2005, from $2,859,988 for the fiscal year ended December 31, 2004, consistent with the decrease in gas fees due to our reduction of gas supply to two customers that contribute little to our profit margin. Connection costs increased 448% to $1,570,947 for the fiscal year ended December 31, 2005, from $286,711 for the fiscal year ended December 31, 2004, reflecting the increase of connection projects completed in 2005.

The table below presents information about our cost of sales for the periods indicated:

	Twelve Months Ended December 31,
	2005		2004		Change
	US$	%	US$	%	%
Cost of Sales	4,095,351	100%	3,146,199	100%	30.0%
Gas	2,524,404	61.6%	2,859,988	90.9%	-11.7%
Connection	1,570,947	38.4%	286,711	9.1%	447.9%

Operating Expenses

Operating expenses were $99,768 for the fiscal year ended December 31, 2005, an increase of 159.3% as compared to $10,048 for the fiscal year ended December 31, 2004. The increase was due to the fact that we commenced our operations in 2004 and our operating expenses increased because of our business and personnel expansion.

	The twelve months ended December 31,
	2005	2004	Change
	US$	US$	%
Selling expenses	99,768	10,048	892.9%
General & Administrative Expenses	911,221	379,785	139.9%
Total operating expenses	1,010,989	389,833	159.3%

Net Income

Net income was $5,702,433 for the fiscal year ended December 31, 2005, an increase of 324.3% from $1,343,957 for the fiscal year ended December 31, 2004. This change is attributable to the increase in connection business. The net profit margin improved to 52.3% from 31%, due to slowing growth of connection costs.

Cash and Cash Equivalents

Cash and Cash Equivalents decreased 14.5% to $571,194 for the fiscal year ended December 31, 2005, as compared to $668,346 for the fiscal year ended December 31, 2004, primarily as a result of our investment activities in 2005.

Accounts Receivable

Accounts Receivable increased 884.8% to $7,770,168 as of December 31, 2005, as compared to $789,013 as of December 31, 2004. This increase in accounts receivable was primarily attributable to a substantial increase in connection projects and deferred receipt of payments in 2005.

Construction in Progress

Construction in progress was $3,071,497 as of December 31, 2005, an increase of $1,601,320 or 108.9% as compared to $1,470,177 as of December 31, 2045. The increase was caused by the increase of the number of residential units which connected to gas supply in the fiscal year ended December 31, 2005. We connected 21,400 residential units to gas supply in 2005 as compared to 2,300 residential units in 2004.

As at December 31, 2005, the pipelines under construction were principally our projects in Hebei and Jiangsu province, and in Beijing.  These projects, once completed, will significantly increase gas supply capacity.  Capital commitments in respect of these projects amounted to approximately $6,300,000 and $6,700,000 at December 31, 2005 and 2004 respectively.

Prepaid expenses and other current assets

Prepaid expenses and other current assets were $822,461 as of December 31, 2005, as compared to $1,504,164 as of December 31, 2004, a decrease of 45.3%. The decrease was primarily due to a refund of advance to suppliers when we cancelled an equipment purchase agreement.

Accounts payable

Accounts payable was $3,090,870 as of December 31, 2005, an increase of 2,194.3% from $134,721 for accounts payable as of December 31, 2004. The increase in accounts payable was due to the deferred payment arrangements we had with our construction companies that allowed us to defer payment to the project construction companies to the time when we have received payment from the real state developers of residential buildings with whom we entered into master supply agreements, or industrial customers. We are generally required to pay 40% of the amount we receive from real state developers of residential buildings or industrial customers to our project construction companies. Before make any payment to the construction companies out of the payment we receive from the real estate developers and industrial customers, the amount we owe to the construction companies are counted as accounts payable.

Loans

Beijing Gas does not have any bank loans. As of December 31, 2005, we had outstanding loans in the amount of $1,181,659, as compared to $663,730 as of December 31, 2004. The loans were unsecured loans owed to two unrelated companies as of December 31, 2005. $681,250 owed to Shenzhen Shi Yi Long Da Co., Ltd has an interest rate of 6% per annum and is due in October 2006. $500,409 owed to Beijing Qian Shi Li Technology Development Co., Ltd. is interest free and has no fixed payment terms.

Critical Accounting Policies

Management's discussion and analysis of its financial condition and results of operations is based upon Beijing Gas’s consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. Beijing Gas’s financial statements reflect the selection and application of accounting policies which require management to make significant estimates and judgments. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Beijing Gas believes that the following reflect the more critical accounting policies that currently affect Beijing Gas’s financial condition and results of operations.

(A) Method of Accounting

Beijing Gas maintains its general ledger and journals with the accrual method of accounting for financial reporting purposes. The financial statements and notes are representations of management accounting policies adopted by Beijing Gas, which conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

(B) Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries (“the Group”). Significant intercompany transactions have been eliminated in consolidation. Investments in which the company has a 20 percent to 50 percent voting interest and where the company exercises significant influence over the investee are accounted for using the equity method.

As of the date of this prospectus, the particulars of the subsidiaries are as follows:

Name of Company	Place of Incorporation	Date of Incorporation	Attributable Equity Interest %	Registered Capital

Pegasus Tel, Inc.	USA	2/19/2002	100	USD 1,000

GAS Investment China Co., Ltd.	BVI	6/19/2003	100	USD 10,000,000

Beijing Zhong Ran Wei Ye Gas Co.,
Ltd	PRC	8/29/2001	100	RMB 77,454,532

Ningjin Weiye Gas Co., Ltd	PRC	12/3/2003	100	RMB 3,000,000

Jinzhou Weiye Gas Co., Ltd	PRC	7/19/2005	100	RMB 3,000,000

Xingtang Weiye Gas Co., Ltd	PRC	2/18/2005	100	RMB 3,000,000

Linzhang Weiye Gas Co., Ltd	PRC	7/6/2006	100	RMB 1,000,000

Wuqiao Gas Co., Ltd	PRC	6/30/2005	100	RMB 2,000,000

Yutian Zhongran Weiye Gas Co., Ltd	PRC	12/19/2003	100	RMB 3,000,000

Langfang Development
Region Weiye Dangerous
Goods Transportation Co., Ltd	PRC	3/22/2006	100	RMB 1,000,000

Sihong Weiye Gas Co., Ltd	PRC	12/3/2005	100	RMB 10,000,000

Peixian Weiye Gas Co., Ltd	PRC	8/22/2006	100	RMB 5,000,000

Sishui Weiye Gas Co., Ltd	PRC	12/22/2005	100	RMB 3,000,000

Longyao Zhongran Weiye Gas Co., Ltd	PRC	10/13/2006	100	RMB 3,000,000

Shenzhou Weiye Gas Co., Ltd	PRC	12/23/2006	100	RMB 3,000,000

Zhangjiakou City Xiahuayuan Jinli Gas Ltd. Co.(1)	PRC	09/30/2005	100	RMB 2,000,000

Yuxian Jinli Gas Ltd. Co.(2)	PRC	11/8/2005	100	RMB 9,500,000

Beijing Chenguang Gas Ltd., Co.(3)	PRC	10/30/2002	100	RMB 10,000,000

(1) Became a subsidiary on December 13, 2006 and therefore is not included in the foregoing discussion of financial results ended September 30, 2006. See “Recent and contemplated acquisitions” in the section of this prospectus titled “Prospectus Summary.”

(2) Became a subsidiary on December 13, 2006 and therefore is not included in the foregoing discussion of financial results ended September 30, 2006. See “Recent and contemplated acquisitions” in the section of this prospectus titled “Prospectus Summary.”

(3) Became a subsidiary on January 15, 2007 and therefore is not included in the foregoing discussion of financial results ended September 30, 2006. See “Recent and contemplated acquisitions” in the section of this prospectus titled “Prospectus Summary.”

(C) Use of Estimates

In preparing of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting year. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and machinery. Actual results could differ from these estimates.

(D) Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents.

(E) Accounts and Other Receivables

Accounts and other receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. The Company extends unsecured credit to customers in the normal course of business and does not accrue interest on trade accounts receivable.

(F) Advances to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing raw materials. The advances to suppliers are interest free and unsecured.

(G) Investments in Equity Securities

The consolidated statement of income includes the Group's share of the post-acquisition results of its associated company for the six months ended September 30, 2006. In the consolidated balance sheet, investments in equity securities are stated as the Group's share of the net assets of the associated company plus the premium paid less any discount on acquisition in so far as it has not already been amortized to the statement of income, less any identified impairment loss.

Portion of
Name of		Form of		Nominal Value of
Associate	Place of	Business	Registered	Registered	Principal
Company	Registration	Structure	Capital	Capital	Activities

Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd	PRC	Sino-foreign equity joint venture	RMB 20,000,000	40%	Trading of natural gas and gas pipeline construction

Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd is Beijing Gas’s 40% owned joint venture company and is principally engaged in the sale of compressed natural gas to domestic households and industrial users around suburban areas of Beijing and part of suburban areas in Hebei Province and Tianjin Municipality.

(H) Plant and Equipment

Plant and equipment, other than construction in progress, are stated at cost less depreciation and amortization and accumulated impairment loss.

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Gas Pipelines	25 years
Motor Vehicles	10 years
Machinery & Equipment	20 years
Buildings	25 years
Leasehold Improvements	25 years
Office Equipment	8 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(J) Construction in Progress

Construction in progress represents the cost of constructing pipelines.  The major cost of construction relates to material, labor and overhead.   Construction of pipelines through which to distribute natural gas is one of the Group’s principal businesses.  The Group builds city main pipeline networks and branch pipeline networks to make gas connections to residential, industrial, and commercial users, with the objective of generating revenue on gas connection and usage fees collected from these customers.

(K) Revenue Recognition

Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Gas connection revenue is recognized when the outcome of a contract can be estimated reliably and the stage of completion at the balance sheet date can be measured reliably.

Sales of natural gas are recognized when goods are delivered and title has passed.

(L) Income Taxes

Pursuant to the tax laws of the PRC, general enterprises are subject to income tax at an effective rate of 33%. Beijing Gas is in the natural gas industry whose development is encouraged by the government. According to the income tax regulation, any company engaged in the natural gas industry enjoys a favorable tax rate. In addition, Beijing Gas has been approved as a high-technology company and has been enjoying preferential income tax treatment under China’s income tax policies that provide certain preferential income tax treatment to entities qualified as high-technology entities. Under such policies, Beijing Gas is exempt from corporate income taxes for the first two years commencing from its first profitable year and thereafter, will be entitled to a 50% tax reduction for the succeeding three years. The company’s first profitable tax year was 2003. Accordingly, the company’s income would be subject to a reduced tax rate of 9% in 2005 and a reduced tax rate of 7.5% in 2006 and 2007. Beginning in 2008, our income tax rate will be 15%. The subsidiaries of Beijing Gas are subject to an effective tax rate of 33%.

DESCRIPTON OF PROPERTIES

We have offices at all operational locations. The facilities are added with each new project or operational location as part of the build out of the project.

Under the PRC law, most land is owned by the government, which grants a "land use right" to an individual or entity after a purchase price for such “land use right” is paid to the government. The “land use right” allows the holder the right to use the land for a specified long-term period of time and enjoys all the ownership incidents to the land. Beijing Gas and/or its subsidiaries have state owned land use rights for two parcels of land registered under their names, and lease land use rights for additional parcels of land from third parties that are used as for its gas distribution projects. In addition, Beijing Gas leases office buildings and warehouse facilities for its business operations.

Set forth below is the detailed information regarding these land use rights registered under the names of Beijing Gas or its subsidiaries:

Registered owner of land use right	Location & certificate of land use right	Usage	(approximate) square meters	Date of Issuance or Grant	Expiration Date
Beijing Gas	South side of Huang He Road, Cai Yuan Town, Wu Qiao County Wu Guo Yong (2003) Zi Di Chu No. 208	Other commercial use	1,520	November 25, 2003	November 25, 2043

Y Yu Tian Country Zhong Ran Wei Ye Gas Ltd.	Between East side of Yu Zun West Road and South side of Guan Qu, Yu Tian County Yu Tian Guo Yong (2004) Zi Di No. 097	Industrial use	2,674.5	June 8, 2004	May 21, 2054

In addition to the land use rights described above, we have the right to use an aggregate of approximately 36,283 square meters for our operations either through grants or transfers of land use rights or lease arrangements. The rights range in duration from six to 20 years.

As of the date of this prospectus, Beijing Gas owns 700 km of high-pressure underground pipeline all with a diameter greater than 110 millimeters. Beijing Gas owns and operates 23 natural gas stations with accompanying buildings, gas compression facilities and other equipment. We own 17 cars, 13 trucks and 25 containers. We also lease trucks from PetroChina Company Limited.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Share Exchange Agreement and the Issuance and Conversion of Series A Stock

On September 7, 2006, we entered into and consummated a share exchange agreement with the holders of all of the outstanding capital stock of Gas (BVI), which were: Eloten Group Ltd., Leading King Investment Limited, Zhong Zhi Min, Li Shu Wang, Chen Si, Xiang Shun Ying, Chong Shun, Liu Xiao Bing, Zhuo Qing Hui, Bian Shu Kui, Chen Fang, Shang Jian Zhong and Wang Wei Dong, or, collectively, the Gas (BVI) shareholders.

Pursuant to the terms of the share exchange agreement, we issued an aggregate of 14,361,646 shares of our series A convertible preferred stock in exchange for the 9,950,000 shares of common stock of Gas (BVI) held by the Gas (BVI) shareholders, which constituted all of Gas (BVI)’s capital stock. Each share of series A convertible preferred stock was converted automatically into one share of our common stock, par value $0.001 per share, upon the completion of the 304.44-for-1 reverse stock-split of our common stock more as fully described in “Reverse Stock-Split” in the section titled “Prospectus Summary” of this prospectus. Therefore, the shares of series A convertible preferred stock issued to the Gas (BVI) Shareholders were automatically converted into an aggregate of 14,361,646 shares of our common stock.

As a result of the consummation of the share exchange transaction, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act. Gas (BVI) is now our wholly-owned subsidiary, and Beijing Gas is now our indirectly wholly-owned subsidiary in the PRC.

The foregoing description of the share exchange agreement is qualified in its entirety by the text of the agreement, which is annexed hereto as Exhibit 10.1.

Private Placement Offering of Series B Stock and Warrants

On September 7, 2006, we entered into and closed a stock purchase transaction with Vision Opportunity Master Fund, Ltd., SEI Private Trust Co. FAO - The JM Smucker Co. Master Fund, and Coronado Capital Partners LP, pursuant to which we issued, for an aggregate of $6,876,800 in gross cash proceeds, to the investors, an aggregate of 2,509,782 shares of our series B convertible preferred stock, and series A, B, J, C and D warrants to purchase shares of our common stock as described below, and to Kuhns Brothers, Inc. and its designees, an aggregate of 635,822 shares of our series B convertible preferred stock, and warrants to purchase shares of our common stock as described below.

On October 20, 2006, we entered into and closed a stock purchase transaction with Vision Opportunity Master Fund, Ltd., Nite Capital LP and Ijaz Malik, pursuant to which we issued to the investors, for an aggregate of $2,404,800 in gross cash proceeds, an aggregate of 877,664 shares of our series B convertible preferred stock, at $2.74 per share, and series A, B, J, C and D warrants as described below.

The series A warrants allow their holders to purchase an aggregate of 3,854,599 shares of our common stock at $3.84 per share. The series B warrants allow their holders to purchase an aggregate of 1,693,723 shares of our common stock at $5.48 per share. The series J warrants allow their holders to purchase an aggregate of 3,083,588 shares of our common stock at $3.01 per share. The series C warrants allow their holders to purchase an aggregate of 3,083,588 shares of our common stock at $4.22 per share. The series D warrants allow their holders to purchase an aggregate of 1,541,794 shares of our common stock at $6.03 per share.

The series A and B warrants are exercisable for a term of five years. Each series J warrant is exercisable for a period of twelve (12) months following its issuance. Each series C or D warrant is only exercisable once the holder has exercised his or its series J warrant, and for the same number of shares of common stock that the holder’s series J warrant was exercised for. The terms of the series C and D warrants are for five years following the date of issuance of such series C or D warrants, as applicable. Please refer to “Recent Developments” in the section titled “Organization and Business of the Company” of this prospectus for additional information regarding the private offerings of series B convertible preferred stock and the warrants.

The foregoing description of the stock purchase agreements is qualified in its entirety by the text of the agreement and amendments thereto, which are annexed hereto as Exhibits 4.1, 4.4, 4.5 and 4.6.

Registration Rights Agreements

In connection with the stock purchase agreements, we entered into registration rights agreements with the investors of the series B convertible preferred stock on September 7, 2006 (as amended on October 3, 2006) and October 20, 2006, respectively. Pursuant to these registration rights agreements, we are required to file with the SEC a "resale" registration statement on Form SB-2, providing for the resale of all share of our common stock issuable upon conversion of the series B convertible preferred stock and shares of our common stock issuable upon exercise of our warrants, and 1,314,405 shares of common stock issued upon conversion of series A convertible preferred stock issued to certain shareholders of Gas (BVI) pursuant to the share exchange transaction.

The foregoing description of the registration rights agreements is qualified in its entirety by the text of the agreements, which are annexed hereto as Exhibits 4.2 and 4.7.

Please refer to “Recent Developments” under the section titled “Organization and Business of the Company” of this prospectus for additional information regarding the registration rights agreement.

Lock-Up Agreement

Simultaneously and in connection with our entry into the stock purchase agreement on September 7, 2006, we entered into a Lock-Up Agreement with the Gas (BVI) Shareholders, pursuant to which the Gas (BVI) Shareholders agreed to not transfer any of the shares of our common stock issuable upon conversion of the series A convertible preferred stock issued in the share exchange transaction described above during the period commencing on the closing date of the stock purchase agreement and expiring on the date that is the later of one year following the closing date of the stock purchase agreement or six months following the effective date of the registration statement filed by us with the SEC providing for the resale of the shares of common stock issuable upon conversion of the series A convertible preferred stock and exercise of any warrants; provided, however, that no Gas (BVI) Shareholder shall, during the twelve months following such period, sell more than one-twelfth of their total holdings of our common stock or series A convertible preferred stock during any one month.

The foregoing description of the Lock-Up Agreement is qualified in its entirety by the text of the agreement, which is annexed hereto as Exhibit 4.3.

Placement Agent Compensation

In connection with the private financing transactions, Kuhns Brothers, Inc., received the following compensation: (i) $80,000 cash as signing fee, documentation fee and purchase fee, (ii) $120,000 cash as purchase fees in connection with the purchase by Gas (BVI) of the common stock of Dolce Ventures, Inc. from certain shareholders of Dolce pursuant to a stock purchase agreement dated as of August 24, 2006, (iii) 10% of the total cash paid for the series B convertible preferred stock and warrants, and (iv) a warrant to purchase an aggregate of 467,153 shares of our common stock at $3.84 per share. In addition, Kuhns Brothers, Inc. is to receive 10% of the proceeds of any exercise of the warrants sold to investors of the series B convertible preferred stock. Upon the closing of the private financing transactions, a non-refundable monthly retainer of $10,000 per month will be paid to Kuhns Brothers for 24 months. Dolce Ventures, Inc. was the name of our company at an earlier stage of its development. See “Organizational History of Sino Gas” in the section of this prospectus titled “Description of Business.”

Consulting Agreement

Pursuant to a Consulting Agreement dated as of August 8, 2006 that we entered into with Kuhns Brothers, Inc., Kuhns Brothers is entitled to receive an aggregate of 635,822 shares of Series B Stock. Kuhns Brothers designated the following persons to receive a portion of these series B convertible preferred shares:

Name	Shares
“James” Tie Li	27,373
Sam Shoen	25,875
Paul Kuhns	5,175
Kuhns Brothers, Inc.	113,847
John Kuhns	56,925
Mary Fellows	56,925
Vision Opportunity Master Fund, Ltd.	286,120
Belmont Partners, LLC	31,791
Guzov Ofsink, LLC	31,791

Beijing Chenguang Agreement

One of the selling shareholders under the Beijing Chenguang agreement described elsewhere in this prospectus, Mr. Zhou Zhi Cheng, has been our Chief Operating Officer since October 19, 2006. Mr. Zhou owned 30% of the Beijing Chenguang stock immediately prior to the signing of the Beijing Chenguang Agreement. Mr. Zhou is also a shareholder and legal representative of another selling shareholder, Beijing Chenguang Weizhong Management Technology Consulting Ltd., Co., which owned 10% of the Beijing Chenguang stock immediately prior to the signing of the agreement.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted under the symbol "SGAS" on the National Association of Securities Dealers’ over-the-counter Bulletin Board. There is a limited trading market for our common stock. As of March 12, 2007, the last reported bid price for our common stock was $5.00 per share and the last reported ask price was $8.50 per share, and the trading volume of our common stock on that date was zero shares. Further, there has been no participation of a broker or dealer in trading our common stock.

Penny Stock Regulations

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock falls within the definition of penny stock and is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction involving a penny stock, other than an exempt transaction, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

Dividends

Our board of directors has not declared a dividend on our common stock during the last two fiscal years or the subsequent interim period and we do not anticipate the payment of dividends in the near future as we intend to reinvest our profits to grow operations. We rely on dividends from Beijing Gas for our funds and PRC regulations may limit the amount of funds distributed to us from Beijing Gas, which will affect our ability to declare any dividends. Please refer to “Risk Factors - Risks Related to Doing Business in the PRC” and “Risk Factors - Risks Related to an Investment in our Common Stock - Beijing Gas is subject to restrictions on paying dividends and making other payments to us”, “We are not likely to pay cash dividends in the foreseeable future” and “Governmental control of currency conversion may affect the value of your investment” in the section titled “Risk Factors” in this prospectus. Also see the section titled "Description of Securities” of this prospectus.

EXECUTIVE COMPENSATION

The following is a summary of the compensation paid by Beijing Gas to its named executive officers and directors for the three years ended December 31, 2005, 2004 and 2003, respectively.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Liu Yu-Chuan, CEO	2005 2004 2003	$22,800 19,000 -	$ $	1,913 750 -	- - -	- - -	- - -	- - -	- - -	$ $	24,713 19,750 -

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale of our common stock by the selling shareholders named in the table below, which sets forth the names of the selling shareholders and for each selling shareholder, the number of shares and percent of series B convertible preferred stock, as the case may be, beneficially owned, the number of shares of common stock beneficially owned, and the total number of shares being offered for sale under this prospectus.

The selling shareholders acquired their shares of series B convertible preferred stock and warrants in connection with our private financing transactions in September and October 2006. The selling shareholders received (i) series A warrants to purchase an aggregate of 3,854,599 shares of common stock at $3.84 per share, (ii) series B warrants to purchase an aggregate of 1,693,723 shares of common stock at $5.48 per share, (iii) series J warrants to purchase an aggregate of 3,083,588 shares of common stock at $3.01 per share, (iv) series C warrants to purchase an aggregate of 3,083,588 shares of common stock at $4.22 per share, and (v) series D warrants to purchase an aggregate of $1,541,794 shares of common stock at $6.03 per share. Each selling shareholder is offering a portion of the shares he or it acquired or will acquire upon conversion of the series B convertible preferred stock or exercise of the warrants. Except for John Kuhns, none of the selling shareholders has held a position as an officer or director of our company, nor has any selling shareholder had a material relationship of any kind with our company.

As of the date of this prospectus, we have outstanding 14,920,346 shares of common stock, no shares of series A convertible preferred stock and 3,795,571 shares of series B convertible preferred stock. In addition, holders of series B convertible preferred stock owned warrants to purchase an aggregate of 13,257,293 post-reverse stock-split shares of our common stock.

Each listed selling shareholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling shareholder, except as otherwise indicated in the table. Under applicable SEC rules, a person is deemed to be the "beneficial owner" of a security with regard to which the person, directly or indirectly, has or shares:

(a) the voting power, which includes the power to vote or direct the voting of the security, or

(b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person's economic interest in the security. Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security.

In determining beneficial ownership of our common stock, the number of shares shown in the table below includes shares which the beneficial owner may acquire within 60 days upon exercise of warrants or options. In determining the percent of common stock owned by a person on March 12, 2007, (a) the numerator is the number of shares of the class beneficially owned by such person, including shares which the beneficial owner may acquire within 60 days upon conversion of the series B convertible preferred stock or exercise of the warrants and options, and (b) the denominator is the sum of (i) the total shares of that class outstanding on March 12, 2007, and (ii) the total number of shares that the beneficial owner may acquire upon conversion of the series B convertible preferred stock or exercise of the warrants and options. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

Pursuant to the registration statement of which this prospectus forms a part, each selling shareholder may offer for sale only a portion of the shares of our common stock that he or it beneficially owns. The table below assumes that each selling shareholder will sell all of the shares that he or it may offer pursuant to the registration statement of which this prospectus forms a part and accordingly, will own no shares of common stock upon completion of the offering. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, we are not able to estimate the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling shareholders upon termination of this offering.

Selling Shareholders	Preferred B	% of Class	Common Stock After Reverse Split	% of Class	Common Stock to be Offered

Vision Opportunity Master Fund, Ltd.	3,205,829	79.68%	14,229,910	44.51%	733,495

SEI Pivate Trust Co. FAO	140,000	3.48%	668,605	2.09%	35,822
- The JM Smucker Co. Master Fund

Coronado Capital Partners LP	180,000	4.47%	859,635	2.69%	46,058

Nite Capital LP	127,737	3.17%	610,041	1.91%	32,410

Ijaz Malik	20,000	*	95,515	*	5,117

Total	4,023,268		18,594,967		852,902

* Less than 1%.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On August 30, 2006, our Board of Directors approved the dismissal of Robison, Hill & Co. (“Robison") as our registered independent certified public accounting firm effective on September 7, 2006. Concurrent with this action, our board of directors appointed Samuel H. Wong & Co., LLP as our new registered independent certified public accounting firm. Samuel H. Wong & Co., LLP is located at Room 703, Nan Dao Commercial Building, 359-361 Queen’s Road Central, Hong Kong.

Beijing Gas’s operating businesses have previously been audited by Samuel H. Wong & Co., LLP and management elected to continue this existing relationship. There have been no disagreements with Robison during the previous two fiscal years or any subsequent interim period.

The audit opinions of Robison, Hill & Co. on the financial statements for the fiscal years ended December 31, 2004 and 2005 did not contain an adverse opinion, a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of Robison, Hill & Co. for the fiscal years ended December 31, 2004 and 2005 indicated conditions which raised substantial doubt about our ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, 100 F Street, N.E., Washington, D.C. 20549, a registration statement on Form SB-2/A, under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

The registration statement and reports, statements and other information we file with the SEC under the Exchange Act may be read and copied at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room at 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us. You may access our SEC filings electronically at this SEC website. These SEC filings are also available to the public from commercial document retrieval services.

LEGAL MATTERS

Our counsel, Guzov Ofsink, LLC, located at 600 Madison Avenue, 14th Floor, New York, New York 10022, is passing upon the validity of the issuance of the common stock offered under this prospectus.

EXPERTS

Samuel H. Wong & Co., LLP, independent certified public accountants, located in Room 703, Nan Dao Commercial Building, 359-361 Queen’s Road Central, Hong Kong, have audited the financial statements of Beijing Gas included in this registration statement to the extent, and for the periods set forth in their reports. We have relied upon such reports, given upon the authority of such firm as experts in accounting and auditing.

Robison, Hill & Co., independent certified public accountants, located in East Murray-Holladay Road, Salt Lake City, Utah 84117-5050, have audited the year-end financial statements of the Company (under our former name, Dolce Ventures, Inc.) that are included in this prospectus to the extent, and for the periods set forth in, their reports. We have relied upon such reports, given upon the authority of such firm as experts in accounting and auditing.

FINANCIAL STATEMENTS

SINO GAS INTERNATIONAL HOLDINGS, INC.

(FORMERLY DOLCE VENTURES, INC.)

AND SUBSIDIARIES

CONTENTS

Interim Financial Statements as of and for the 9-month periods ended
September 30, 2006 and 2005	F-1
Notes to the Interim Financial Statements	F-6
Financial Statements as of and for fiscal years ended December 31, 2005 and 2004	F-21 - F-32
Independent Auditor’s Report of Robison, Hill & Co.	F-22
Notes to Financial Statements of Robison, Hill & Co.	F-28
Financial Statements as of and for fiscal years ended December 31, 2005 and 2004	F-33 - F-56
Independent Auditor’s Report of Samuel H. Wong & Co., LLP	F-34
Notes to Financial Statements of Samuel H. Wong & Co., LLP	F-40

Dolce Ventures, Inc.
Consolidated Financial Statements
Unaudited
September 30, 2006
(Stated in US dollars)

Dolce Ventures, Inc.
Consolidated Balance Sheet
Unaudited
At September 30, 2006

(Stated in US Dollars)

	Sep 30, 2006	Dec 31, 2005
Assets
Current Assets
Cash and Cash Equivalents	$5,328,306	$571,194
Accounts Receivable	6,887,070	7,770,168
Notes Receivables	225,213	-
Advances to Suppliers	250,406	372,442
Prepaid Expenses	93,433	12,097
Other Receivables	905,327	437,922

Total Current Assets	$13,689,755	$9,163,823

Long Term Assets
Investments in Equity Securities	$2,697,852	$2,443,378
Plant and Equipment, Net	3,443,273	3,200,682
Construction in Progress	5,798,781	3,071,497
Intangible Assets	448,406	437,265

Total Long Term Assets	$12,388,312	$9,152,822

Total Assets	$26,078,067	$18,316,645

Liabilities

Current Liabilities
Accounts Payable	$457,120	$3,090,870
Other Payables	5,509,741	2,264,965
Unearned Revenue	103,616	133,035
Accrued Liabilities	146,184	201,384

Total Current Liabilities	$6,216,661	$5,690,254

Total Liabilities	$6,216,661	$5,690,254

See Accompanying Notes to the Consolidated Financial Statements

Dolce Ventures, Inc.
Consolidated Balance Sheet
Unaudited
At September 30, 2006

(Stated in US Dollars)

	Note	Sep 30, 2006	Dec 31, 2005

Stockholders’ Equity
Series A Convertible preferred stock		$14,362	$-
Series B Convertible preferred stock		2,510	-
Common stock	6	100,700	100,700
Additional paid-in capital		9,688,172	4,726,312
Statutory reserves		1,219,720	1,219,720
Retained earnings		8,497,957	6,311,794
Accumulated other comprehensive income		337,985	267,865
		$19,861,406	$12,626,391

Total Liabilities & Stockholders’ Equity		$26,078,067	$18,316,645

See Accompanying Notes to the Consolidated Financial Statements

Dolce Ventures, Inc.
Consolidated Statements of Shareholders’ Equity
Unaudited
September 30, 2006
(Stated in US Dollars)

										Accumulated
							Additional			other
	Preferred	stock A	Preferred	Stock B	Common	stock	paid-in-	Statutory	Retained	comprehensive
	shares	Amount	shares	Amount	shares	Amount	capital	reserves	earnings	income	Total

Balance, January 1, 2005	-	$-	-	$-	100,770,140	$100,700	4,726,312	333,010	1,496,071	251	6,656,344
Net income									5,702,433		5,702,433
Appropriations to surplus reserves								886,710	(886,710)
Foreign currency translation adjustment										267,614	267,614
Balance, September 30, 2005	-	$-	-	$-	100,770,140	$100,700	4,726,312	1,219,720	6,311,794	267,865	12,626,391

Balance, January 1, 2006	-	$-	-	$-	100,770,140	$100,700	4,726,312	1,219,720	6,311,794	267,865	12,626,391
Net income									2,188,680		2,188,680
Issue of shares & reverse acquisition	14,361,647	14,362	2,509,782	2,510			4,961,860		(2,517)		4,976,215
Foreign currency translation adjustment										70,120	70,120

Balance, September 30, 2006	14,361,647	$14,362	2,509,782	$2,510	100,770,140	$100,700	9,688,172	1,219,720	8,497,957	337,985	19,861,406

See Accompanying Notes to the Consolidated Financial Statements

Dolce Ventures, Inc.
Consolidated Statement of Income
Unaudited
September 30, 2006

(Stated in US Dollars)

	Nine months ended		Three months ended
	September 30,		September 30,
	2006	2005	2006	2005

Net Sales	$4,971,156	$3,319,668	$3,471,616	$851,442

Cost of Sales	(1,849,128)	(1,485,603)	(865,641)	(308,709)

Gross Profit	$3,122,028	$1,834,065	$2,605,975	$542,733

Selling and Distributing Costs	(66,497)	(66,668)	(39,673)	(24,805)
Administrative and Other
Operating Expenses	(693,973)	(386,973)	(440,154)	(158,568)

Income from Operations	$2,361,558	$1,380,424	$2,126,148	$359,360
Interest (Expenses)/Income, net	(2,169)	1,182	973	37
Other Expenses, net	(159)	(41,835)	(30,417)	(40,384)
Other Income	13,205	11,838	-	51,928

Income before Taxes	$2,372,435	$1,351,609	$2,096,704	$370,941

Income Tax	(183,755)	(106,943)	(166,168)	(32,242)

Net Income	$2,188,680	$1,244,666	$1,930,536	$338,699

Net Income per Share, Basic & Diluted	0.02	0.01	0.02	0.00

Weighted Average Shares Outstanding	100,770,140	100,770,140*	100,770,140*	100,770,140*

* Number of shares outstanding the day of the merger for comparison only

See Accompanying Notes to the Consolidated Financial Statements

Dolce Ventures, Inc.
Consolidated Statement of Cash Flows
For the Nine Months Ended September 30, 2006

(Stated in US Dollars)

	Nine months ended
	September 30, 2006	September 30, 2005
Cash Flows from Operating Activities
Net Income	$2,188,680	$1,244,666
Decrease/ (Increase) in Accounts Receivable	617,274	(3,047,138)
Increase in Notes Receivable	(225,213)	-
(Increase)/ Decrease in Prepayments and
Other Receivables	(426,705)	838,013
(Decrease)/ Increase in Accounts Payable	(2,633,750)	1,294,941
Increase in Other payables and Accruals	3,160,157	329,185
Equity in an Investment	(254,474)	(43,279)
Depreciation and Amortization	799,780	702,641

Net Cash Provided by Operating Activities	$3,225,749	$1,319,029

Cash Flows from Investing Activities
Purchases of Intangible Assets	$(11,141)	$(374,588)
Payment of Construction in Progress	(2,727,284)	(385,427)
Purchase of Fixed Assets	(1,042,371)	(1,072,002)

Net Cash Used in Investing Activities	$(3,780,796)	$(1,832,017)

Cash Flows from Financing Activities
Issuance of Common Stock	$5,246,891	-

Net Cash Provided by Financing Activities	$5,246,891	-

Net in Cash and Cash Equivalents(Used)/Sourced	$4,691,844	$(512,988)

Effect of Foreign Currency Translation on Cash and
Cash Equivalents	65,268	1,973

Cash and Cash Equivalents - Beginning of Year	571,194	668,346

Cash and Cash Equivalents - End of Year	$5,328,306	$157,331

See Accompanying Notes to the Consolidated Financial Statements

Dolce Ventures, Inc.
Notes to the Consolidated Financial Statements
For the Nine Months Ended September 30, 2006 and, 2005

(Stated in US Dollars)

1. Basis of Presentation

The unaudited consolidated financial statements of Dolce Ventures, Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the requirements for reporting on Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the interim periods. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

2. Organization and Principal Activities

The Company is a natural gas services operator, principally engaging in the investment, operation and management of city gas pipeline infrastructure, in the distribution of natural gas to residential and industrial users, in the construction and operation of natural gas stations, and in the development and application of natural gas related technologies.

Dolce Ventures, Inc.
Notes to the Consolidated Financial Statements
For the Nine Months Ended September 30, 2006 and, 2005

(Stated in US Dollars)

3. Summary of Significant Accounting Policies

(A) Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries (“the Group”). Significant intercompany transactions have been eliminated in consolidation. Investments in which the company has a 20 percent to 50 percent voting interest and where the company exercises significant influence over the investee are accounted for using the equity method.

As of September 30, 2006, the particulars of the subsidiaries are as follows:

Name of Company	Place of Incorporation	Date of Incorporation	Attributable Equity Interest %	Registered Capital

Pegasus Tel, Inc.	USA	2/19/2002	100

GAS Investment China Co., Ltd.	BVI	6/19/2003	100

Beijing Zhong Ran Wei Ye Gas Co.,
Ltd	PRC	8/29/2001	100	RMB 77,454,532

Ningjin Weiye Gas Co., Ltd	PRC	12/3/2003	100	RMB 3,000,000

Jinzhou Weiye Gas Co., Ltd	PRC	7/19/2005	100	RMB 3,000,000

Xingtang Weiye Gas Co., Ltd	PRC	2/18/2005	100	RMB 3,000,000

Linzhang Weiye Gas Co., Ltd	PRC	7/6/2006	100	RMB 1,000,000

Anping Weiye Gas Co., Ltd	PRC	8/4/2006	100	RMB 5,000,000

Wuqiao Gas Co., Ltd	PRC	6/30/2005	100	RMB 2,000,000

Yutian Zhongran Weiye Gas Co., Ltd	PRC	12/19/2003	100	RMB 3,000,000

Langfang Development
Region Weiye Dangerous
Goods Transportation Co., Ltd	PRC	3/22/2006	100	RMB 1,000,000

Sihong Weiye Gas Co., Ltd	PRC	12/3/2005	100	RMB 10,000,000

Peixian Weiye Gas Co., Ltd	PRC	8/22/2006	100	RMB 5,000,000

Sishui Weiye Gas Co., Ltd	PRC	12/22/2005	100	RMB 3,000,000

Longyao Zhongran Weiye Gas Co., Ltd	PRC	10/13/2006	100	RMB 3,000,000

Shenzhou Weiye Gas Co., Ltd	PRC	12/23/2006	100	RMB 3,000,000

Dolce Ventures, Inc.
Notes to the Consolidated Financial Statements
For the Nine Months Ended September 30, 2006 and, 2005

(Stated in US Dollars)

(B) Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(C) Use of Estimates

In preparing of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting year. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and machinery. Actual results could differ from those estimates.

(D) Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents.

(E) Accounts and Other Receivable

Accounts and other receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. The Company extends unsecured credit to customers in the normal course of business and does not accrue interest on trade accounts receivable. Allowance for uncollectible accounts as of September 30, 2006 is not significant.

Dolce Ventures, Inc.
Notes to the Consolidated Financial Statements
For the Nine Months Ended September 30, 2006 and, 2005

(Stated in US Dollars)

(F) Advances to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing raw materials. The advances to suppliers are interest free and unsecured.

(G) Investments in Equity Securities

The consolidated statement of income includes the Group's share of the post-acquisition results of its associate for the year. In the consolidated balance sheet, investments in equity securities are stated at the Group's share of the net assets of the associates plus the premium paid less any discount on acquisition in so far as it has not already been amortized to the statement of income, less any identified impairment loss.

Portion of
Nominal
Name of	Place	Form of		Value of
Associate	of	Business	Registered	Registered	Principal
Company	Registration	Structure	Capital	Capital	Activities

Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd	PRC	Sino-foreign equity joint venture	Registered RMB 20,000,000	40	Trading of natural gas and gas pipeline construction

Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd is the Group's 40% owned joint venture company and is principally engaged in sale of compressed natural gas to domestic households and industrial around sub-urban areas of Beijing and part of sub-urban areas in Hebei Province and Tianjin.

Dolce Ventures, Inc.
Notes to the Consolidated Financial Statements
For the Nine Months Ended September 30, 2006 and, 2005

(Stated in US Dollars)

(H) Long-Lived Assets

The Group adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Live Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Group periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of September, 2006, there were no significant impairments of its long-lived assets.

(I) Plant and Equipment

Plant and equipment, other than construction in progress, are stated at cost less depreciation and amortization and accumulated impairment loss.

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Gas Pipelines	25 years
Motor Vehicles	10 years
Machinery & Equipment	20 years
Buildings	25 years
Leasehold Improvements	25 years
Office Equipment	8 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Dolce Ventures, Inc.
Notes to the Consolidated Financial Statements
For the Nine Months Ended September 30, 2006 and, 2005

(Stated in US Dollars)

(J) Intangible assets

Intangible assets, are stated at cost less amortization and accumulated impairment loss. Amortization is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the intangibles are as follows:

Land use rights	40 - 50 years
Franchises	30 years
Other intangibles	3 years

(K) Construction in Progress

Construction in progress represents the cost of constructing pipelines and is stated at cost. Costs comprise direct and indirect incremental costs of acquisition or construction. Completed items are transferred from construction in progress to the gas pipelines of fixed assets when they are ready for their intended use. The major cost of construction relates to construction materials, direct labor wages and other overhead.  Construction of pipeline, through which to distribute natural gas, is one of the Group’s principal businesses.  The Group builds city main pipeline network and branch pipeline network to make gas connection to resident users, industrial, and commercial users, with the objective of generating revenue on gas connection and gas usage fees collected from these customers.  As at September 30, 2006, the pipelines under construction include mainly the projects in several cities of Hebei and Jiangsu province, and in Beijing.  These projects, once completed, will significantly increase the gas supply capacity.

(L) Unearned revenue

Unearned revenue represents prepayments by customers for gas purchases and advance payments on construction and installation of pipeline contracts. The Company records such prepayment as unearned revenue when the payments are received.

(M) Financial Instruments

The carrying amounts of all financial instruments approximate fair value. The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these items. The carrying amounts of borrowings approximate the fair value based on the Company’s expected borrowing rate for debt with similar remaining maturities and comparable risk.

Dolce Ventures, Inc.
Notes to the Consolidated Financial Statements
For the Nine Months Ended September 30, 2006 and, 2005

(Stated in US Dollars)

(N) Foreign Currency Translation

The Company maintains its consolidated financial statements in the functional currency. The functional currency of the Company is the Renminbi (RMB). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the consolidated financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

	September 30, 2006	September 30, 2005

Nine months end RMB : US$ exchange rate	7.8989	8.0775
Average nine months end RMB : US$ exchange rate	8.0013	8.2183
Average three months end RMB : US$ exchange rate	7.9771	8.1520

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

Dolce Ventures, Inc.
Notes to the Consolidated Financial Statements
For the Nine Months Ended September 30, 2006 and, 2005

(Stated in US Dollars)

(O) Revenue Recognition

Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Net sales, which consist of gas and connection fee revenue. And the cost of sales consists of gas cost and connection cost.

Gas connection revenue is recognized when the outcome of a contract can be estimated reliably and the stage of completion at the balance sheet date can be measured reliably.

Sales of natural gas are recognized when goods are delivered and title has passed.

(P) Other Income

Other income represents the Group’s share of post- acquisition results of its investment in equity securities for the year.

(Q) Income Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. At September 30, 2006, there was no significant book to tax differences.

Pursuant to the tax laws of PRC, general enterprises are subject to income tax at an effective rate of 33%. The Group is in the natural gas industry whose development is encouraged by the government. According to the income tax regulation, any company engaged in the natural gas industry enjoys a favorable tax rate. Also, the Company is exempt from corporate income tax for its first two years and is then entitled to a 50% tax reduction for the succeeding three years. The Company’s first profitable tax year was 2003. Accordingly, the Company’s income is subject to a reduced tax rate of 9%. Subsidiaries are subject to the effective rate of 33%.

Dolce Ventures, Inc.
Notes to the Consolidated Financial Statements
For the Nine Months Ended September 30, 2006 and, 2005

(Stated in US Dollars)

(R) Advertising

The Group expensed all advertising costs as incurred. Advertising costs for the years ended September 30, 2006 and 2005 were insignificant.

(S) Concentration of Credit Risk

Concentration of credit risk is limited to accounts receivable and is subject to the financial conditions of major customers. The Group does not require collateral or other security to support accounts receivable. The Group conducts periodic reviews of its clients’ financial condition and customers’ payment practices to minimize collection risk on accounts receivable.

(T) Statement of Cash Flows

In accordance with Statement of SFAS 95, “Statement of Cash Flows”, cash flows from the Company’s operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

(U) Recent Accounting Pronouncements

In May 2006, the FASB issued a SFAS 154, “Accounting Changes and Error Corrections” to replace APB Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements” requiring retrospective application to prior periods consolidated financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement.  When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.  The effective date for this statement is for accounting changes and corrections of errors made in fiscal year beginning after September 15, 2006.

Dolce Ventures, Inc.
Notes to the Consolidated Financial Statements
For the Nine Months Ended September 30, 2006 and, 2005

(Stated in US Dollars)

(U) Recent Accounting Pronouncements (Cont’d)

In February 2006, the FASB issued a SFAS 155, “Accounting for Certain Hybrid Financial Instruments” to amend FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

The Group does not anticipate that the adoption of these two standards will have a material impact on these consolidated financial statements.

Dolce Ventures, Inc.
Notes to the Consolidated Financial Statements
For the Nine Months Ended September 30, 2006 and, 2005

(Stated in US Dollars)

4. Plant and Equipment

Plant and Equipment consist of the following as of September 30:

2006
At Cost
Gas Pipelines	$2,936,293
Motor Vehicles	299,945
Machinery & Equipment	258,650
Buildings	88,873
Leasehold Improvements	47,053
Office Equipment	46,463
$3,677,277
Less: Accumulated depreciation
Gas Pipelines	$138,746
Motor Vehicles	38,076
Machinery & Equipment	23,082
Buildings	5,910
Leasehold Improvements	17,075
Office Equipment	11,115
$234,004
$3,443,273

Dolce Ventures, Inc.
Notes to the Consolidated Financial Statements
For the Nine Months Ended September 30, 2006 and, 2005

(Stated in US Dollars)

5. Intangible Assets

Intangible assets consist of the following as of September 30:

2006
Land use rights	$112,652
Franchises	335,754
$448,406

The Group operates as a local natural gas distributor in a city or county, known as an operational location, under an exclusive franchise agreement between the Group and the local government or entities in charge of gas utility. Franchises are the rights to develop sites in Anping and Jinzhou in China. They are stated at cost less accumulated depreciation.

6. Income Taxes

In accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, in accordance with the relevant taxation laws in the PRC, the Group is eligible for tax concessions and was exempted from part of the PRC income taxes for the year.

The following table accounts for the differences between the actual tax provision and the amounts obtained by applying the applicable PRC corporation income tax rate of 33% to income before taxes for the years ended September 30,.

	2006	2005
Income before Taxes	$2,372,435	$1,351,609
Provision for income taxes at PRC income tax rate	782,904	446,031
Effect of tax exemption granted to the Group	(599,149)	(339,088)
Income Tax	$183,755	$106,943

Dolce Ventures, Inc.
Notes to the Consolidated Financial Statements
For the Nine Months Ended September 30, 2006 and, 2005

(Stated in US Dollars)

7. Business and Geographical Segments

The Company has contracted with customers usually in two business segments: one is for the construction and installation of gas facilities and another one is the subsequent sales of gas to those customers through the gas facilities the Company constructs. However, the respective gas facilities contracts and gas supply contracts have separate bases for revenue recognition.

For management purposes, the Group is currently organized into two major operating divisions - gas pipeline construction (installation of gas facilities) and sales of piped gas. These principal operating activities are the basis on which the Group reports its primary segment information.

Nine months ended	Gas pipeline	Sales of
September 30, 2006	construction	piped gas	Consolidated
Net Sales	$3,104,605	$1,866,551	$4,971,156
Cost of sales	(469,824)	(1,379,304)	(1,849,128)
Segment result	$2,634,781	$487,247	$3,122,028

Nine months ended	Gas pipeline	Sales of
September 30, 2005	construction	piped gas	Consolidated
Net Sales	$1,959,227	$1,360,441	$3,319,668
Cost of sales	(260,322)	(1,225,281)	(1,485,603)
Segment result	$1,698,905	$135,160	$1,834,065

Dolce Ventures, Inc.
Notes to the Consolidated Financial Statements
For the Nine Months Ended September 30, 2006 and, 2005

(Stated in US Dollars)

Three months ended	Gas pipeline	Sales of
September 30, 2006	construction	piped gas	Consolidated
Turnover	$2,745,948	$725,668	$3,471,616
Cost of sales	(405,609)	(460,032)	(865,641)
Segment result	$2,340,339	$265,636	$2,605,975

Three months ended	Gas pipeline	Sales of
September 30, 2005	construction	piped gas	Consolidated
Turnover	$653,076	$198,366	$851,442
Cost of sales	(130,050)	(178,659)	(308,709)
Segment result	$523,026	$19,707	$542,733

The Group's operations are located in the PRC. All revenue is from customers in the PRC. All of the Group’s assets are located in the PRC. Sales of piped gas and gas pipeline construction are carried out in the PRC. Accordingly, no analysis of the Group's sales and assets by geographical market is presented.

Dolce Ventures, Inc.
Notes to the Consolidated Financial Statements
For the Nine Months Ended September 30, 2006 and, 2005

(Stated in US Dollars)

8. Related Party Transactions

The following material transactions with related parties were carried out in the ordinary course of business and on normal commercial terms:

Sales to Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd (Zhongran Xiangke), an investee for which the equity method is used, for the nine month ended 2006 and 2005 were $107,551 and $869,809 respectively. The amounts receivable from Zhongran Xiangke for September 2006 and 2005 were $57,561 and $162,823 respectively.

Sales to Beijing Zhongyou Xiangke Oil Gas Technology Co. Ltd (Zhongyou Xiangke), an investee of Zhongran Xiangke, for the nine month ended 2006 and 2005 were nil and $ 52,495 respectively. The amounts receivable from Zhongyou Xiangke for the September 2006 and 2005 were $13,688 and $19,620 respectively.

FINANCIAL STATEMENTS

DOLCE VENTURES, INC. AND SUBSIDIARY

-:-

INDEPENDENT AUDITOR'S REPORT

DECEMBER 31, 2005 AND 2004

CONTENTS

Page
Independent Auditor's Report	F -22

Consolidated Balance Sheets
December 31, 2005 and 2004	F -23

Consolidated Statements of Operations for the
Years Ended December 31, 2005 and 2004	F -24

Consolidated Statement of Stockholders' Equity for the
Years Ended December 31, 2005 and 2004	F -25

Consolidated Statements of Cash Flows for the
Years Ended December 31, 2005 and 2004	F-26- F-27

Notes to Consolidated Financial Statements	F -28

INDEPENDENT AUDITOR'S REPORT

Dolce Ventures, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Dolce Ventures, Inc. and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, statement of stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dolce Ventures, Inc. and Subsidiary as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

/s/ Robison, Hill & Co.
Certified Public Accountants

Salt Lake City, Utah
April 12, 2006

 DOLCE VENTURES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
ASSETS
Current Assets:
Cash & Cash Equivalents	$3,960	$368
Accounts Receivable	2,496	2,316

Total Current Assets	6,456	2,684

Property and Equipment:
Payphone Equipment	12,600	12,600
Less Accumulated Depreciation	(10,531)	(8,971)

Net Fixed Assets	2,069	3,629

Total Assets	$8,525	$6,313

LIABILITIES
Current Liabilities:
Accounts Payable	$11,750	$3,425
Related Party Payable	23,007	298
Note Payable	-	1,275

Total Liabilities	34,757	4,998

STOCKHOLDERS' EQUITY
Preferred Stock, Par value $0.001,
Authorized 100,000,000 shares, 0
Issued and outstanding at December 31, 2005 and 2004	-	-
Common Stock, Par value $0.001,
Authorized 250,000,000 shares, Issued 100,770,140 and
80,770,140 at December 31, 2005 and 2004	100,770	80,770
Paid-In Capital	13,628	13,628
Retained Deficit	(140,630)	(93,083)
Total Stockholders' Equity	(26,232)	1,315
Total Liabilities and Stockholders’ Equity	$8,525	$6,313

The accompanying notes are an integral part of these financial statements.

DOLCE VENTURES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31,
	2005	2004
Revenues	$8,349	$11,109
Costs of Operations	6,897	8,259

Gross Profit	1,452	2,850

Expenses
Consulting Expense	20,000	-
General & Administrative	372	896
Outside Services	9,846	7,393
Professional Fees	17,386	2,770

Total Operating Expenses	47,604	11,059

Loss from Operations	(46,152)	(8,209)

Other Income (Expense)
Interest, Net	(819)	(98)

Net Loss Before Taxes	(46,971)	(8,307)

Income and Franchise Tax Expense	576	549

Net Loss	$(47,547)	$(8,856)

Basic & Diluted Loss Per Share	$-	$-

Weighted Average Shares	94,370,140	80,770,140

The accompanying notes are an integral part of these financial statements.

DOLCE VENTURES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

	Preferred Stock		Common Stock		Paid-In	Retained
	Shares	Par Value	Shares	Par Value	Capital	Deficit
Balance at December 31, 2003	-	$-	80,770,140	$80,770	$(1,372)	$(84,227)
Contributed Capital	-	-	-	-	15,000	-
Net Loss	-	-	-	-	-	(8,856)
Balance at December 31, 2004	-	-	80,770,140	80,770	13,628	(93,083)
Shares Issued for Services	-	-	20,000,000	20,000	-	-
Net Loss	-	-	-	-	-	(47,547)
Balance at December 31, 2005	-	$-	100,770,140	$100,770	$13,628	$(140,630)

The accompanying notes are an integral part of these financial statements.

DOLCE VENTURES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(47,547)	$(8,856)

Adjustments to Reconcile Net Loss to Net
Cash Used in Operating Activities:
Depreciation	1,560	2,419
Common Stock Issued for Services	20,000	-
Change in operating assets and liabilities:
Decrease (Increase) in Accounts Receivable	(180)	(1,466)
Increase (Decrease) in Accounts Payable	8,325	(7,439)
Increase (Decrease) in Accrued Expenses	709	98
Net Cash Used in operating activities	(17,133)	(15,244)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash provided by investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital Contributed	-	15,000
Payment on Note Payable	(1,275)	-
Proceeds from Related Party Payable	22,000	298
Net Cash Provided by Financing Activities	20,725	15,298

Net (Decrease) Increase in
Cash and Cash Equivalents	3,592	54
Cash and Cash Equivalents
at Beginning of Period	368	314
Cash and Cash Equivalents
at End of Period	$3,960	$368

The accompanying notes are an integral part of these financial statements.

DOLCE VENTURES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	For the Year Ended
	December 31,
	2005	2004
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$190	$-
Income and Franchise Taxes	$60	$549
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock Issued for Services	$20,000	$-

The accompanying notes are an integral part of these financial statements.

DOLCE VENTURES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of accounting policies for Dolce Ventures, Inc. and Subsidiary is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Nature of Operations and Going Concern

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a “going concern”, which assume that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations.

Several conditions and events cast doubt about the Company’s ability to continue as a “going concern”. The Company has incurred net losses of approximately $141,000 for the period from August 19, 1983 (inception) to December 31, 2005, has a liquidity problem, and requires additional financing in order to finance its business activities on an ongoing basis. The Company is actively pursuing alternative financing and has had discussions with various third parties, although no firm commitments have been obtained. In the interim, shareholders of the Company have committed to meeting its minimal operating expenses.

The Company’s future capital requirements will depend on numerous factors including, but not limited to, its willingness to continue progress in developing its products.

These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a “going concern”. While management believes that the actions already taken or planned, will mitigate the adverse conditions and events which raise doubt about the validity of the “going concern” assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

If the Company were unable to continue as a “going concern”, then substantial adjustments would be necessary to the carrying values of assets, the reported amounts of its liabilities, the reported expenses, and the balance sheet classifications used.

DOLCE VENTURES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Organization and Basis of Presentation

The Company was originally incorporated under the laws of the State of Utah on August 19, 1983, under the name of Evica Resources, Inc. On April 5, 1984, the Company changed its name to American Arms, Inc. On April 12, 1988, the Company changed its name to American Industries, Inc. On May 21, 2002, the Company changed its name to Dolce Ventures, Inc.

On February 19, 2002, Pegasus Tel, Inc., a Delaware company, was formed as a wholly owned subsidiary of American Industries.

On March 28, 2002, American Industries, Inc. and Pegasus Tel, Inc. entered into an agreement with Pegasus Communications, Inc., a New York corporation, to acquire 100% of the outstanding shares of Pegasus Communications, Inc. in exchange for 72,721,966 shares of common stock of American Industries, Inc. Pegasus Tel, Inc. continued as the surviving corporation and Pegasus Communications, Inc. was merged out of existence.

As a result of the merger, American Industries, Inc. changed its name to Dolce Ventures, Inc.

Nature of Business

The Company is primarily in the business of providing the use of outdoor payphones.

 Concentration of Credit Risk

The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

Principals of Consolidation

The consolidated financial statements include the accounts for Dolce Ventures, Inc. and its wholly owned subsidiary Pegasus Tel, Inc. The results of subsidiaries acquired during the year are consolidated from their effective dates of acquisition. All significant intercompany accounts and transactions have been eliminated.

DOLCE VENTURES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Loss per Share

Basic loss per share has been computed by dividing the loss for the year applicable to the common stockholders by the weighted average number of common shares outstanding during the years. There were no common equivalent shares outstanding at December 31, 2005 and 2004.

Revenue Recognition

Revenue is recognized as services are performed.

Fixed Assets

Fixed assets are stated at cost. Deprecation expense for the years ended December 31, 2005 and 2004 was $1,560 and $2,419. Depreciation and amortization are computed using the straight-line and accelerated methods over the estimated economic useful lives of the related assets as follows:

Asset	Rate
Payphone Equipment 11	5 years

DOLCE VENTURES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Upon sale or other disposition of property and equipment, the cost and related accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in the determination of income or loss.

Expenditures for maintenance and repairs are charged to expense as incurred. Major overhauls and betterments are capitalized and depreciated over their estimated economic useful lives.

Reclassification

Certain reclassifications have been made in the 2004 financial statements to conform with the December 31, 2005 presentation.

NOTE 2 - INCOME TAXES

The Company has a net operating loss for income taxes. Due to the regulatory limitations in utilizing the loss, it is uncertain whether the Company will be able to realize a benefit from these losses. Therefore, a deferred tax asset has not been recorded. There are no significant tax differences requiring deferral.

NOTE 3 - COMMITMENTS & CONTINGENCIES

As of December 31, 2005, all activities of the Company have been conducted by corporate officers from their separate business offices. Currently, there are no outstanding debts owed by the company for the use of these facilities and there are no commitments for future use of the facilities.

NOTE 4 - NOTES PAYABLE

On December 15, 2001, Dolce Ventures, Inc. purchased ten telephones from American Telepath International, Inc. in the amount of $1,000 with interest at the rate of 8 percent per annum. The note is payable in a lump sum December 15, 2004. The balance due on this note is $1,275 and $0 as of December 31, 2004 and December 31, 2005.

DOLCE VENTURES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

NOTE 5 - RELATED PARTY PAYABLE

On November 29, 2004, Dolce Ventures, Inc entered into an agreement with Mary Passalaqua in the amount of $298 with interest at a rate of 10 percent per annum. As of December 31, 2005 and 2004, the Company owed $328 and $298, respectively, relating to this note.

On February 15, 2005, Dolce Ventures, Inc. entered into an agreement with Mary Passalaqua in the amount of $2,000 with interest at the rate of 10 percent per annum. The note is payable in a lump sum February 15, 2006. The balance due on this note is $2,182 as of December 31, 2005 and $0 as of December 31, 2004.

On July 27, 2005, Dolce Ventures, Inc. entered into an agreement with Mary Passalaqua in the amount of $10,000 with interest at the rate of 10 percent per annum. The note is payable in a lump sum July 27, 2006. The balance due on this note is $10,420 as of December 31, 2005 and $0 as of December 31, 2004

On December 8, 2005, Dolce Ventures, Inc. entered into an agreement with Mary Passalaqua in the amount of $10,000 with interest at the rate of 10 percent per annum. The note is payable in a lump sum December 8, 2006. The balance due on this note is $10,077 as of December 31, 2005 and $0 as of December 31, 2004

NOTE 6 - COMMON STOCK TRANSACTIONS

On April 28, 2005, the Company issued 20,000,000 shares of common stock in exchange for services rendered. The cost of $20,000 for services has been charged to consulting expense.

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Consolidated Financial Statements
December 31, 2005 and 2004
(Stated in US dollars)

Beijing Zhong Ran Wei Ye Gas Co., Ltd

Board of Directors and Stockholders
Beijing Zhong Ran Wei Ye Gas Co., Ltd

Independent Auditor’s Report

We have audited the accompanying consolidated balance sheets of Beijing Zhong Ran Wei Ye Gas Co., Ltd as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beijing Zhong Ran Wei Ye Gas Co., Ltd as of December 31, 2005 and 2004 and the results of its operations, and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

South San Francisco April 30, 2006	Samuel H. Wong & Co., LLP Certified Public Accountants

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Consolidated Balance Sheets
At December 31, 2005 and 2004
(Stated in US Dollars)

	Note	2005	2004
Assets

Current Assets
Cash and Cash Equivalents		$571,194	$668,346
Accounts Receivable	3	7,770,168	789,013
Advances to Suppliers		372,442	1,206,735
Prepaid Expenses		12,097	3,658
Other Receivables	6	437,922	293,771

Total Current Assets		9,163,823	2,961,523

Long Term Assets
Investments in Equity Securities		2,443,378	1,980,168
Plant and Equipment, Net	4	3,200,682	2,194,499
Construction in Progress		3,071,497	1,470,177
Intangible Assets	5	437,265	65,693

Total Long Term Assets		9,152,822	5,710,537

Total Assets		$18,316,645	$8,672,060

Liabilities

Current Liabilities
Accounts Payable		$3,090,870	$134,721
Other Payables	7	2,264,965	1,759,514
Unearned Revenue		133,035	57,010
Accrued Liabilities		201,384	64,471

Total Current Liabilities		5,690,254	2,015,716

Total Liabilities		$5,690,254	$2,015,716

See Accompanying Notes to the Consolidated Financial Statements

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Consolidated Balance Sheet
At December 31, 2005 and 2004
(Stated in US Dollars)

	Note	2005	2004
Stockholders’ Equity

Common Stock		4,827,012	4,827,012
Statutory Surplus Reserves		1,219,720	333,010
Accumulated Other Comprehensive Income		267,865	251
Retained Earnings		6,311,794	1,496,071

		12,626,391	6,656,344

Total Liabilities & Stockholders’ Equity		$18,316,645	$8,672,060

See Accompanying Notes to the Consolidated Financial Statements

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Consolidated Statement of Income
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

	Note	2005	2004
Net Sales		$10,907,289	$4,329,947

Cost of Sales		(4,095,351)	(3,146,699)

Gross Profit		6,811,938	1,183,248

Selling and Distributing Costs		(99,768)	(10,048)

Administrative and Other Operating Expenses		(911,221)	(379,785)

Income from Operations		5,800,949	793,415

Interest (Expenses)/Income, net		(2,486)	1,877
			0
Other Expenses, net		(1,865)	(119)
			0
Other Income		437,750	580,064

Income before Taxes		6,234,348	1,375,237
			0
Income Tax	8	(531,915)	(31,280)

Net Income		$5,702,433	$1,343,957

See Accompanying Notes to the Consolidated Financial Statements

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Consolidated Statement of Stockholders’ Equity
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

			Accumulated
		Statutory	Other
	Common	Surplus	Comprehensive	Retained
	Stock	Reserves	Income	Earnings	Total
Balance, January 1, 2005	4,827,012	333,010	251	1,496,071	$6,656,344
Net Income	-	-	-	5,702,433	5,702,433
Appropriations to
Statutory Surplus Reserves	-	886,710	-	(886,710)	-
Foreign Currency
Translation Adjustment	-	-	267,614	-	267,614

Balance, December 31, 2005	4,827,012	1,219,720	267,865	6,311,794	$12,626,391

			Accumulated
		Statutory	Other
	Common	Surplus	Comprehensive	Retained
	Stock	Reserves	Income	Earnings	Total
Balance, January 1, 2004	1,206,753	57,862	-	427,262	$1,691,877
Net Income	-	-	-	1,343,957	1,343,957
Appropriations to
Statutory Surplus Reserves	-	275,148	-	(275,148)	-
Proceeds from Issuance of
Shares	3,620,259	-	-	-	3,620,259
Foreign Currency
Translation Adjustment	-	-	251	-	251

Balance, December 31, 2004	4,827,012	333,010	251	1,496,071	$6,656,344

See Accompanying Notes to the Consolidated Financial Statements

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Consolidated Statement of Cash Flows
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

	2005	2004
Cash Flows from Operating Activities
Net Income	$5,702,433	$1,343,957
Increase in Accounts Receivable	(6,850,120)	(413,110)
Decrease/(Increase) in Prepayments and Other Receivables	710,839	(1,352,033)
Increase/(Decrease) in Accounts Payable	2,905,842	(765,912)
Increase in Other payables and Accruals	658,460	1,300,281
Equity in an Investment	(404,436)	(106,094)
Depreciation and Amortization	131,865	11,757

Net Cash Provided by Operating Activities	2,854,883	18,846

Cash Flows from Investing Activities
Purchases of Intangible Assets	(365,145)	(44,615)
Payment of Construction in Progress	(1,537,774)	(837,328)
Purchase of Fixed Assets	(1,065,108)	(2,182,079)

Net Cash Used in Investing Activities	(2,968,027)	(3,064,022)

Cash Flows from Financing Activities
Issuance of Common Stock	-	3,620,259

Net Cash Provided by Financing Activities	-	3,620,259

Net in Cash and Cash Equivalents(Used)/Sourced	(113,144)	575,083

Effect of Foreign Currency Translation on Cash and Cash Equivalents	15,992	-

Cash and Cash Equivalents - Beginning of Year	668,346	93,263

Cash and Cash Equivalents - End of Year	$571,194	$668,346

See Accompanying Notes to the Consolidated Financial Statements

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

1. Organization and Principal Activities

Beijing Zhong Ran Wei Ye Gas Co., Ltd (“the Company”) (Formerly known as Beijing Zhong Ran Wei Ye Investment Co., Ltd) was established in August 29, 2001 as a domestic limited liability company under the laws of the People’s Republic of China (“PRC”). On February 24, 2004, the Company registered as a foreign investment company with a registered capital of RMB20 million. The registered capital was fully contributed by the Gas Investment China Co., Ltd (BVI). On May 8, 2004, the registered capital of the Company was increased from RMB20 million to RMB40 million. The additional capital of RMB20 million was solely contributed by Shenzheng Shenqichengtong Investment Co., Ltd.

Upon completion of the increase in share capital, the respective contributions to the registered capital and percentage of equity interests of the equity holders of the Company were as follows:

	Contribution to
	registered
	capital	% of equity
Registered holders	(RMB)	holdings
Gas Investment China Co., Ltd (BVI)	19,600,000	49

Shenzheng Shenqichengtong Investment Co., Ltd	20,400,000	51

	40,000,000	100

The Company is a natural gas services operator, principally engaging in the investment, operation and management of city gas pipeline infrastructure, in the distribution of natural gas to residential and industrial users, in the construction and operation of oil stations and gas stations, and in the development and application of oil and natural gas related technologies.

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

2. Summary of Significant Accounting Policies

(A)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and note are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

(B)	Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries (“the Group”). Significant intercompany transactions have been eliminated in consolidation. Investments in which the company has a 20 percent to 50 percent voting interest and where the company exercises significant influence over the investee are accounted for using the equity method.

As of December 31, 2005, the particulars of the subsidiaries are as follows:

Name of Company	Place of Incorporation	Date of Incorporation	Attributable Equity Interest %	Registered Capital
Ningjin Weiye Gas Co., Ltd	PRC	12/3/2003	100	RMB 3,000,000

Jinzhou Weiye Gas Co., Ltd	PRC	7/19/2004	100	RMB 3,000,000

Xingtang Weiye Gas Co., Ltd	PRC	2/18/2004	100	RMB 3,000,000

Linzhang Weiye Gas Co., Ltd	PRC	7/6/2005	100	RMB 1,000,000

Anping Weiye Gas Co., Ltd	PRC	8/4/2005	100	RMB 5,000,000

Wuqiao Gas Co., Ltd	PRC	6/30/2004	100	RMB 2,000,000

Yutian Zhongran Weiye Gas Co., Ltd	PRC	12/19/2003	100	RMB 3,000,000

Langfang Development
Region Weiye Dangerous
Goods Transportation Co., Ltd	PRC	3/22/2005	100	RMB 1,000,000

Sihong Weiye Gas Co., Ltd	PRC	12/3/2004	100	RMB10,000,000

Peixian Weiye Gas Co., Ltd	PRC	8/22/2005	100	RMB 5,000,000

Sishui Weiye Gas Co., Ltd	PRC	12/22/2004	100	RMB 3,000,000

Longyao Zhongran Weiye Gas Co., Ltd	PRC	10/13/2005	100	RMB 3,000,000

Shenzhou Weiye Gas Co., Ltd	PRC	12/23/2005	100	RMB 3,000,000

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

(C)	Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(D)	Use of Estimates

In preparing of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting year. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and machinery. Actual results could differ from those estimates.

(E)	Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents.

(F)	Accounts and Other Receivable

Accounts and other receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. The Company extends unsecured credit to customers in the normal course of business and does not accrue interest on trade accounts receivable. Allowance for uncollectible accounts as of December 31, 2005 is not significant.

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

(G)	Advances to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing raw materials. The advances to suppliers are interest free and unsecured.

(H)	Investments in Equity Securities

The consolidated statement of income includes the Group's share of the post-acquisition results of its associate for the year. In the consolidated balance sheet, investments in equity securities are stated at the Group's share of the net assets of the associates plus the premium paid less any discount on acquisition in so far as it has not already been amortized to the statement of income, less any identified impairment loss.

Portion of
Nominal
Name of	Place	Form of		Value of
Associate	of	Business	Registered	Registered	Principal
Company	Registration	Structure	Capital	Capital	Activities
Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd	PRC	Sino-foreign equity joint venture	Registered RMB 20,000,000	40	Trading of natural gas and gas pipeline construction

Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd is the Group's 40% owned joint venture company and is principally engaged in sale of compressed natural gas to domestic households and industrial around sub-urban areas of Beijing and part of sub-urban areas in Hebei Province and Tianjin.

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

(I)	Long-Lived Assets

The Group adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Live Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Group periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December, 2005, there were no significant impairments of its long-lived assets.

(J)	Plant and Equipment

Plant and equipment, other than construction in progress, are stated at cost less depreciation and amortization and accumulated impairment loss.

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Gas Pipelines	25 years
Motor Vehicles	10 years
Machinery & Equipment	20 years
Buildings	25 years
Leasehold Improvements	25 years
Office Equipment	8 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

(K)	Intangible assets

Intangible assets, are stated at cost less amortization and accumulated impairment loss. Amortization is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the intangibles are as follows:

Land use rights	40 - 50 years
Franchises	30 years
Other intangibles	3 years

(L)	Construction in Progress

Construction in progress represents the cost of constructing pipelines and is stated at cost. Costs comprise direct and indirect incremental costs of acquisition or construction. Completed items are transferred from construction in progress to the gas pipelines of fixed assets when they are ready for their intended use. The major cost of construction relates to construction materials, direct labor wages and other overhead.  Construction of pipeline, through which to distribute natural gas, is one of the Group’s principal businesses.  The Group builds city main pipeline network and branch pipeline network to make gas connection to resident users, industrial, and commercial users, with the objective of generating revenue on gas connection and gas usage fees collected from these customers.  As at December 31, 2005, the pipelines under construction include mainly the projects in several cities of Hebei and Jiangsu province, and in Beijing.  These projects, once completed, will significantly increase the gas supply capacity.  Capital commitments in respect of these projects amounted to approximately $6,300,000 and $6,700,000 at December 31, 2005 and 2004 respectively.

(M)	Unearned revenue

Unearned revenue represents prepayments by customers for gas purchases and advance payments on construction and installation of pipeline contracts. The Company records such prepayment as unearned revenue when the payments are received.

(N)	Financial Instruments

The carrying amounts of all financial instruments approximate fair value. The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these items. The carrying amounts of borrowings approximate the fair value based on the Company’s expected borrowing rate for debt with similar remaining maturities and comparable risk.

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

(O)	Foreign Currency Translation

The Company maintains its consolidated financial statements in the functional currency. The functional currency of the Company is the Renminbi (RMB). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the consolidated financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

2005
Year end RMB : US$ exchange rate	8.0734
Average yearly RMB : US$ exchange rate	8.2033

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

(P)	Revenue Recognition

Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Net sales, which consist of gas and connection fee revenue. And the cost of sales consists of gas cost and connection cost.

Gas connection revenue is recognized when the outcome of a contract can be estimated reliably and the stage of completion at the balance sheet date can be measured reliably.

Sales of natural gas are recognized when goods are delivered and title has passed.

(Q)	Other Income

Other income represents the Group’s share of post- acquisition results of its investment in equity securities for the year.

(R)	Income Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. At December 31, 2005, there was no significant book to tax differences.

Pursuant to the tax laws of PRC, general enterprises are subject to income tax at an effective rate of 33%. The Group is in the natural gas industry whose development is encouraged by the government. According to the income tax regulation, any company engaged in the natural gas industry enjoys a favorable tax rate. Also, the Company is exempt from corporate income tax for its first two years and is then entitled to a 50% tax reduction for the succeeding three years. The Company’s first profitable tax year was 2003. Accordingly, the Company’s income is subject to a reduced tax rate of 9%. Subsidiaries are subject to the effective rate of 33%.

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

(S)	Advertising

The Group expensed all advertising costs as incurred. Advertising costs for the years ended December 31, 2005 and 2004 were insignificant.

(T)	Concentration of Credit Risk

Concentration of credit risk is limited to accounts receivable and is subject to the financial conditions of major customers. The Group does not require collateral or other security to support accounts receivable. The Group conducts periodic reviews of its clients’ financial condition and customers’ payment practices to minimize collection risk on accounts receivable.

(U)	Retirement Benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The retirement benefit expenses for 2005 were $46,752, and $nil respectively and were included in general and administrative expenses.

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

(V)	Statutory Surplus Reserves

As stipulated by the Company Law of the People's Republic of China (PRC) as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years' losses, if any;

ii.
Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii.
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

iv.	Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

The Group has appropriated $886,710 as reserve for the statutory surplus reserve and welfare fund for the year ended December 31, 2005.

Surplus reserves consist of the following as of December 31,

	2005	2004
Statutory surplus reserve	813,147	222,007
Statutory common welfare fund	406,573	111,003

	1,219,720	333,010

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

(W)	Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. The Group’s current component of other comprehensive income is the foreign currency translation adjustment.

(X)	Statement of Cash Flows

In accordance with Statement of SFAS 95, “Statement of Cash Flows”, cash flows from the Company’s operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

(Y)	Recent Accounting Pronouncements

In May 2005, the FASB issued a SFAS 154, “Accounting Changes and Error Corrections” to replace APB Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements” requiring retrospective application to prior periods consolidated financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement.  When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.  The effective date for this statement is for accounting changes and corrections of errors made in fiscal year beginning after December 15, 2005.

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

(Y)	Recent Accounting Pronouncements (Cont’d)

In February 2006, the FASB issued a SFAS 155, “Accounting for Certain Hybrid Financial Instruments” to amend FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

The Group does not anticipate that the adoption of these two standards will have a material impact on these consolidated financial statements.

3. Accounts Receivable

The followings are the largest ten accounts receivable as at December 31,

	2005	2004
Hebei Zhong Gang Steel Co., Ltd	1,672,158	-
Pei Xian Tian Ma Property Co.	1,201,935	-
Xuzhou Shi Jin Xiu Property Co., Ltd	682,302	-
Beijing Xin Cheng Yuan Jing Property Development Co., Ltd	441,463	-
Beijing Mi Yun Jing Xi Xiao Qu Property Centre	408,378	-
Pei Xian Zheng Yuan Construction Engineering Co	250,700	-
Beijing Hong Ji Co., Ltd	220,535	209,837
Jiangsu Xin Sheng Property Co., Ltd	189,759	-
Long Ju Shan Zhuang Village Committee	179,107	-
Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd	177,401	398,325
	5,423,738	608,162

All of the above accounts receivable are due within one year of aging.

 Beijing Zhong Ran Wei Ye Gas Co., Ltd
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

4. Plant and Equipment

Plant and Equipment consist of the following as of December 31:

	2005	2004
At Cost
Gas Pipelines	$2,819,341	$1,872,076
Motor Vehicles	99,376	88,044
Machinery & Equipment	253,536	76,111
Buildings	86,952	94,129
Leasehold Improvements	46,036	46,427
Office Equipment	41,607	29,579

	$3,346,848	$2,206,366

Less: Accumulated depreciation
Gas Pipelines	$80,557	$-
Motor Vehicles	21,319	4,813
Machinery & Equipment	23,969	2,710
Buildings	3,304	869
Leasehold Improvements	9,849	692
Office Equipment	7,168	2,783

	146,166	11,867
	$3,200,682	$2,194,499

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

5. Intangible Assets

Intangible assets consist of the following as of December 31:

	2005	2004

Land use rights	$99,881	$65,693
Franchises	337,012	-
Other intangibles	372	-

	$437,265	$65,693

The Group operates as a local natural gas distributor in a city or county, known as an operation location, under an exclusive franchise agreement between the Group and the local government or entities in charge of gas utility. Franchises are the rights to develop sites in Anping and Jinzhou in China. They are stated at cost less accumulated depreciation.

6. Other Receivables

Other receivables consist of the following as of December 31,

	2005	2004

Deposit paid	$104,483	$-
Amounts due from employees	188,715	34,659
Amounts due from shareholders	22,004	-
Sundry receivables	122,720	259,112

	$437,922	$293,771

Amounts due from employees are advances for business traveling and purchases of consumables. All the amounts due from employees/shareholders are unsecured, interest free, and have no fixed repayment terms.

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

7. Other Payables

Other payables consist of the following as of December 31,

	2005	2004

Deposit received	$67,934	$909,854
Amounts due to employees	3,528	-
Employees’ welfare payables	50,207	3,729
Tax payable	790,057	1,172
Loan from an unrelated company - Qian Shi Li	681,250	663,730
Loan from an unrelated company - Shi Yi Long Da	500,409	-
Sundry payables	171,580	181,029

	$2,264,965	$1,759,514

All the amounts due to employees are unsecured, interest free, and have no fixed repayment terms. Loan from Shenzhen Shi Yi Long Da Co., Ltd (Shi Yi Long Da) is unsecured, interest at 6% per annum and due Oct 2006. Loan from Beijing Qian Shi Li Technology Development Co.,Ltd (Qian Shi Li) is unsecured, interest free, and have no fixed repayment terms.

8. Income Taxes

In accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, in accordance with the relevant taxation laws in the PRC, the Group is eligible for tax concessions and was exempted from part of the PRC income taxes for the year.

The following table accounts for the differences between the actual tax provision and the amounts obtained by applying the applicable PRC corporation income tax rate of 33% to income before taxes for the years ended December 31,.

	2005	2004

Income before Taxes	$6,234,348	$1,375,237

Provision for income taxes at PRC income tax rate	2,057,335	453,828
Effect of tax exemption granted to the Group	(1,525,420)	(422,548)

Income Tax	$531,915	$31,280

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

9. Commitments under Operating Leases

At December, 31 2005, the Group had commitment for future minimum lease payments under non-cancelable operating leases in respect of rented premises which fall due as follows:

	2005	2004
Land and Buildings
Not later than one year	$59,455	$57,926
Later than one year and not later than five years	237,818	231,702
After five years	505,363	550,293

	$802,636	$839,921

10. Business and Geographical Segments

The Company has contracted with customers usually in two business segments altogether, one is for the construction and installation of gas facilities and another one is the subsequent sales of gas to that customers through the gas facilities the Company constructs. However, the respective gas facilities contracts and gas supply contracts have separately provided for the basis of revenue recognition and distinctive from each other for the relevant cost-and-revenue to be incurred and hence separate calculation and subsequent payment of fees for respective business without any interdependence on each other in this respect.

For management purposes, the Group is currently organised into two major operating divisions - gas pipeline construction (installation of gas facilities) and sales of piped gas. These principal operating activities are the basis on which the Group reports its primary segment information.

	Gas pipeline	Sales of
2005	Construction	piped gas	Others	Consolidated

Turnover	8,204,988	2,702,301	-	10,907,289

Cost of sales	(1,570,947)	(2,524,404)	-	(4,095,351)

Segment result	$6,634,041	$177,897	-	$6,811,938

Beijing Zhong Ran Wei Ye Gas Co., Ltd
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2005 and 2004
(Stated in US Dollars)

11. Business and Geographical Segments (Cont’d)

	Gas pipeline	Sales of
2004	Construction	piped gas	Others	Consolidated

Turnover	670,248	3,194,890	464,809	4,329,947

Cost of sales	(286,711)	(2,859,988)	-	(3,146,699)

Segment result	$383,537	$334,902	$464,809	$1,183,248

The Group's operations are located in the PRC. All revenue is from customers in the PRC. All of the Group’s assets are located in the PRC. Sales of piped gas and gas pipeline construction are carried out in the PRC. Accordingly, no analysis of the Group's sales and assets by geographical market is presented.

12. Related Parties Transactions

The following material transactions with related parties during the years were in the opinion of the directors, carried out in the ordinary course of business and on normal commercial terms:

Sales to Beijing Zhongran Xiangke Oil Gas Technology Co. Ltd (Zhongran Xiangke), an investee for which the equity method is used, for the years 2005 and 2004 were $1,088,990 and $2,346,479 respectively. The amounts receivable from Zhongran Xiangke for the years 2005 and 2004 were $177,401 and $398,325 respectively. Also, included in the other payables are payables to Zhongran Xiangke for the years 2005 and 2004 were $135,792 and $114,021 respectively.

Sales to Beijing Zhongyou Xiangke Oil Gas Technology Co. Ltd (Zhongyou Xiangke), an investee of Zhongran Xiangke, for the years 2005 and 2004 were $64,205 and $178,679 respectively. The amounts receivable from Zhongyou Xiangke for the years 2005 and 2004 were $13,392 and $10,523 respectively.

 INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation, as amended and corrected. (1)

3.2	Bylaws. (1)

3.3	Specimen of Common Stock certificate. (1)

3.4	Certificate of Designations authorizing the Series A Convertible Preferred Stock. (1)

3.5	Certificate of Designations authorizing the Series B Convertible Preferred Stock. (1)

3.6	Amended and Restated Certificate of Designations authorizing the Series B Convertible Preferred Stock. (1)

4.1
Form of Series B convertible preferred stock Purchase Agreement, dated as of September 7, 2006, by and among Dolce Ventures, Inc., Vision Opportunity Master Fund, Ltd. and each of the other investors party thereto. (1)

4.2	Form of Registration Rights Agreement, dated as of September 7, 2006, by and between Dolce Ventures, Inc., Vision Opportunity Master Fund, Ltd. and each of the other investors party thereto. (1)

4.3
Form of Lock-Up Agreement, dated as of September 7, 2006, by and among Dolce Ventures, Inc., Leading King Investment Limited, Eloten Group, Ltd., Cheng Fang and certain other parties named therein. (1)

4.4	Form of Waiver Agreement and Amendment dated as of October 3, 2006, by and among Dolce Ventures, Inc. and Vision Opportunity Master Fund, Ltd.

4.5
Form of Amendment to the Series B Convertible Preferred Stock Purchase Agreement dated as of October 26, 2006 by and between Dolce Ventures, Inc. and Vision Opportunity Master Fund, Ltd. and each of the other investors party thereto.

4.6
Form of Series B convertible preferred stock Purchase Agreement, dated as of October 20, 2006, by and among Dolce Ventures, Inc., Vision Opportunity Master Fund, Ltd. and each of the other investors party thereto.

4.7	Form of Registration Rights Agreement, dated as of October 20, 2006, by and between Dolce Ventures, Inc., Vision Opportunity Master Fund, Ltd. and each of the other investors party thereto.

4.8	Form of Series A Warrant (1)

4.9	Form of Series B Warrant (1)

4.10	Form of Series C Warrant (1)

4.11	Form of Series D Warrant (1)

4.12	Form of Series J Warrant (1)

4.13	Form of Warrant issued to Kuhns Brothers (1)

5.1	Opinion of Guzov Ofsink dated September 7, 2006 (1)

5.2	Opinion of Guzov Ofsink dated October 20, 2006

10.1	Form of Share Exchange Agreement dated as of September 7, 2006, by and between Dolce Ventures, Inc., Yu-chuan Liu, and each of the other parties named therein. (1)

10.2	Form of Stock Purchase Agreement dated as of August 24, 2006, by and between Gas Investment China Co., Ltd. And each of the other parties named therein. (1)

10.3	Form of Consulting Agreement dated August 8, 2006, by and between Kuhns Brothers, Inc. and Dolce Ventures, Inc. (1)

10.4	Form of Engagement Letter dated May 22, 2006, by and between Beijing Zhong Ran Wei Ye Gas Co., Ltd. and Kuhns Brothers, Inc. (1)

10.5	Form of Escrow Agreement dated September 7, 2006, by and between Gas Investment China Co., Ltd., Vision Opportunity Master Fund, Ltd. and Kramer Levin Naftalis & Frankel LLP. (1)

16.1	Letter dated September 7, 2006 from Dolce Ventures, Inc. to Robison, Hill & Co. (1)

16.2	Letter dated September 12, 2006 from Robison, Hill & Co. to the SEC. (1)

21.1	List of Subsidiaries (1)

23.1	Consent of Guzov Ofsink LLC (included in its legal opinions filed as Exhibits 5.1 and 5.2, respectively, of this prospectus)

23.2	Consent of Samuel H. Wong & Co., LLP

23.3	Consent of Robinson, Hill & Co.

(1) Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 13, 2006.

Item 28. Undertakings

Rule 415 Offering:

The undersigned small business issuer will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i. include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

iii. include any additional or changed material information on the plan of distribution.

(2) For determining a liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining a liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Request for acceleration of the effective date:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned on March 16, 2006.

SINO GAS INTERNATIONAL HOLDINGS, INC.

By:	/s/ Liu Yu Chuan
Liu Yu Chuan
Chairman of the Board, Director, President and Chief Executive Officer

  In accordance with the requirements of the Securities Act of 1933, this registration statement was signed on March 15, 2007 by the following persons in the capacities stated.

Name and Title

/s/ Liu Yu Chuan
Liu Yu Chuan
Chairman of the Board, Director

/s/ John D. Kuhns
John D. Kuhns
Director

/s/ Chen Fang
Chen Fang
Director and Chief Financial Officer

/s/ Chen Guo Wei
Chen Guo Wei
Director

/s/ Sun Quan Dong
Sun Quan Dong
Director